                                                             FILED PURSUANT TO
                                                             RULE 424(b)(3)
                                                             FILE NO: 333-88035


                           Farmers & Merchants Bank
                              9861 Rome Boulevard
                          Summerville, Georgia  30747
                                (706) 857-3431

                       ________________________________

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                          TO BE HELD NOVEMBER 5, 1999


TO THE SHAREHOLDERS OF FARMERS & MERCHANTS

     A Special Meeting of Shareholders (the "Meeting") of Farmers & Merchants Bank, a Georgia chartered commercial bank ("Farmers & Merchants"), will be held at the main office of Farmers & Merchants, located at 9861 Rome Boulevard, Summerville, Georgia, on November 5, 1999, at 10:30 a.m., Eastern Time, for the following purpose:

       1. Merger. To consider and vote upon a proposal to approve the Agreement and Plan of Reorganization, dated April 20, 1999, by and between Farmers & Merchants, Premier Bancshares, Inc., a Georgia corporation ("Premier"), and PMB Acquisition Corp. ("PMB") pursuant to which (i) Farmers & Merchants will merge with PMB, with Farmers & Merchants as the surviving bank and (ii) each share of Farmers & Merchants common stock then outstanding will be converted into the right to receive 4.028 shares of Premier common stock, plus cash in lieu of any fractional share interest. A copy of the merger agreement is attached to the accompanying proxy statement/prospectus as Appendix A.

       2. Other Business. To transact such other business as may properly come before the Meeting, including adjourning the Meeting to permit, if necessary, further solicitation of proxies.

     Only shareholders of record at the close of business on October 1,1999, are entitled to receive notice of and to vote at the Meeting. The merger requires the approval of the holders of at least two-thirds of the outstanding shares of Farmers & Merchants common stock.

     Farmers & Merchants shareholders are entitled to dissent from the merger and obtain payment of the fair value of their shares in cash by complying with the applicable provisions of the Financial Institutions Code of Georgia and
Article 13 of the Georgia Business Corporation Code, a copy of which is attached as Appendix B to the accompanying proxy statement/prospectus.

     The Board of Directors unanimously recommends that holders of Farmers & Merchants common stock vote "FOR" the merger.

     You are cordially invited to attend the Meeting in person. However, whether or not you plan to attend, we urge you to sign, date and return the enclosed proxy sheet as promptly as possible. You may revoke your proxy by delivering to the Secretary of Farmers & Merchants a written revocation or a duly executed proxy sheet bearing a later date or by electing to vote in person at the Meeting.

                           By Order of the Board of Directors

                           /s/ Bill M. Gilbert
                           --------------------------------------------
                           Bill M. Gilbert
                           President and Chief Executive Officer
Summerville, Georgia
October 7, 1999

Proxy Statement of                                   Prospectus of
Farmers & Merchants                             Premier Bancshares, Inc.
For the Special Meeting of                                For
Shareholders                               2,900,160 Shares of Common Stock

                                               Trading Symbol:  NYSE-PMB

                 Merger Proposed - Your Vote Is Very Important

                    ______________________________________

     The Boards of Directors of Farmers &        This proxy statement/prospectus provides you with
Merchants and Premier have agreed on a     detailed information about the proposed merger.  We
merger of Farmers & Merchants and a        encourage you to read this entire document carefully.
subsidiary of Premier.  Farmers &          You can also obtain other information about Premier
Merchants will be the surviving bank in    from documents filed by Premier with the Securities
the merger and will become a               and Exchange Commission.
wholly-owned subsidiary of Premier.
                                                 The merger cannot be completed unless the
     If the merger is completed, you will        shareholders of Farmers & Merchants approve it.
receive 4.028 shares of Premier common     Farmers & Merchants has scheduled a special meeting
stock for each share of Farmers &          of its shareholders to vote on the merger.
Merchants common stock you own.  On
October 6, 1999, the closing price of           The date, time and place of the special meeting
Premier common stock was $16.75, making   of shareholders are as follows:
the value of the shares of Premier
common stock to be received by Farmers &          November 5, 1999, 10:30 a.m.
Merchants shareholders equal to $67.47            Main Office, Farmers & Merchants
for each share of Farmers & Merchants             9861 Rome Boulevard
common stock.                                     Summerville, Georgia  30747

     On July 28, 1999, Premier entered into
an Agreement and Plan of Reorganization
with BB&T Corporation, pursuant to which Premier will be merged with and into BB&T. As a result, each share of Premier common stock, including shares of Premier common stock you will receive as Farmers & Merchants shareholders will be converted into the right to receive
0.5155 shares of BB&T common stock.


See "Risk Factors" beginning on page 7 for a discussion of certain factors that you should consider before approving the merger.

-------------------------------------------------------------------------------
Neither the Securities and Exchange Commission nor any state securities regulators have approved the Premier common stock to be issued in the merger or determined if this proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.
-------------------------------------------------------------------------------

This proxy statement/prospectus is dated October 7, 1999 and was first mailed to shareholders of Farmers & Merchants on October 7, 1999.

                               TABLE OF CONTENTS

SUMMARY                                                                                                   1

RISK FACTORS                                                                                              7

COMPARATIVE MARKET PRICES AND DIVIDENDS                                                                   9
     Premier Market Prices.............................................................................   9
     Farmers & Merchants Market Prices.................................................................   9
     Dividends.........................................................................................  10
     Shareholders of Record............................................................................  10

THE FARMERS & MERCHANTS SHAREHOLDERS' MEETING                                                            11
     General...........................................................................................  11
     Record Date, Voting Rights and Vote Required......................................................  11
     Voting and Revocation of Proxies..................................................................  12
     Solicitation of Proxies...........................................................................  12
     Recommendation of the Farmers & Merchants Board...................................................  13

THE MERGER                                                                                               14
     General...........................................................................................  14
     Background of, and Reasons for, the Merger........................................................  14
     Premier's Reasons for the Merger..................................................................  16
     Opinion of Farmers & Merchants' Financial Advisor.................................................  16
     Exchange Ratio....................................................................................  20
     Exchange of Farmers & Merchants Common Stock Certificates.........................................  20
     Effective Date and Time of the Merger.............................................................  21
     Conditions to the Merger..........................................................................  22
     Conduct of Farmers & Merchants' and Premier's Business Prior to the Effective Time of the Merger..  23
     Waiver, Amendment and Termination of the Merger Agreement.........................................  24
     Directors and Executive Officers Following the Merger.............................................  25
     Interests of Certain Persons in the Merger........................................................  25
     Rights of Dissenting Shareholders.................................................................  26
     Regulatory Approvals..............................................................................  28
     Material Federal Income Tax Consequences of the Merger............................................  29
     Accounting Treatment..............................................................................  30
     Restrictions on Resales by Affiliates.............................................................  31
     Description of Premier Common Stock...............................................................  31
     Certain Differences in Rights of Shareholders.....................................................  32

BUSINESS OF PREMIER                                                                                      36
     General...........................................................................................  36

     Subsidiaries......................................................................................  36
     Acquisitions......................................................................................  37

BUSINESS OF FARMERS & MERCHANTS                                                                          39
     Description of Business...........................................................................  39
     Competition.......................................................................................  39
     Legal Proceedings.................................................................................  39

FARMERS & MERCHANTS MANAGEMENT'S                                                                         40

FARMERS & MERCHANTS SECURITY OWNERSHIP                                                                   48

REGULATORY CONSIDERATIONS                                                                                49
     General...........................................................................................  49
     Payment of Dividends..............................................................................  51
     Capital Adequacy..................................................................................  51
     Support of Subsidiary Institutions................................................................  52
     Prompt Corrective Action..........................................................................  53
     FDIC Insurance Assessments........................................................................  55
     Safety and Soundness Standards....................................................................  56
     Community Reinvestment Act........................................................................  57

EXPERTS                                                                                                  57

OPINIONS                                                                                                 58

WHERE YOU CAN FIND MORE INFORMATION                                                                      58

INDEX TO FARMERS & MERCHANTS FINANCIAL STATEMENTS...................................................... F-1

APPENDIX A: AGREEMENT AND PLAN OF REORGANIZATION BY
AND BETWEEN PREMIER BANCSHARES, INC., PMB ACQUISITION
CORP. AND FARMERS & MERCHANTS.......................................................................... A-1

APPENDIX B: DISSENTERS' RIGHTS PROVISIONS OF THE FINANCIAL INSTITUTIONS
CODE OF GEORGIA AND THE GEORGIA BUSINESS CORPORATIONS CODE............................................. B-1

APPENDIX C: OPINION OF STEVENS & COMPANY............................................................... C-1

                                    SUMMARY

This summary highlights selected information from this proxy statement/prospectus and may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should read carefully this entire document and the documents to which we refer you. See "Where You Can Find More Information."

The Parties (Pages 36 and 39)

Premier Bancshares, Inc.
2180 Atlanta Plaza
950 East Paces Ferry Road
Atlanta, Georgia  30326
(404) 814-3090

     Premier is incorporated in Georgia and is a Georgia-based bank holding company. Premier provides banking-related services through its subsidiaries, primarily in the metropolitan Atlanta area. However, Premier has significant operations in other areas of Georgia and has a presence in other states in the Southeast. As of June 30, 1999, Premier's total assets were approximately $1.5 billion, deposits were approximately $1.2 billion, and shareholders' equity was approximately $137.8 million.

     The section of this proxy statement/prospectus under the caption "Where You Can Find More Information" refers you to places where you can find more information about Premier.

Farmers & Merchants
9861 Rome Boulevard
Summerville, Georgia 30747
(706) 857-3431

     Farmers & Merchants is a Georgia commercial bank headquartered in Summerville, Chattooga County, Georgia. Farmers & Merchants also operates banking offices in the cities of Lyerly, Menlo and Trion, Georgia. As of June 30, 1999, Farmers & Merchants' total assets were approximately $177 million, deposits were approximately $153 million, and shareholders' equity was approximately $21.5 million.

The Merger (Page 14)

     Farmers & Merchants will merge with a subsidiary of Premier. Farmers & Merchants will be the surviving bank in the merger. Farmers & Merchants will become a wholly owned subsidiary of Premier as a result of the merger. The merger requires the approval of the holders of at least two-thirds of the outstanding Farmers & Merchants common stock. If Farmers & Merchants obtains this approval, Premier currently expects to complete the merger in November, 1999.

     The merger agreement is attached as Appendix A to this proxy statement/ prospectus. Please read the merger agreement in its entirety, because it is the legal document that governs the merger.

Exchange Ratio (Page 20)

     If the merger is completed, you will receive 4.028 shares of Premier common stock for each share of Farmers & Merchants common stock you own, plus cash instead of any fractional share. On October 6, 1999, the closing price of Premier common stock was $16.75, making the value of shares of Premier common stock received by Farmers & Merchants shareholders in the merger equal to $67.47 per share of Farmers & Merchants common stock. Because the market price of Premier common stock fluctuates, you will not know when you vote what the shares will be worth when issued in the merger.

Exchange Ratio Fair to Farmers & Merchants Shareholders According to Financial Advisor (Page 16)

     Stevens & Company has given an opinion to the Farmers & Merchants Board of Directors that, as of the date of this proxy statement/prospectus, the exchange ratio in the merger is fair from a financial point of view to Farmers & Merchants shareholders. The full text of this opinion is attached as Appendix C to this proxy statement/prospectus. We encourage you to read this opinion carefully. If the merger is completed, Stevens & Company will be paid approximately $17,500 in exchange for its advice and for providing its fairness opinion.

No Federal Income Tax on Shares Received in the Merger (Page 39)

     Farmers & Merchants shareholders generally will not recognize gain or loss for federal income tax purposes for the shares of Premier common stock they receive in the merger. Premier's attorneys have issued a legal opinion to this effect, which is included as an exhibit to the Registration Statement filed with the Securities and Exchange Commission for the shares to be issued in the merger. Farmers & Merchants shareholders will be taxed on cash received instead of any fractional share. Tax matters are complicated, and tax results may vary among shareholders. Premier and Farmers & Merchants urge you to contact your own tax advisor to understand fully how the merger will affect you.

Two-Thirds Shareholder Vote Required (Page 11)

     Approval of the merger agreement requires the affirmative vote of the holders of two-thirds of the outstanding shares of Farmers & Merchants common stock. Your failure to vote will have the effect of a vote against approval of the merger agreement. The directors and executive officers of Farmers & Merchants and their affiliates together own approximately 78.77% of the shares entitled to be cast at the meeting, and Farmers & Merchants expects them to vote their shares in favor of the merger.

     The merger does not require the approval of Premier's shareholders.

Meeting to be held November 5, 1999 (Page 11)

     Farmers & Merchants will hold a special shareholders' meeting at 10:30 a.m. on Friday, November 5, 1999, at the main office of Farmers & Merchants, 9861 Rome Boulevard, Summerville, Georgia. At the meeting, you will be able to vote on the merger agreement and conduct any other business that properly arises.

Record Date and Voting (Page 11)

     If you owned shares of Farmers & Merchants common stock at the close of business on October 1, 1999, the record date, you are entitled to vote on the merger agreement and any other matters considered at the meeting.

     On the record date, there were 720,000 shares of Farmers & Merchants common stock outstanding. You will have one vote at the meeting for each share of Farmers & Merchants common stock you owned on the record date.

Farmers & Merchants Board Recommends Shareholder Approval (Page 13)

     The Farmers & Merchants Board of Directors believes that the merger is in the best interests of Farmers & Merchants and its shareholders and unanimously recommends that the shareholders vote "FOR" approval of the merger agreement.

Interests of the Robinson Family and the President of Farmers & Merchants in the Merger (page 25)

     Robin Robinson Howell, the Chairman of the Board of Farmers & Merchants, is also a director of Premier. Mrs. Howell's family, including her father and mother, J. Mack Robinson and Harriet J. Robinson, trusts for the benefit of Robin Howell and her sister and companies controlled by the Robinson family, collectively control 564,295 shares, or 78.35%, of Farmers & Merchants common stock. That same family group also controls approximately 1.8% of Premier's outstanding common stock.

     In addition, Bill Gilbert, President of Farmers & Merchants, has entered into an agreement with Farmers & Merchants which provides that he will receive two (2) times his most recent annual compensation, including bonuses, in the event he is terminated by Premier following its acquisition of Farmers & Merchants.

Regulatory Approvals Required (Page 28)

     Premier and Farmers & Merchants cannot complete the merger unless they obtain the approval of the Board of Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation and the Georgia Department of Banking and Finance. Premier and Farmers & Merchants have filed all of the required applications or notices with these regulatory authorities. Although Premier and Farmers & Merchants believe the regulatory approvals will be received in a timely manner, they cannot be certain when or if they will obtain them.

Premier to Use Purchase Accounting Treatment (Page 30)

     Premier expects to account for the merger utilizing purchase accounting treatment. This means that the assets and liabilities of Farmers & Merchants will be recorded at their estimated fair values as of the date the merger is completed and added to those of Premier.

Dissenters' Appraisal Rights (Page 26)

     Georgia law permits you to dissent from the merger and to have the fair value of your Farmers & Merchants stock appraised by a court and paid to you in cash. To do this, you must follow certain procedures, including filing certain notices and refraining from voting your shares in favor of the merger.

     If you dissent from the merger, your shares of Farmers & Merchants common stock will not be exchanged for shares of Premier common stock in the merger, and your only right will be to receive the appraised value of your shares in cash. We have attached a copy of the provisions of Georgia law which govern the exercise of dissenters' rights as Appendix B to this proxy statement/prospectus.

Reasons for the Merger (Page 14)

     Before deciding to approve and recommend the merger, Farmers & Merchants' Board of Directors considered the financial condition and prospects of Farmers & Merchants, information about Premier, the financial terms of the merger, the likelihood of receiving regulatory approval of the merger, the federal income tax consequences of the merger, the advice of Farmers & Merchants' Board of Directors' legal and financial advisers and other factors. Farmers & Merchants' Board of Directors has decided that the merger is advisable and is in Farmers & Merchants' and its shareholders' best interests.

Comparative Per Share Market Price Information (Page 9)


     Shares of Premier common stock are quoted on the New York Stock Exchange. Shares of Farmers & Merchants are not quoted on any established market.


           Premier                  Farmers & Merchants
         Common Stock                    Common Stock
  -------------------------     ---------------------------

$19.25 at April 20, 1999      $30.00 at January 28, 1999
(prior to announcement).      (prior to announcement).
$16.75 at October 6, 1999     $30.00 at January 28, 1999
(prior to mailing of this     (prior to mailing of this
proxy statement/prospectus).  proxy statement/prospectus).


Merger of Premier with BB&T Corporation (Page 36)

     On July 28, 1999, Premier entered into an Agreement and Plan of Reorganization with BB&T Corporation, pursuant to which Premier will merge with and into BB&T. If the merger is completed, each share of Premier common stock you will receive as Farmers & Merchants shareholders will be converted into the right to receive 0.5155 shares of BB&T common stock. Please see "Where You Can Find More Information" for a discussion of where you can find more information regarding BBT Corporation.

Comparative Historical and Pro Forma Financial Share Data

     Summarized below is per share information for Premier and Farmers & Merchants on an historical, pro forma combined and equivalent basis. You should read this information in conjunction with Premier and Farmers & Merchants historical financial statements and the related notes. See "Where You Can Find More Information."

     In presenting the comparative pro forma information, we have assumed that Premier will record Farmers & Merchants' assets and liabilities at their estimated fair values and add them to the assets and liabilities of Premier for accounting and financial reporting purposes (a method which is referred to as the "purchase" method of accounting). We have also assumed that Premier will issue 4.028 shares of Premier common stock for each outstanding share of Farmers & Merchants common stock. Farmers & Merchants pro forma equivalent share amounts are calculated by multiplying the pro forma combined basic and diluted net income per share, pro forma combined cash dividends per common share and pro forma combined shareholders' book value per common share by the exchange ratio of 4.028 shares of Premier common stock, so that the per share amounts equate to the respective values for one share of Farmers & Merchants common stock. You should not rely on the pro forma information as being indicative of the historical results that would have resulted if Premier and Farmers & Merchants had been combined or the future results Premier will experience after the merger, nor should you rely on the six-month information as being indicative of results Premier or Farmers & Merchants expect for the entire year.

                                                  At and For the
                                                    Six Months       At and For the
                                                       Ended           Year Ended
                                                     June 30,          December 31,
                                                -------------------  ---------------
                                                       1999                1998
                                                -------------------  ---------------
Income per common share
     Basic
       Premier historical.....................         $ 0.37             $ 0.80
       Farmers & Merchants historical.........           1.84               3.61
       Pro forma combined.....................           0.35               0.76
       Farmers & Merchants pro forma
         Equivalent...........................           1.41               3.06
     Diluted
       Premier historical.....................         $ 0.36             $ 0.78
       Farmers & Merchants historical.........           1.84               3.61
       Pro forma combined.....................           0.35               0.75
       Farmers & Merchants pro forma
         Equivalent...........................           1.41               3.02
Cash dividends declared per common share
       Premier historical.....................         $ 0.18             $ 0.31
       Farmers & Merchants historical.........           0.39               1.56
       Pro forma combined.....................           0.19               0.32
       Farmers & Merchants pro forma
         Equivalent...........................           0.77               1.30
Book value per common share
       Premier historical.....................         $ 5.27             $ 5.23
       Farmers & Merchants historical.........          29.87              30.47
       Pro forma combined.....................           5.48               5.47
       Farmers & Merchants pro forma
         Equivalent...........................          22.07              22.03

         Selected Consolidated Historical and Pro Forma Financial Data

     Premier and Farmers & Merchants are providing the following information to help you analyze the financial aspects of the merger. Premier and Farmers & Merchants derived this information from audited historical financial statements for 1994 through 1998 and unaudited historical financial statements for the six months ended June 30, 1998 and 1999. The pro forma financial information assumes purchase accounting treatment, estimated goodwill of $22 million which is amortized over a 15 year period, and is presented as if the merger had been completed as of the beginning of the earliest period presented. This information is only a summary, and you should read it in conjunction with both of our historical financial statements and related notes. See "Where You Can Find More Information" and "Index to Farmers & Merchants Financial Statements." You should not rely on the six-month information as being indicative of results expected for the entire year.

                  Premier - Historical Financial Information
             (Dollars in thousands, except for per share amounts)


                           At and For the Six Months
                                Ended June 30,               At and For the Years Ended December 31,
                           -------------------------  ------------------------------------------------------
                               1999         1998         1998        1997        1996       1995      1994
                           ------------  -----------  ----------  ----------  ----------  --------  --------
Net interest income......  $     31,358  $    29,331  $   60,151  $   55,039  $   45,396  $ 39,389  $ 32,018
Net income...............         9,667       12,131      20,914      18,737      13,657    11,348     6,694
Diluted earnings per
share...................           0.36         0.47        0.78        0.71        0.52      0.44      0.28
Cash dividends paid per
share...................           0.18         0.18        0.31        0.15        0.17      0.06      0.03
Book value per share.....          5.27                     5.23        4.72        5.19      3.73      3.18
Total assets.............     1,493,164    1,371,968   1,520,618   1,280,499   1,115,290   937,078   763,524


            Farmers & Merchants - Historical Financial Information
             (Dollars in thousands, except for per share amounts)


                           At and For the Six Months
                                Ended June 30,            At and For the Years Ended December 31,
                           -------------------------  ------------------------------------------------
                               1999         1998        1998      1997      1996      1995      1994
                           ------------  -----------  --------  --------  --------  --------  --------
Net interest income......  $      3,397  $     3,187  $  6,430  $  6,366  $  5,796  $  5,637  $  5,937
Net income...............         1,323        1,243     2,600     2,501     2,338     2,226     2,323
Diluted earnings per
share...................           1.84         1.73      3.61      3.47      4.87      4.64      4.84
Cash dividends paid per
share...................           0.39         0.39      1.56      1.48      2.12      2.12      2.12
Book value per share.....         29.87        28.04     30.47     28.13     38.60     36.47     32.12
Total assets.............       177,377      167,561   165,981   159,461   153,097   145,398   140,055

                                      Premier - Pro Forma Financial Information
                                (Dollars in thousands, except for per share amounts)

                                At and For the Six Months        At and For the Years
                                   Ended June 30, 1999          Ended December 31, 1998
                                -------------------------       -----------------------
Net interest income......              $   34,755                     $  66,581
Net income...............                  10,271                        22,076
Diluted earnings per
share...................                     0.35                          0.75
Cash dividends paid per
share...................                     0.19                          0.32
Book value per share.....                    5.48                          5.47
Total assets.............               1,670,000                     1,686,599

                                 RISK FACTORS

     In addition to the other information contained or incorporated by reference in this proxy statement/prospectus, we urge you to consider the following factors before deciding how to vote at the Farmers & Merchants shareholders' meeting.

Changes in interest rates could have an adverse effect on Premier's income.

     Premier's profitability depends to a large extent upon its net interest income. Net interest income is the difference between interest income on interest-earning assets, such as loans and investments, and interest expense on interest-bearing liabilities, such as deposits and borrowings. Premier's net interest income will be adversely affected if market interest rates change such that the interest Premier pays on deposits and borrowings increases faster than the interest Premier earns on loans and investments.

Premier's profitability will depend on its ability to originate residential mortgage loans.

     The market for residential mortgages is highly volatile and an increase in interest rates could materially and adversely affect interest income, non-interest income and the growth of Premier's residential mortgage operations. In addition, Premier has derived a substantial portion of its other income from gains on the sale of mortgage loans and mortgage production fees consisting of proceeds from the sale of servicing rights, loan origination fees and discount points. Due to the cyclical nature of residential mortgage originations, Premier may not be able to sustain recent levels of gains on the sale of mortgage loans and mortgage production fees.

Premier could experience significant difficulties and complications in connection with its rapid growth.

     Premier has grown significantly over the last two years and may seek to continue to grow by acquiring other financial institutions and branches. However, the market for acquisitions is highly competitive. Premier may not be as successful in the future as it has been in the past in identifying acquisition candidates, integrating acquired institutions or preventing deposit erosion at acquired institutions or branches.

     Premier may encounter unforeseen expenses, as well as difficulties and complications in integrating expanded operations and new employees without disruption to overall operations. In addition, such rapid growth may adversely affect Premier's operating results because of many factors, including start-up costs, diversion of management time and resources, asset quality and required operating adjustments. Premier may not successfully integrate or achieve the anticipated benefits of its growth or expanded operations.

Losing key personnel will negatively affect Premier.

     Competition for personnel is stronger in the banking industry than other industries, and Premier may not be able to attract or retain the personnel it requires to compete successfully. Premier currently depends heavily on the services of its Chairman and Chief Executive Officer, Darrell D. Pittard, and a number of other members of its senior management team. Losing Mr. Pittard's services or those of other members of senior management could affect Premier in a material and adverse way. Premier's success will also depend on attracting and retaining additional qualified management personnel.

Banking legislation that limits our growth and activities will decrease the return to our investors.

     Current and future legislation and the policies federal and state regulatory authorities establish will affect Premier's future operations. Banking legislation and regulations may limit Premier's growth and the return to investors by restricting certain of Premier's activities.

     In addition, legislation may change present capital requirements, which could restrict Premier's activities and require Premier to maintain additional capital. Premier cannot predict what changes, if any, federal and state agencies will make to existing federal and state legislation and regulations or the effect that such changes may have on Premier's business. See "Regulatory Considerations."

Premier's results of operations could be adversely affected due to significant competition.

     Premier may not be able to compete effectively in its markets, which could adversely affect Premier's results of operations. The banking and financial services industry in the Atlanta metropolitan area generally, and in Premier's market areas specifically, is highly competitive. Premier competes for loans, deposits and customers with various bank and non-bank financial service providers, many of which are larger in terms of total assets and capitalization, have greater access to capital markets and offer a broader array of financial services than Premier. Competition with such institutions may cause us to increase the interest rates we pay on deposits or decrease our interest rate spread on loans we originate.

Year 2000 data processing problems could interrupt and hurt our operations.

     Premier's operations depend on computers and computer systems, whether maintained internally or by a third party. Systems not properly recognizing the Year 2000 could produce faulty data or cause a system to fail. Such failures may include, among other things, the inability to process and underwrite loan applications, to credit deposits and debit withdrawals from customer accounts, to credit loan payments or track delinquencies, to reconcile and record daily activity properly or to engage in similar normal banking activities. Additionally, if our commercial customers are not Year 2000 compliant and suffer adverse effects on their operations as a result, their ability to meet their obligations to Premier may be adversely affected. Premier, its third party providers or its customers may not be successful in making all necessary changes to avoid computer system failures related to the Year 2000.

The Merger of Premier With And Into BB&T May Not Be Consummated.

     Premier's failure to merge with BB&T as expected could materially and adversely affect the price of Premier common stock. Both Premier's shareholders and banking regulators must approve the merger before the merger may be consummated. If either fails to approve the merger, or if the merger is not consummated for any other reason, shares of Premier common stock will not be converted into shares of BB&T common stock.

COMPARATIVE MARKET PRICES AND DIVIDENDS

Premier Market Prices

     Premier common stock has been listed on the New York Stock Exchange under the symbol "PMB" since June 1, 1999, and was listed on the American Stock Exchange under the symbol "PMB" from January, 1997 to May 31, 1999. From January, 1995 to January, 1997, the Premier common stock was listed on the NASDAQ Small Cap Market under the symbol "FABC." The following table sets forth, for the indicated periods, the high and low sales prices for Premier common stock as reported by the New York Stock Exchange, American Stock Exchange and NASDAQ Small Cap Market for 1997 and 1998 and for each of the quarters in 1999.

Calendar Period
---------------
                                                                              Sales Price
                                                                      ----------------------------
                                                                          High            Low
                                                                      -------------  -------------
1997
First Quarter....................................................        $ 9.47          $ 7.84
Second Quarter...................................................         11.67            9.25
Third Quarter....................................................         14.00           10.08
Fourth Quarter...................................................         17.92           13.08
1998
First Quarter....................................................        $29.38          $17.08
Second Quarter...................................................         29.50           22.62
Third Quarter....................................................         28.75           20.00
Fourth Quarter...................................................         27.69           16.38
1999
First Quarter....................................................        $25.31          $19.00
Second Quarter...................................................         21.50           15.81
Third Quarter....................................................         19.94           14.81
Fourth Quarter (through October 6, 1999).........................         17.31           15.88

     On October 6, 1999, the last day on which Premier common stock was traded prior to the mailing of this proxy statement/prospectus, the last reported sales price of Premier common stock as reported on the New York Stock Exchange was $16.75 per share. At the close of trading on April 20, 1999, the date of the last sale reported by the American Stock Exchange prior to the public announcement of the merger, the last reported sales price of Premier common stock was $19.25 per share.

Farmers & Merchants Market Prices

     Farmers & Merchants common stock is not listed for quotation on the New York Stock Exchange or on any other stock exchange. The price of Farmers & Merchants common stock in the last known transaction, which occurred on January 28, 1999, was $30.00 per share. Based on transactions of which Farmers & Merchants' management is aware, all sales of Farmers & Merchants common stock during 1997, 1998 and 1999 were for $30 per share. We can give you no assurances that these price ranges represent the actual market value of Farmers & Merchants common stock.

Dividends

     The holders of Premier common stock are entitled to receive cash dividends when and if Premier's Board of Directors declares them. Premier paid the following dividends to its shareholders in each of the last two years and in the first and second quarters of 1999:

                                        1999          1998          1997
                                        ----          ----          ----
     First Quarter...........           $0.09        $0.13         $0.05

     Second Quarter..........            0.09         0.05          0.04

     Third Quarter...........             N/A         0.05          0.04

     Fourth Quarter..........             N/A         0.08          0.02


     The future declaration and payment of dividends will depend upon the earnings of Premier's subsidiaries, business conditions, operating results, capital and reserve requirements and the Board of Directors' consideration of other relevant factors.

     Premier is a legal entity separate and distinct from its subsidiaries, and its revenues depend in significant part on dividends its subsidiaries pay to it, which subsidiaries are subject to legal restrictions on the amount of dividends. See "Regulatory Considerations--Payment of Dividends."

     Farmers & Merchants paid the following dividends to its shareholders in each of the last two years and in the first and second quarters of 1999:

                                        1999          1998          1997
                                        ----          ----          ----
     First Quarter...........          $0.39         $0.39         $0.37

     Second Quarter..........           0.39          0.39          0.37

     Third Quarter...........           0.39          0.39          0.37

     Fourth Quarter..........           N/A           0.39          0.37

     It is anticipated that Farmers & Merchants will declare a fourth quarter dividend in the amount of $0.39 per share prior to the effective time of the merger.


Shareholders of Record

     As of the record date for Farmers & Merchants' special shareholders' meeting, there were 164 holders of record of Farmers & Merchants common stock.

                  FARMERS & MERCHANTS SHAREHOLDERS' MEETING

  General

     Farmers & Merchants is providing this proxy statement/prospectus to its shareholders as of the record date of October 1, 1999, along with a proxy sheet. The board of directors of Farmers & Merchants is soliciting proxies for use at a special meeting of shareholders of Farmers & Merchants to be held on Friday, November 5, 1999 at 10:30 a.m., Eastern Time, at the main office of Farmers & Merchants, located at 9861 Rome Boulevard, Summerville, Georgia. At the meeting, Farmers & Merchants shareholders will vote upon a proposal to approve the merger agreement, which is dated as of April 20, 1999, and under which Farmers & Merchants would merge with a subsidiary of Premier. Proxies may be voted on other matters as may properly come before the meeting at the discretion of the proxy holders. Farmers & Merchants' board of directors knows of no other matters except those incidental to the conduct of the meeting. The merger agreement is attached as Appendix A to this proxy statement/prospectus.

     Farmers & Merchants requests that holders of Farmers & Merchants common stock complete, date and sign the accompanying proxy sheet and return it promptly to Farmers & Merchants in the enclosed postage prepaid envelope.

Record Date, Voting Rights and Vote Required

     Only Farmers & Merchants shareholders on the record date are entitled to receive notice of and to vote at the meeting. On the record date, there were 720,000 shares of Farmers & Merchants common stock outstanding, held by 164 holders of record. Each share of Farmers & Merchants common stock is entitled to one vote on each matter submitted at the meeting.

     Approval of the merger agreement requires the affirmative vote of the holders of two-thirds of the outstanding shares of Farmers & Merchants common stock. Failure of Farmers & Merchants shareholders to vote their shares will have the same effect as a vote "AGAINST" the merger agreement.

     Approval of any other matters that shareholders consider at the meeting requires the presence of a quorum and that the votes in favor of the matter constitute a majority of the shares represented at the meeting and entitled to vote. Presence in person or by proxy of a majority of the outstanding shares of Farmers & Merchants common stock entitled to vote at the meeting will constitute a quorum.

     As of the record date, the directors and executive officers of Farmers & Merchants and their affiliates beneficially owned a total of 566,917 shares, or 78.77%, of the issued and outstanding shares of Farmers & Merchants common stock. As of the record date, the directors and executive officers of Premier and their affiliates and Premier and its subsidiaries beneficially owned a total of 8.38% of the outstanding shares of Farmers & Merchants common stock.

     Robin Robinson Howell, the Chairman of the Board of Farmers & Merchants, is a director of Premier. Mrs. Howell's family, including her father and mother,
J. Mack Robinson and Harriet J. Robinson, trusts for the benefit of Robin Howell and her sister and companies controlled by the Robinson family, collectively control 564,295 shares, or 78.35%, of Farmers &

Merchants common stock. That same family group also controls approximately 1.8% of Premier common stock.

Voting and Revocation of Proxies

     The shares of Farmers & Merchants common stock represented by properly completed proxies received at or before the time for the meeting will be voted as directed by the shareholders unless revoked as described below. If no instructions are given, executed proxies will be voted "FOR" approval of the merger agreement. Executed proxies marked "FOR" approval of the merger agreement and executed but unmarked proxies will be voted in the discretion of the persons named in the proxy sheet as to any proposed adjournment of the meeting. Proxies which are voted "AGAINST" approval of the merger agreement will not be voted in favor of any motion to adjourn the meeting to solicit more votes in favor of the merger.

     Shares held in street name that have been designated by brokers on proxy sheets as not voted with respect to a proposal will not be counted as votes cast on the proposal. Shares with respect to which proxies have been marked as abstentions also will not be counted as votes cast on the proposal. Shares with respect to which proxies have been marked as not voted and abstentions, however, will be treated as shares present for purposes of determining whether a quorum is present.

     The proposal to adopt the merger agreement is a "non-discretionary" item, meaning that brokerage firms may not vote shares in their discretion on behalf of a client if the client has not furnished voting instructions. Because the holders of two-thirds of the outstanding shares of Farmers & Merchants common stock must approve the proposal adopting the merger agreement, abstentions and broker shares for which no instructions have been received will have the same effect as a vote against the merger at the meeting.

     If any other matters are properly presented at the meeting and voted upon, the proxies solicited by this proxy statement/prospectus will be voted on such matters at the discretion of the proxy holders. Farmers & Merchants' board of directors is not aware of any other business to be presented at the meeting other than matters incidental to the conduct of the meeting.

     A shareholder's attendance at the meeting will not automatically revoke his or her proxy. A shareholder may, however, revoke a proxy at any time before its exercise by filing a written notice of revocation with, or by delivering a duly executed proxy bearing a later date to, the Secretary of Farmers & Merchants at Farmers & Merchants' principal executive offices before the meeting, or by attending the meeting and voting in person. A shareholder's proxy will not be revoked by his or her death or incapacity unless, before the shares are voted, the Secretary of Farmers & Merchants, or other person authorized to tabulate the votes, receives notice of the death or incapacity.

     Because holders of two-thirds of the outstanding shares of Farmers & Merchants common stock must approve the merger agreement, abstentions and broker shares which are not voted will have the same effect as negative votes. Accordingly, Farmers & Merchants' board of directors urges Farmers & Merchants' shareholders to complete, date and sign the accompanying proxy sheet and return it promptly in the enclosed postage prepaid envelope.

Solicitation of Proxies

     Directors, officers and employees of Farmers & Merchants may solicit proxies personally or by telephone or facsimile. None of these people will receive any special compensation for solicitation activities. Farmers & Merchants will arrange with brokerage firms and other custodians, nominees and fiduciaries to forward proxy solicitation materials to the beneficial owners of stock such persons hold, and Farmers & Merchants will reimburse these record holders for their reasonable out-of-pocket expenses.

Recommendation of the Farmers & Merchants Board of Directors

     The Farmers & Merchants board of directors has unanimously adopted the merger agreement and believes that the proposed transaction is fair to and in the best interests of Farmers & Merchants and its shareholders. The Farmers & Merchants Board of Directors unanimously recommends that Farmers & Merchants' shareholders vote "FOR" approval of the merger agreement. See "The Merger-Background of, and Reasons for, the Merger."

     Shareholders should not send in stock certificates with their proxy sheets. See "The Merger-Exchange of Farmers & Merchants Common Stock Certificates."

                                   THE MERGER

     The following information describes the material aspects of the merger. This description does not purport to be complete and is qualified in its entirety by reference to the appendices attached to this proxy statement/prospectus, including the merger agreement, which is Appendix A, the terms of which are incorporated by reference. All shareholders are urged to read the appendices in their entirety.

General

     In the merger, Farmers & Merchants will be merged with and into PMB Acquisition Corp., a subsidiary of Premier, and Farmers & Merchants will be the surviving bank of the merger. Shareholders of Farmers & Merchants will receive shares of the common stock of Premier in exchange for their shares of Farmers & Merchants common stock. Upon completion of the merger, Farmers & Merchants will become a wholly owned subsidiary of Premier.

Background of, and Reasons for, the Merger

     Darrell D. Pittard, the Chairman and Chief Executive Officer of Premier, contacted J. Mack Robinson, the principal shareholder of Farmers & Merchants, on April 5, 1999, to explore the possibility of combining Farmers & Merchants and Premier.

     At a Board of Directors meeting held on April 19, 1999, the Board of Directors of Farmers & Merchants met to consider a number of factors in evaluating the merger and voted to approve the merger. J. Mack Robinson, the controlling shareholder of Farmers & Merchants, presented the proposal to the Board of Directors. Mr. Robinson's daughter, Robin Robinson Howell, Chairman of the Board of Farmers & Merchants, who is also a director and significant shareholder of Premier, abstained from voting.

     Without assigning any relative or specific weights to the factors, in approving the merger on April 19, the Board of Directors of Farmers & Merchants considered the following material factors:

          . The alternatives to the merger, including remaining an independent institution in light of the current economic condition of the market and the competitive disadvantages as compared to the larger financial institutions operating in the market;

          . The value of the consideration to be received by Farmers & Merchants shareholders relative to the book value and earnings per share of Farmers & Merchants' common stock;

          . Certain information concerning the financial condition, results of operations and business prospects of Premier;

          . The financial terms of recent business combinations in the financial services industry and a comparison of the multiples of selected combinations with the terms of the proposed transaction with Premier;

          . The marketability of Farmers & Merchants' common stock and the greater liquidity of Premier common stock, which is listed on a national stock exchange;

          . The competitive and regulatory environment for financial institutions generally;

          . The fact that the merger would enable Farmers & Merchants shareholders to exchange their shares of Farmers & Merchants' common stock in a tax-free transaction for shares of common stock of a regional bank holding company;

          . Premier's ability to provide comprehensive financial services through Farmers & Merchants to the Chattooga County market;

          . The local autonomy that Premier provides its subsidiary banking operations;

          . The likelihood of the merger being approved by applicable regulatory authorities without undue conditions or delay; and

          . The potential effect that the future elimination of the pooling of interests method of accounting might have upon the market price of Farmers & Merchants' common stock.

     The Board of Directors of Farmers & Merchants believes the merger is in the best interest of its shareholders because the merger will permit them to exchange their ownership interest in Farmers & Merchants for an equity interest in Premier, which has greater financial resources than Farmers & Merchants. The Board of Directors of Farmers & Merchants also believes that the terms of the merger, including the basis of exchange, 4.028 shares of Premier common stock for each share of Farmers & Merchants' common stock, which was determined through arms-length negotiations between Premier and the Board of Directors of Farmers & Merchants, are fair and equitable and take into account the relative earning power of Premier and Farmers & Merchants, historic and anticipated operations, the economies of scale to be achieved through the merger, the trading prices of the stocks of the respective companies and other pertinent factors.

     On April 20, 1999, the Agreement and Plan of Reorganization was executed by both parties, and a joint press release describing the transaction was issued.

     On August 30, 1999, management of Premier concluded that the proposed acquisition of Farmers & Merchants would not qualify for "pooling of interests" accounting treatment. As a result, Premier would be required to either account for the transaction utilizing the "purchase" method of accounting, or terminate the transaction pursuant to a failure of a condition contained in the merger agreement related to "pooling of interests" accounting treatment. On September 29, 1999, the Chairman and Chief Executive Officer of Premier sent a letter to the President of Farmers & Merchants that Premier was willing to consummate the transaction utilizing purchase accounting, and therefore waived the condition in the merger agreement relating to "pooling of interests". On October 5, 1999, the Board of Directors of Farmers & Merchants also waived the pooling condition.

     The Farmers & Merchants board of directors recommends that Farmers & Merchants shareholders vote FOR approval of the merger agreement.

Premier's Reasons for the Merger

     At a Board of Directors meeting held on May 20, 1999, the Board of Directors of Premier considered the business and operations and asset quality of Farmers & Merchants as well as the attractiveness of the Farmers & Merchants franchise and its management team and the compatibility of that franchise with the operations of Premier. Robin Robinson Howell, a director and significant shareholder of Premier, who is also the Chairman of the Board of Farmers & Merchants, abstained from the voting.

     In approving the merger on May 20, 1999, the Board of Directors of Premier determined that one of Premier's prime objectives is to build a statewide franchise in Georgia with an emphasis on customer service, value and personal attention. Premier management believes that Farmers & Merchants is a well-run organization that stresses customer service and loyalty, and that by acquiring it, Premier will have a substantial presence in Chattooga County, another step toward achieving Premier's goal.

Opinion of Farmers & Merchants' Financial Advisor

     Farmers & Merchants has retained Stevens & Company to act as financial advisor in connection with the merger. As part of this engagement, Stevens agreed to render to Farmers & Merchants' Board of Directors an opinion with respect to the fairness to the shareholders of the consideration to be received in the merger from a financial point of view. On May 27, 1999, Stevens delivered to Farmers & Merchants a letter confirming the consideration to be received as fair from a financial point of view. On September 28, 1999, Stevens delivered a fairness opinion to Farmers & Merchants. The full text of this opinion appears as Appendix C to the proxy statement/prospectus and should be read carefully and in its entirety. Stevens' opinion does not constitute a recommendation to any shareholder as to how such shareholder should vote on the proposed transaction. The fairness opinion was based upon information available to Stevens as of the date the opinion was rendered.

     In rendering its opinion, Stevens has, among other things:

     . reviewed certain publicly available financial and other data with respect to Premier, including financial statements for the past five years, Farmers & Merchants' audited financial statements for the past five years, and certain other relevant financial and operating records of Farmers & Merchants and Premier;

     .    reviewed the merger agreement;

     . reviewed certain historical market prices and trading volumes of Premier common stock as reported by NASDAQ, The American Stock Exchange, and the New York Stock Exchange and historical and current market prices for Farmers & Merchants common stock;

     . considered the financial terms, to the extent publicly available, of selected recent acquisitions of financial institutions which Stevens deemed to be comparable, in whole or in part, to the merger;

     . analyzed the business prospects of Farmers & Merchants and Premier, and the economies of their respective markets;

     . reviewed with management of Farmers & Merchants alternative merger prospects;

     . inquired about and discussed the agreement and other matters related thereto with Farmers & Merchants' counsel; and

     . performed such other analyses and examinations as Stevens deemed appropriate.

     In connection with this review, Stevens assumed and relied on the accuracy and completeness of the financial and other information provided to it by Farmers & Merchants and Premier.

     Stevens is a financial consulting and investment banking firm that specializes in community bank transactions. Farmers & Merchants' Board of Directors selected Stevens to act as its financial advisor in connection with the specific purpose of completing a fairness opinion on the basis of the firm's expertise in mergers and acquisitions of community banks, prior experience with Premier, and knowledge of the history of Farmers & Merchants.

     This summary reflects the material analysis performed by Stevens but does not purport to be a complete description of the analysis performed by Stevens. The evaluation of the fairness, from a financial point of view, of the consideration to be received in the merger is to some extent a subjective one based on the experience and judgment of Stevens and not merely the result of mathematical analysis of financial data. The preparation of a fairness opinion involves determination as to the most appropriate factors to be considered as well as relevant methods of financial analysis and the application of those factors and methods to the particular circumstances, and, therefore, such an opinion is not readily susceptible to summary description. Stevens believes that its analysis must be considered as a whole and that selecting only portions of the analysis and factors considered by Stevens could create an incomplete view of the process underlying Stevens' opinion. In addition, Stevens may have given various factors more or less weight than others and may have deemed various assumptions more or less probable than other assumptions. In its analysis, Stevens incorporated numerous assumptions with respect to business, market, monetary and economic conditions, industry performance and other matters, many of which are beyond Farmers & Merchants and Premier's control.
Any estimates
contained in Stevens' analysis are not necessarily indicative of future results or values, which may be significantly more or less favorable than such estimates. Such estimates were prepared solely as part of Stevens' analysis of the fairness to Farmers & Merchants' shareholders of the consideration to be paid in the merger.

     The following is a brief summary of analysis performed by Stevens in connection with its opinion.

     Summary of Proposal. Stevens reviewed the terms of the proposed transaction as reflected in the merger agreement, including the terms of the exchange ratio. Based on the 50-day average trading price of Premier at $17.05, the exchange ratio of 4,028 shares of Premier common stock would result in a price per share of Farmers & Merchants common stock of $68.66. Since the announcement of this transaction, an agreement has been announced that Premier will be acquired by BB&T Corporation. The value to be received by Premier shareholders will be .5155 shares of BB&T for each common share of Premier. Based on the most recent 50 day average trading price of BB&T of $33.00, Premier shares would be valued at $17.01 in the merger, with this amount not being materially different from the average trading price of Premier for the period.

     Possible Value of Farmers & Merchants In a Sale of Control. In determining the potential value per share of Farmers & Merchants common stock if Farmers & Merchants were sold to an alternative purchaser, Stevens reviewed the historical results of Farmers & Merchants and examined certain projections. Stevens computed the value of Farmers & Merchants based on adjusted multiples of 16.69 times 1998 earnings and a multiple of 2.47 times Farmers & Merchants' shareholders' equity. Based on this analysis, Stevens calculated an expected value to Farmers & Merchants' shareholders in a sale of control transaction of $75.11 on book, and $60.27 on earnings, for an average of $67.69

     Net Present Value. The investment or earnings value of any bank's stock is an estimate of the present value of the future benefits usually earnings, cash flow or dividends, which will accrue to the stock. An earnings value was calculated using an annual future earnings stream over a period of time of not less than ten years and an appropriate capitalization rate (the net present value discount rate). The computations were based on an analysis of the banking industry, the economic and competitive situations in Farmers & Merchants' market area, and the current financial condition and historical levels of growth and earnings. Using a net present value discount rate of 10%, the net present value would be $27.16 per share.

     Dividend Capacity. Stevens' analysis also considered the dividend stream that would be afforded the merger. Given the stable growth but stagnant loan demand of Farmers & Merchants, Stevens concluded that there would continue to be substantial dividend payment capacity for Farmers & Merchants as an independent bank. It should be noted that the dividend payout ratio of Farmers & Merchants is significantly higher than peer group community banks and Farmers & Merchants' ability to pay this level of dividends is attributable more to excess capital than above average return on equity. Stevens noted that based on the stated exchange ratio and current dividend of Premier ($0.36 per share), the shareholders of Farmers & Merchants would receive a total of $1,044,058 per year which is slightly below pre-merger amounts for the reasons previously cited. Farmers & Merchants' shareholders received $1,123,200 in dividends in 1998. Should this transaction be completed and Premier subsequently complete its announced merger with BB&T, total annual dividends received by Farmers & Merchants shareholders based on BB&T's current dividends per share would be $1,196,025.

     Analysis of Selected Other Bank Mergers. Stevens reviewed in excess of 50 mergers involving transactions in the southeastern portion of the United States, Seventeen transactions were highlighted as being similar to that between Farmers & Merchants and Premier. Stevens noted the prices paid in these mergers as a multiple of earnings and book value. Stevens also reviewed other data in connection with each of these mergers, including the amount of total assets, return on equity, and return on assets of the selling institutions. Stevens then compared this data to that of the transaction between Farmers & Merchants and Premier, and to the value to be received by the shareholders of Farmers & Merchants following the merger.

     This comparison yielded a range of transaction values as multiples of the last twelve months earnings per share from a low of 10.30 to a high of 25.50, with the average being 19.64. Price to book value, in this analysis ranged from
1.44 to 3.93 with the average being 2.90. It was noted that regional bank stocks in general currently are trading approximately 15% lower than the trading prices at the closing dates used to calculate these multiples. Had these transactions been restated to reflect prices under current market conditions, the average price multiples would be expected to approximate 2.47 times book and 16.69 times earnings. Based on a 50-day average trading price of Premier at $17.05, and the exchange ratio, Farmers & Merchants would be valued at 2.26 times book, and
15.04 times earnings.

     There was no one company or transaction used in the above analysis as a comparison that is identical to Farmers & Merchants, Premier, or the merger. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading of the companies to which they are being compared. Mathematical analysis (such as determining an average or median) is not, in itself, a meaningful method of using comparable comparative data. Analysis must also be given to the consolidation issues within the financial services industry.

     Stevens also analyzed the value that Premier would add in terms of:

     .    liquidity;
     . capital required to continue the growth patterns of Farmers & Merchants; and
     . the ability of senior management of Farmers & Merchants to compliment that of Premier as they further expand in the state of Georgia.

With respect to liquidity, Premier is traded on the New York Stock Exchange, with an average daily volume of 10,000 shares. Should the proposed merger with BB&T be subsequently competed, liquidity would be additionally enhanced with BB&T shares having an average daily volume of 315,000 shares. Stevens also concluded that Farmers & Merchants and present management are key factors in Premier's ability to grow their banking franchise, especially in North Georgia.

     The foregoing description of Stevens' opinion is qualified in its entirety by reference to the full text of such opinion, which is attached hereto as Appendix C.

Exchange Ratio

     At the effective time of the merger, Farmers & Merchants will merge with a subsidiary of Premier. Farmers & Merchants will be the surviving bank in the merger. Farmers & Merchants will become a wholly owned subsidiary of Premier as a result of the merger. In the merger, each share of Farmers & Merchants common stock outstanding at the effective time will be converted into the right to receive 4.028 shares of Premier common stock.

     Farmers & Merchants shareholders should be aware that the actual market value of a share of Premier common stock at the effective time of the merger, and at the time certificates for those shares are delivered following surrender and exchange of certificates for shares of Farmers & Merchants common stock, may be more or less than the value of such shares as of the date of this proxy statement/prospectus or the date of the Farmers & Merchants shareholders' meeting. Farmers & Merchants shareholders are urged to obtain information on the market value of Premier common stock that is more recent than that which this proxy statement/prospectus provides. See "Comparative Market Prices and Dividends."

     No fractional shares of Premier common stock will be issued in the merger. Premier will pay holders of Farmers & Merchants common stock otherwise entitled to a fractional share an amount in cash determined by multiplying the fractional part of such share of Premier common stock by the closing price of Premier common stock on the last trading day before the effective date of the merger.

Exchange of Farmers & Merchants Common Stock Certificates

     At the effective date, by virtue of the merger and without any action on the part of Farmers & Merchants or the holders of Farmers & Merchants common stock, each share of Farmers & Merchants common stock issued and outstanding immediately before the effective time will convert into and will represent the right to receive, upon surrender of the certificate representing such share of Farmers & Merchants common stock as described below, whole shares of Premier common stock and cash in lieu of any fractional share interest. Promptly after the effective date, Premier will cause its exchange agent to deliver or mail to each Farmers & Merchants shareholder a form letter of transmittal and instructions for use in effecting the surrender of the certificates that, immediately before the effective time, represented any shares of Farmers & Merchants common stock. Upon surrender of these certificates or other satisfactory evidence of ownership, together with such letter of transmittal duly executed and completed in accordance with its instructions and such other documents as may be reasonably requested, Premier will cause its exchange agent to transfer promptly the merger consideration to the persons entitled to receive it.

     Holders of Farmers & Merchants common stock should not send in their stock certificates until they receive transmittal forms and instructions.

     Until surrendered as described above, each outstanding certificate representing shares of Farmers & Merchants common stock will be deemed upon the effective time for all purposes to represent only the right to receive the merger consideration. Premier will pay no interest on the merger consideration upon the surrender of the certificate or certificates representing shares of Farmers & Merchants common stock. With respect to any certificate for Farmers & Merchants common stock that has been lost or destroyed, Premier will pay the merger consideration attributable to such certificate upon receiving a surety bond or other adequate indemnity as required in accordance with Premier's standard policy and evidence reasonably satisfactory to Premier of ownership of the shares in question. After the effective date, no transfer of the shares of Farmers & Merchants common stock outstanding immediately before the effective time will be made on Premier's stock transfer books.

     Premier will pay any dividends or other distributions with respect to Farmers & Merchants common stock that Farmers & Merchants has declared or made before the effective time, but which remain unpaid as of the effective time, in accordance with the terms of the merger agreement. To the extent permitted by law, former shareholders of record of Farmers & Merchants will be entitled to vote after the effective time at any meeting of Premier shareholders the number of whole shares of Premier common stock into which their respective shares of Farmers & Merchants common stock are converted, regardless of whether such holders have exchanged their certificates representing Farmers & Merchants common stock for certificates representing Premier common stock. Whenever Premier declares a dividend or other distribution on the Premier common stock, the record date for which is at or after the effective time, the declaration will include dividends or other distributions on all shares of Premier common stock issuable pursuant to the merger agreement, but the holder of any such shares will only receive such dividend or distribution at such time as such holder surrenders the certificate for exchange as described above. Upon surrendering such certificate, both the Premier common stock certificate and any undelivered dividends and cash payments payable hereunder, without interest, will be delivered and paid with respect to each share of Farmers & Merchants common stock such certificate represents.

Effective Date and Time of the Merger

     The effective date will occur at the time and date specified in the articles of merger to be filed by Premier with the Secretary of State of Georgia. Premier and Farmers & Merchants currently anticipate that the filing of the articles of merger will take place as soon as practicable following the date on which the merger agreement is approved by the Farmers & Merchants shareholders and all other conditions to the respective obligations of Premier and Farmers & Merchants to complete the merger have been satisfied. If the Farmers & Merchants shareholders approve the merger at the meeting, we currently anticipate that the filing of the articles of merger and the effective date will occur in November, 1999.

Conditions to the Merger

     Premier and Farmers & Merchants' obligations to complete the merger are subject to satisfaction or, if permissible, waiver of the following conditions at or before the effective time:

     . the approval of the merger agreement by the holders of at least two-thirds of the outstanding shares of Farmers & Merchants common stock;

     . regulatory approval from the Board of Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation and the Georgia Department of Banking and Finance and the expiration of all applicable waiting periods associated with these approvals, without any conditions or restrictions that would, in the reasonable judgment of either party, so materially and adversely impact the economic or business benefits of the merger as to render inadvisable the consummation of the merger;

     . the receipt by both parties of all necessary consents required for consummation of the merger or for the preventing of any default under any contract of either party, which, if not obtained, would be reasonably likely to have a material adverse effect on the party;

     . the absence of any action by any court or governmental authority of competent jurisdiction restricting, prohibiting or making illegal the consummation of the merger and the other transactions contemplated by the merger agreement; and

     . the receipt by both parties of a written opinion from Womble Carlyle Sandridge & Rice, PLLC, counsel to Premier, that the merger qualifies for federal income tax treatment as a reorganization under Section 368(a) of the Internal Revenue Code, with the effects described under "-- Federal Income Tax Consequences of the Merger," including, among others, that the exchange of Farmers & Merchants common stock for Premier common stock will not give rise to recognition of gain or loss to Farmers & Merchants shareholders, except to the extent of any cash received.

     Consummation of the merger is also subject to the satisfaction or waiver of various other conditions specified in the merger agreement which are customary in transactions of this nature. The condition set forth in the merger agreement that the transaction be accounted for as a "pooling of interests" has been waived by Premier. These conditions include, among others, the delivery by Premier and Farmers & Merchants of opinions of their respective counsel and certificates executed by their respective duly authorized officers as to the satisfaction of various conditions and obligations in the merger agreement, the accuracy of various representations and warranties made by them, and their compliance in all material respects with their agreements and covenants.

Conduct of Farmers & Merchants' and Premier's Business Prior to the Effective Date of the Merger

     Farmers & Merchants and Premier have each generally agreed to operate their business only in the usual, regular and ordinary course, and to preserve intact their business organizations and assets and to maintain their rights and franchises. Each has also agreed to take no action which would materially adversely affect the ability of either party to obtain any consents required for the merger or which would adversely affect the ability of either party to perform its covenants and agreements under the merger agreement.

     In addition, the merger agreement includes certain other restrictions applicable to the conduct of the business of Farmers & Merchants prior to consummation of the merger, as described below. Farmers & Merchants has agreed not to take various actions relating to the operation of its business pending consummation of the merger without Premier's prior written consent, which Premier has agreed it shall not unreasonably withhold. The actions Farmers & Merchants has agreed not to take are in the general categories of:

     . amending the Charter, Bylaws, or other governing instruments of Farmers & Merchants;

     .    incurring additional indebtedness;

     . acquiring any of its outstanding shares or paying dividends, except in accordance with past practices;

     . issuing additional securities of Farmers & Merchants or rights or options to acquire such securities;

     . reclassifying any capital stock of Farmers & Merchants or selling or encumbering assets;

     .    acquiring or investing in other entities;

     . increasing employees' salaries and benefits or accelerating the vesting of any stock-based compensation or employee benefits or entering into or amending any employment contracts;

     .    adopting any new employee benefit plans or amending existing plans;

     .    changing accounting methods or practices;

     .    beginning or settling litigation; or

     .    entering into or terminating material contracts.

     In addition, Farmers & Merchants has agreed not to solicit, directly or indirectly, any acquisition proposal from any other person or entity. Farmers & Merchants also has agreed not to negotiate with respect to any acquisition proposal, provide nonpublic information to any party making such an acquisition proposal, or enter into any agreement with respect to any acquisition proposal, except in compliance with the fiduciary obligations of its board of directors. In addition, Farmers & Merchants has agreed to cause its advisors and other representatives not to engage in any of the foregoing activities.

Waiver, Amendment and Termination of the Merger Agreement

     Prior to the effective time of the merger, and to the extent permitted by law, any provision of the merger agreement generally may be waived by the party benefited by the provision or amended by a written agreement between Premier and Farmers & Merchants and approved by their respective boards of directors; provided, however, that after approval by the Farmers & Merchants shareholders, no amendment that pursuant to the Financial Institutions Code of Georgia requires further approval of the Farmers & Merchants shareholders, including decreasing the consideration to be received by Farmers & Merchants shareholders, may be made without the shareholders' further approval.

     The board of directors of either party may terminate the merger agreement, and abandon the merger, at any time prior to the effective time of the merger, either before or after approval by Farmers & Merchants shareholders, under selected circumstances, including:

     . final denial of any required consent of any regulatory authority, if the denial is nonappealable or was not appealed within the time limit for appeal;

     . the failure of the holders of the requisite number of shares of Farmers & Merchants common stock to approve the merger agreement;

     . in the event of any inaccuracy in any representation or warranty by the other party that meets certain standards specified in the merger agreement and cannot be or has not been cured within 30 days after the giving of written notice to the breaching party, provided the terminating party is not in material breach of any representation, warranty, covenant, or agreement included in the merger agreement;

     . in the event of a breach by the other party of any covenant or agreement included in the merger agreement that cannot be cured within 30 days after giving notice to the breaching party, provided the terminating party is not in material breach of any representation, warranty, covenant, or agreement included in the merger agreement; or

     . if the merger is not consummated by November 30, 1999, but only if the failure to consummate the merger by such date has not been caused by the terminating party's breach of the merger agreement.

     In addition, the boards of directors may terminate the merger agreement and abandon the merger by mutual consent. If the merger agreement is terminated, the parties will have no further obligations, except with respect to selected provisions, including those providing for payment of expenses and restricting disclosure of confidential information. Further, termination generally will not relieve the parties from the consequences of any uncured willful breach of the merger agreement giving rise to the termination.

Directors and Executive Officers Following the Merger

     The merger agreement provides that the officers and directors of Farmers & Merchants after the effective time of the merger will consist of the officers and directors of Farmers & Merchants before the merger, provided, however, that Premier may elect additional directors to serve on the Board of Directors of Farmers & Merchants from and after the effective time of the merger.

Interests of Certain Persons in the Merger

     The merger agreement provides that, after the effective time of the merger, Premier will provide certain employee benefits to officers and employees of Farmers & Merchants who, at or after the effective time, remain officers or employees of Farmers & Merchants. These employee benefits will be under employee benefit plans on the terms and conditions of which, taken as a whole, are substantially similar to those employee benefits Premier and its subsidiaries currently provide to their similarly-situated officers and employees. For purposes of participation under employee benefit plans, service with Farmers & Merchants prior to the effective time of the merger will be treated as service with Premier or its subsidiaries.

     The merger agreement further provides that Premier will honor all employment, severance, consulting and other compensation contracts Farmers & Merchants previously disclosed to Premier between Farmers & Merchants and any current or former director, officer or employee, and all provisions for vested amounts earned or accrued through the effective time under Farmers & Merchants' benefit plans.

     Robin Robinson Howell, the Chairman of the Board of Farmers & Merchants, is a director of Premier. Mrs. Howell's family, including her father and mother,
J. Mack Robinson and Harriet J. Robinson, trusts for the benefit of Robin Howell and her sister and companies controlled by the Robinson family, collectively control 564,295 shares, or 78.35%, of Farmers & Merchants common stock. That same family group also controls approximately 1.8% of Premier common stock.

     In addition, Bill Gilbert, President of Farmers & Merchants, has entered into an agreement with Farmers & Merchants which provides that he will receive two (2) times his most recent annual compensation, including bonuses, in the event he is terminated by Premier following its acquisition of Farmers & Merchants.

     As of the record date, the directors and executive officers of Farmers & Merchants and their affiliates owned less than 1% of the shares of Premier common stock.

Rights of Dissenting Shareholders

     Pursuant to the provisions of the Financial Institutions Code of Georgia applicable to Georgia state banks and trust companies, the rights of shareholders who desire to dissent from the merger are governed by the provisions of Sections 14-2-1301 through 14-2-1332 of the Georgia Business Corporations Code. Under these provisions, if the merger is consummated, any shareholder of record of Farmers & Merchants who objects to the merger and who fully complies with Sections 14-2-1301 through 14-2-1332 of the Georgia Business Corporation Code will be entitled to demand and receive payment in cash of an amount equal to the fair value of all, but not less than all, of his or her shares of Farmers & Merchants common stock. A shareholder may assert dissenters' rights as to fewer than the shares registered in his or her name only if he or she dissents with respect to all shares beneficially owned by any one beneficial owner and notifies Farmers & Merchants in writing of the name and address of each person on whose behalf he or she asserts dissenters' rights. For the purpose of determining the amount to be received in connection with the exercise of statutory dissenters' rights, the fair value of a dissenting shareholder's Farmers & Merchants common stock equals the value of the shares immediately before the effective time of the merger, excluding any appreciation or depreciation in anticipation of the merger.

     Any shareholder of Farmers & Merchants desiring to receive payment of the fair value of his or her Farmers & Merchants common stock in accordance with the requirements of the dissenters' rights provisions of Georgia law must:

     . deliver to Farmers & Merchants prior to the shareholder vote on the merger agreement, a written notice of his or her intent to demand payment for his or her shares if the merger is consummated;

     .    not vote his or her shares in favor of the merger agreement; and

     . demand payment and deposit the stock certificates representing Farmers & Merchants common stock in accordance with the terms of a notice which will be sent to the shareholder by Premier no later than 10 days after the merger is consummated.

     A written notice of intent to dissent with respect to the merger should be sent to: Farmers & Merchants, 9861 Rome Boulevard, Summerville, Georgia 30747-1585, Attention: Bill Gilbert, President. A vote against the merger agreement alone will not satisfy the requirements for the separate written notice of intent to dissent to the merger, the separate written demand for payment of the fair value of shares of Farmers & Merchants common stock or the deposit of the stock certificates. Rather, a dissenting shareholder must separately comply with all of those conditions.

     Within 10 days of the later of the effective date or receipt of a payment demand by a shareholder who deposits his or her stock certificates in accordance with the Farmers & Merchants dissenters' notice sent to those shareholders who notified Farmers & Merchants of their intent to dissent, Premier must offer to pay to each dissenting shareholder the amount

Premier estimates to be the fair value of the dissenting shareholder's shares, plus accrued interest. Premier's offer must be accompanied by:

     . Farmers & Merchants' balance sheet as of the end of a fiscal year ended not more than 16 months before the date of making an offer, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;

     .    an explanation of how the interest was calculated;

     . a statement of the dissenting shareholder's right to demand payment of a different amount under Section 14-2-1327 of the Georgia Business Corporations Code; and

     . a copy of the dissenters' rights provisions of the Georgia Business Corporations Code.

     If the dissenting shareholder accepts Premier's offer, by written notice to Premier, within 30 days after Premier's offer, or is deemed to have accepted the offer by failing to respond to Premier's offer, Premier must make payment to the dissenting shareholder for his or her shares within 60 days after the making of the offer or the effective date, whichever is later. Upon payment of the agreed value, the dissenting shareholder will cease to have any interest in his or her shares of Farmers & Merchants common stock.

     If within 30 days after Premier offers payment for the shares of a dissenting shareholder, the dissenting shareholder does not accept the estimate of fair value of his or her shares and interest due on that fair value and demands payment of his or her own estimate of the fair value of the shares and interest due, then Premier, within 60 days after receiving the payment demand of a different amount from a dissenting shareholder, must file an action in a court of competent jurisdiction in Chattooga County, Georgia, requesting that the fair value of the dissenting shareholder's shares be found and determined. Premier must make all dissenting shareholders whose demands remain unsettled parties to the proceeding. If Premier does not begin the proceeding within the 60-day period, it shall be required to pay each dissenting shareholder whose demand remains unsettled the amount demanded by the dissenting shareholder.

     This discussion of dissenters' rights under Georgia law is not a complete statement of the provisions of the Financial Institutions Code of Georgia and the Georgia Business Corporations Code relating to statutory dissenters' rights. You are urged to read the entire dissenters' rights provisions which have been included as Appendix B to this proxy statement/prospectus.

Regulatory Approvals

     The merger may not proceed in the absence of the requisite regulatory approvals. It is possible that regulatory approvals may not be obtained or obtained timely. It is also possible that any approval may be accompanied by a conditional requirement which causes such approval to fail to satisfy the conditions included in the merger agreement. Premier has submitted applications for the approvals described below to the appropriate regulatory agencies.

     Premier and Farmers & Merchants are not aware of any material governmental approvals or actions that are required for consummation of the merger, except as described below. Should any other approval or action be required, we presently contemplate that we would seek approval or take such action.

     The merger is subject to approval by the Board of Governors of the Federal Reserve System under Section 3 of the Bank Holding Company Act of 1956. The Federal Reserve will not approve the merger if it finds that the transaction will result in a monopoly or be in furtherance of any combination or conspiracy to monopolize the business of banking in any geographic area. In addition, the Federal Reserve will not approve the merger if it finds that the effect of the merger may be to lessen competition substantially or to tend to create a monopoly or would in any other manner be in restraint of trade, unless it finds that the anti-competitive effects of the merger are clearly outweighed by the public interest and the probable effect of the merger in meeting the convenience and needs of the communities to be served. The Federal Reserve will also take into consideration the financial condition, managerial resources and future prospects of Premier, its subsidiaries and those of Farmers & Merchants. Finally, the Federal Reserve will consider the compliance records of Premier's subsidiaries under the Community Reinvestment Act.

     The Bank Holding Company Act provides for the publication of notice and comment on the merger application and authorizes the Federal Reserve to permit interested parties to intervene in the proceedings. If an interested party is permitted to intervene, the intervention could delay the regulatory approvals required for consummation of the merger. Section 11 of the Bank Holding Company Act imposes a waiting period which prohibits the consummation of the merger, in ordinary circumstances, for a period ranging from 15-30 days following the Federal Reserve's approval of the merger. During this period, the United States Department of Justice may challenge the consummation of the merger on anti-trust grounds.

     The merger also requires the prior approval of the FDIC pursuant to relevant provisions of the Bank Merger Act. In granting its approval, the FDIC must take into consideration, among other factors, the financial and managerial resources and future prospects of the institutions and the convenience and needs of the communities to be served. The relevant statutes prohibit the FDIC from approving the merger (1) if it would result in a monopoly or be in furtherance of any combination or conspiracy to monopolize or attempt to monopolize the business of banking in any part of the United States or (2) if its effect in any section of the country may be to substantially lessen competition or to tend to create a monopoly, or if it would be a restraint of trade in any other manner, unless the FDIC finds that any anti-competitive effects are outweighed clearly by the public interest and the probable effect of the transaction in meeting the convenience and needs of the communities to be served. Under the Bank Merger Act, the merger may not be consummated until the thirtieth (30/th/) day, which may be shortened to the fifteenth (15/th/) day, following the date of the FDIC approval, during which time, the United States Department of Justice may challenge the transaction on antitrust grounds. The commencement of any antitrust action would delay the effectiveness of the FDIC's approval, unless a court specifically orders otherwise.

     Premier and Farmers & Merchants are also required to obtain the approval of the Georgia Department of Banking and Finance under the provisions of the Financial Institutions Code of Georgia before completing the merger. In its evaluation of the merger, the Georgia Department of Banking and Finance will take into account considerations similar to those applied by the Federal Reserve and the FDIC.

Material Federal Income Tax Consequences of the Merger

     The following is a summary of the material anticipated federal income tax consequences of the merger. This summary is based on the federal income tax laws now in effect and as currently interpreted. This summary does not take into account possible changes in such laws or interpretations, including amendments to applicable statutes or regulations or changes in judicial or administrative rulings, some of which may have retroactive effect. This summary does not address all aspects of the possible federal income tax consequences of the merger and is not intended as tax advice to any person.

     In particular, this summary does not address the federal income tax consequences of the merger to Farmers & Merchants shareholders in light of their particular circumstances or status. For example, this summary does not address the federal income taxation of the merger to Farmers & Merchants shareholders who are foreign persons, tax-exempt entities, dealers in securities, insurance companies or corporations, among others. Nor does this summary address any consequences of the merger under any state, local, estate or foreign tax laws. You are urged to consult your own tax advisor as to the specific tax consequences of the merger to you, including tax return reporting requirements, the application and effect of federal, foreign, state, local and other tax laws, and the implications of any proposed changes in the tax laws.

     In connection with the filing of the registration statement of which this proxy statement/prospectus is a part, Womble Carlyle Sandridge & Rice, PLLC delivered a tax opinion to Premier and Farmers & Merchants. The following discussion summarizes the material income tax consequences of the merger to the shareholders of Premier and Farmers & Merchants. This discussion is qualified in its entirety by reference to the tax opinion, which is included as an exhibit to the registration statement. In connection with the tax opinion, Womble Carlyle Sandridge & Rice, PLLC has relied upon such factual assumptions as are customary in similar tax opinions and representations made by Premier and Farmers & Merchants in the merger agreement.

     Based upon the merger agreement, the factual assumptions and representations made by Premier and Farmers & Merchants, Womble Carlyle Sandridge & Rice, PLLC is of the opinion that:

     .    The merger will be a tax-free reorganization within the meaning of
          Section 368(a) of the Internal Revenue Code.

     . The shareholders of Farmers & Merchants will recognize no gain or loss upon the exchange of their Farmers & Merchants common stock solely for shares of

          Premier common stock, except for the recognition of gain with respect to the receipt by the Farmers & Merchants shareholders of cash in lieu of fractional shares.

     . Cash that a dissenting Farmers & Merchants shareholder receives will be treated as having been received as a distribution in redemption of his or her Farmers & Merchants common stock. A dissenting shareholder will realize and recognize gain or loss in an amount equal to the difference between the amount of cash received and the adjusted basis of the Farmers & Merchants common stock surrendered. Farmers & Merchants shareholders electing to exercise dissenters' rights should consult their own tax advisors for tax treatment for their particular circumstances.

     . Neither Premier nor Farmers & Merchants will recognize income, gain or loss as a consequence of the merger.

     . The aggregate tax basis of the Premier common stock that Farmers & Merchants shareholders receive pursuant to the merger will be the same tax basis as their shares of Farmers & Merchants common stock being exchanged, decreased by any portion of the tax basis allocated to fractional shares of Premier common stock that Premier treats as redeemed.

     . The holding period of the shares of Premier common stock that Farmers & Merchants shareholders receive will include the holding period of the shares of Farmers & Merchants common stock being exchanged, provided that the Farmers & Merchants common stock is held as a capital asset on the date of the consummation of the merger.

Accounting Treatment

     It is anticipated that the merger will be accounted for as a "purchase" transaction under generally accepted accounting principles. Under such accounting method, the assets and liabilities of Farmers & Merchants as of the effective time of the proposed merger will be recorded at their estimated respective fair values and added to those of Premier. Financial statements of Premier issued after the effective time will reflect such values and will not be restated retroactively to reflect the historical financial position or results of operations of Farmers & Merchants.

Restrictions on Resales by Affiliates

     All shares of Premier common stock issuable in the merger will be registered under the Securities Act of 1933 and will be freely transferable, except for shares received by "persons" who are deemed to be "affiliates" of Farmers & Merchants. At the effective time, affiliates may resell their Premier common stock only in transactions registered under the Securities Act of 1933 or permitted by the resale provisions of Rule 145 under the Securities Act or as otherwise permitted by the Securities Act.

Affiliates generally include individuals or entities that directly, or indirectly through one or more intermediaries, control, are controlled by or are under common control with Farmers & Merchants, and include directors and certain executive officers of Farmers & Merchants. The restrictions on resales by an affiliate extend also to certain related parties of the affiliate, including spouses, relatives and spouse's relatives who in each case have the same home as the affiliate.

     The merger agreement requires Farmers & Merchants to cause each of its affiliates to deliver to Premier a written agreement to the effect generally that the affiliate will not offer or otherwise dispose of any shares of Premier common stock issued to that affiliate in the merger, except in compliance with the Securities Act and the rules and regulations issued under the Securities Act.

Description of Premier Common Stock

     Premier is currently authorized to issue 60,000,000 shares of Premier common stock, of which 28,258,705 shares were issued and outstanding as of October 1, 1999. Holders of Premier common stock are entitled to receive dividends as Premier's board of directors may declare out of funds legally available. Premier's ability to pay dividends is affected by its subsidiaries' ability to pay dividends, which is limited by applicable regulatory requirements and capital guidelines. At June 30, 1999, under these requirements and guidelines, Premier's combined subsidiaries had $15,194,806, respectively, of undivided profits legally available for the payment of dividends without regulatory approval. See "Certain Regulatory Considerations-Payment of Dividends."

Certain Differences in Rights of Shareholders

     General.   As a result of the merger, Farmers & Merchants' shareholders will exchange their shares of a Georgia bank governed by the Financial Institutions Code of Georgia and Farmers & Merchants' Charter and Bylaws, for shares of Premier, a Georgia corporation governed by the Georgia Business Corporations Code and Premier's Articles of Incorporation and Bylaws. Because of certain differences between Farmers & Merchants' Charter and Bylaws and Premier's Articles of Incorporation and Bylaws, the current rights of Farmers & Merchants shareholders will change after the merger. The following is a summary of the material differences in the rights of shareholders of Premier and Farmers & Merchants. This summary is not intended to be a complete discussion of the Georgia Business Corporations Code, the Financial Institutions Code of Georgia, the Articles of Incorporation and Bylaws of Premier, or the Charter and Bylaws of Farmers & Merchants.

     Authorized Capital Stock.   Premier is currently authorized to issue
60,000,000 shares of common stock, $1.00 par value, of which 28,258,705 shares were outstanding as of October 1, 1999. No other class of common stock is currently authorized. The Board of Directors of Premier may issue additional shares of Premier common stock up to the maximum amount permitted by the Articles of Incorporation, without further action by the Premier shareholders, unless applicable law requires such action. Premier's Articles of Incorporation provide that no shareholders of Premier will have any preemptive rights to subscribe for or to purchase any shares or other securities Premier issues.

     Premier's Articles of Incorporation provide for the issuance of up to 2,000,000 shares of preferred stock by the Board of Directors of Premier without further shareholder action. Premier's Board of Directors may issue such preferred stock in one or more series, with such rights, preferences, privileges and restrictions, including dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, amounts payable upon liquidation and number of shares constituting any series or the designation of such series, as it may determine. Premier has designated a series of non-voting preferred stock, $60.00 par value per share. Premier's preferred stock pays a dividend of 8% of its par value each year from current earnings or undivided profits, and is cumulative but subordinate to the rights of trade creditors. If at any time Premier is in default in the payment of the dividends on its preferred stock and until such time as the default is cured, the holders of Premier's preferred stock will be entitled to one vote for each share of Premier's preferred stock along with the holders of Premier common stock on all matters coming before the shareholders at all regular and called Premier shareholder meetings. Beginning on January 1, 2000, Premier has the right to redeem up to 20% of its originally issued preferred stock each year at a redemption price of $60.00 per share, plus all accrued and unpaid dividends. The holder of any preferred stock that remains issued and outstanding after May 20, 2004 may require Premier to redeem such preferred stock at a redemption price of $60.00 per share, plus all accrued and unpaid dividends. There are currently 40,770 shares of Premier's preferred stock issued and outstanding.

     Farmers & Merchants is authorized to issue 2,000,000 shares of Farmers & Merchants' common stock, $5.00 par value, of which 720,000 shares were issued and outstanding as of October 1, 1999. The Board has currently authorized no other class of capital stock. The Board of Directors of Farmers & Merchants may issue additional shares of common stock up to the maximum amount permitted by Farmers & Merchants' Charter, without further action by Farmers & Merchants' shareholders, unless applicable law requires such action. The Financial Institutions Code of Georgia provides Farmers & Merchants' shareholders with preemptive rights to purchase or subscribe to the unissued authorized shares of Farmers & Merchants' common stock.

     Removal of Directors. Premier's Bylaws provide that shareholders may remove any director at a meeting with respect to which notice of such purpose is given:

     . without cause, only upon the affirmative vote of the holders of at least two-thirds of the issued and outstanding shares of Premier common stock; and

     . with cause, only upon the affirmative vote of the holders of a majority of the issued and outstanding shares of Premier common stock.

     The term ''cause'' will mean the adjudication of such director as incompetent by a court having jurisdiction in the matter; the conviction of such director of a felony; the failure of such director to accept office either in writing or by attendance at no less than one of the first two meetings of the Board of Directors following his or her election; or the failure of such director to attend regular meetings of the Board of Directors for six consecutive meetings without having been excused by the Board of Directors.

     Neither Farmers & Merchants' Charter nor Bylaws provide specific procedures for removing directors. As a result, the provisions of the Financial Institutions Code of Georgia govern the removal of directors. The Financial Institutions Code of Georgia generally provides that directors may be removed without cause by the affirmative vote of a majority of the issued and outstanding shares of Farmers & Merchants' stock.

     Limitation on Director Liability. Premier's Articles of Incorporation provide that no director of Premier will be personally liable to Premier or its shareholders for monetary damages for a breach of the duty of care or other duty as a director, provided that this elimination of liability will not eliminate or limit the liability of a director

     . for an appropriation in violation of his duties of any business opportunity of Premier;

     . for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

     . for the types of liability described in section 14-2-832 of the Georgia Business Corporations Code; or

     . for any transaction in which the director received an improper personal benefit.

Section 14-2-832 of the Georgia Business Corporations Code provides that a director who votes for or assents to a distribution made in violation of section 14-2-640 of the Georgia Business Corporations Code or the articles of incorporation is personally liable to the corporation for the amount of the distribution that exceeds what could have been distributed without violating section 14-2-640 of the Georgia Business Corporations Code or the articles of incorporation.

     However, for the director to be liable for such amount, the corporation must establish that such director did not perform his duties in a manner he believed in good faith to be in the best interests of the corporation and with the care an ordinarily prudent person in a like position would exercise under similar circumstances.

     Neither Farmers & Merchants' Charter nor Bylaws provide for limitations on director liability.

     Indemnification. Premier's Bylaws provide that Premier may indemnify or obligate itself to indemnify an individual made a party to a proceeding because he or she is or was a director, officer, employee or agent of Premier. Premier may indemnify such individual for reasonable expenses, judgments, fines, penalties and amounts paid in settlement incurred in connection with the proceeding if the individual acted in a manner he or she believed in good faith to be in or not opposed to the best interests of Premier and, in the case of any criminal proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful. To the extent that a director, officer, employee or agent of Premier has been successful, on the merits or otherwise, in defending any proceeding to which he or she was a party, or in defending any claim, issue or matter therein, because he or she is or was a director, officer, employee or agent of Premier, Premier will indemnify the director, employee or agent against reasonable expenses he or she incurred in connection with the proceeding.

     Farmers & Merchants' Bylaws provide that Farmers & Merchants will indemnify or reimburse any person, his or her heirs, executors, or administrators for reasonable expense actually incurred in connection with any action, suit or proceeding, civil or criminal, to which he, she, or they shall be made a party by reason of his or her being or having been a director, officer, or employee of Farmers & Merchants or of any firm, corporation, or organization which he served in any such capacity at the request of Farmers & Merchants; provided, however that no person shall be so indemnified or reimbursed in relation to any matter in such action, suit, or proceeding as to which he or she shall finally be adjudged to have been guilty of or liable for negligence or willful misconduct in the performance of his or her duties to Farmers & Merchants, and provided further, that no person shall be so indemnified or reimbursed in relation to any matter in such action, suit or proceeding, which has been made the subject of a compromise settlement, except with the approval of a court of competent jurisdiction, or the holders of record of a majority of the outstanding shares of Farmers & Merchants, or the Board of Directors, acting by vote of directors not parties to the same or substantially the same action, suit, or proceeding, constituting a majority of the whole number of directors. The foregoing right of an indemnification or reimbursement shall not be exclusive of other rights to which such person, his or her heirs, executors, or administrators may be entitled to under the law.

     Mergers, Consolidations, and Sales of Assets. Neither Premier's Articles of Incorporation nor Bylaws provide for specific approval requirements for mergers, consolidations and sales of assets. As a result, the provisions of the Georgia Business Corporations Code govern the approval of such transactions. The Georgia Business Corporations Code generally provides that approval of such transactions requires a recommendation by the board of directors to the shareholders and approval by the shareholders by a majority of all the votes entitled to be cast by all shares entitled to vote on the transaction.

     Neither Farmers & Merchants' Charter nor Bylaws provide for specific approval requirements for mergers, consolidations and sales of assets. As a result, the provisions of the Financial Institutions Code of Georgia govern the approval of such transactions. The Financial Institutions Code of Georgia generally provides that approval of such transactions requires the affirmative vote of a majority of the directors and approval by the shareholders by two-thirds of all the votes entitled to be cast by all shares entitled to vote on the transaction.

     Number of Directors. Premier's Bylaws state that the Board of Directors will consist of not less than four nor more than 19 directors. The Board of Directors or the shareholders may fix or change the number of directors from time to time within this range. The Premier Board of Directors presently is fixed at 15 members.

     Farmers & Merchants' Bylaws state that the Board of Directors will consist of not less than five nor more than 25 directors. The Board of Directors may increase or decrease the number of directors by no more than two in any one year. Farmers & Merchants' Board of Directors presently consists of six members.

     Dividends. Premier's Articles of Incorporation provide that subject to the provisions of section 14-2-640 of the Georgia Business Corporations Code, the Board of Directors will have the power to distribute a portion of Premier's assets, in cash or in property, to Premier shareholders out of Premier's capital surplus. As explained above, section 14-2-640 of the Georgia Business Corporations Code establishes certain situations where a corporation may not make distributions to its shareholders.

     Neither Farmers & Merchants' Bylaws nor Charter address how and when dividends are to be paid to their shareholders.

                              BUSINESS OF PREMIER

General

     Premier is a bank holding company headquartered in Atlanta, Georgia. Premier conducts operations primarily in the metropolitan Atlanta area. However, Premier also has significant operations in other areas of Georgia, as well as a limited presence in Alabama, Florida, North Carolina, South Carolina and Tennessee. Premier operates primarily through its commercial bank subsidiaries, Premier Bank and Milton National Bank. The principal asset of Premier is all of the issued and outstanding shares of common stock of Premier Bank and Milton National Bank.

Subsidiaries

     Premier Bank currently operates through 21 commercial banking offices in Georgia. Premier Bank is a Georgia chartered commercial bank that provides a wide range of banking services in its local markets for retail and commercial customers, including small and mid-size businesses, public agencies and local governments and individuals. In addition, Premier Lending Corporation, a wholly owned subsidiary of Premier Bank, operates a total of 15 offices throughout the Southeast. Premier Lending is a Georgia corporation that operates primarily as a mortgage banker and acts as an intermediary between purchasers of residential real estate or homeowners refinancing their residences and correspondent or institutional investors seeking to purchase mortgage loan investments.

     Milton National Bank currently operates through its commercial banking office located in Roswell, Georgia, and through a commercial banking office of The Buckhead Bank, a division of Milton National Bank, located in the Buckhead community of Atlanta. Milton National Bank is a nationally chartered, full-service commercial bank.

Merger with BB&T

     On July 28, 1999, Premier entered into an Agreement and Plan of Reorganization with BB&T Corporation, pursuant to which Premier will be merged with and into BB&T and BB&T will be the surviving corporation. As a result of this merger, each share of Premier common stock then outstanding, including share of Premier common stock you will receive as a Farmers & Merchants shareholder, will be converted into the right to receive 0.5155 shares of BB&T common stock, plus cash in lieu of any fractional share interest. BB&T conducts its operations in North Carolina, South Carolina, Georgia, Virginia, Maryland and Washington, D.C., primarily through its commercial banking subsidiaries, and to a lesser extent, through its other subsidiaries. As of June 30, 1999, BB&T had total assets of approximately $39.2 billion.

     The merger of Premier with and into BB&T is subject to the approval of Premier shareholders and banking regulators. The merger is expected to be accounted for as a pooling of interests and is expected to be completed in the first quarter of 2000. As a shareholder of Farmer & Merchants, you will be able to vote on the merger of Premier and BB&T as a result of your status as a Premier shareholder following Premier's completion of its merger with Farmers & Merchants.

     If the BB&T merger is not consummated, Premier expects to continue its current business strategy. If the merger is consummated, BB&T plans to supplement Premier's real estate lending focus with emphasis on retail customers and small to middle market commercial customers. BB&T will offer products such as insurance, mutual funds, annuities, trust services, retail brokerage services, investment banking, treasury services and international banking services. The foregoing is qualified in its entirety by reference to Premier's Current Report on Form 8-K dated August 3, 1999. See "Incorporation by Reference."

Acquisitions

     Premier's profitability and market share have increased through both internal growth and acquisitions of other financial institutions located in Georgia.

     On July 23, 1997, Premier completed its merger with Central and Southern Holding Company, a Georgia corporation that served as the holding company for The Central and Southern Bank of Georgia and The Central and Southern Bank of North Georgia, FSB, in a transaction that was accounted for as a pooling of interests. Effective April 24, 1998, The Central and Southern Bank of North Georgia, FSB was merged into Premier Bank; and effective March 19, 1999, The Central and Southern Bank of Georgia was merged into Premier Bank.

     On December 12, 1997, Premier completed the acquisition of Citizens Gwinnett Bankshares, Inc., a Georgia corporation that served as the holding company for Citizens Bank of Gwinnett, in a transaction accounted for as a pooling of interests. Effective March 27, 1998, Citizens Bank of Gwinnett was merged into Premier Bank.

     On July 9, 1998, Premier completed the acquisition of Lanier Bank & Trust Company, a Georgia chartered commercial bank, and the merger of Lanier Bank & Trust into Premier Bank. This transaction was accounted for as a pooling of interests.

     On July 1, 1998, Premier completed the acquisition of Button Gwinnett Financial Corporation, a Georgia corporation that served as the holding company for The Bank of Gwinnett County, in a transaction accounted for as a pooling of interests. Effective December 4, 1998, The Bank of Gwinnett County was merged into Premier Bank.

     On July 2, 1998, Premier completed the acquisition of The Bank Holding Company, a Georgia corporation that served as the holding company for The Bank of Spalding County and First Community Bank of Henry County, in a transaction that was accounted for as a pooling of interests. Effective April 23, 1999, The Bank of Spalding County was merged into Premier Bank; and effective May 7, 1999, First Community Bank of Henry County was merged into Premier Bank.

     On December 17, 1998, Premier completed the acquisition of Frederica Bank & Trust, a Georgia chartered commercial bank, in a transaction accounted for as a pooling of interests. Effective April 2, 1999, Frederica Bank & Trust was merged into Premier Bank.

     On August 31, 1999, Premier completed the acquisition of North Fulton Bancshares, Inc., the Georgia bank holding company for Milton National Bank, in a transaction accounted for as a pooling of interests.

     On May 20, 1999, Premier announced an agreement to acquire Bank Atlanta, a Georgia chartered commercial bank located in Decatur, Georgia, in a stock transaction valued at $18.1 million, based on Premier's closing prices on May 19, 1999. The exchange ratio will be 1.4375 shares of Premier common stock for each share of Bank Atlanta common stock. Bank Atlanta was chartered in 1998, and has assets of approximately $80.0 million. The acquisition of Bank Atlanta, which will be accounted for as a pooling of interests, is subject to the approval of regulators and Bank Atlanta shareholders and is expected to be completed during the third quarter of 1999.

     If the merger with BB&T is not consummated, Premier expects to continue to develop its franchise through the acquisition of financial institutions. These acquisitions may entail Premier's payment of consideration in excess of the book value of the underlying net assets acquired, may result in Premier's issuing additional shares of Premier capital stock or incurring additional indebtedness, and could have a dilutive effect on the per share earnings or book value of Premier common stock. Moreover, such acquisitions sometimes result in significant front-end charges against earnings, although cost savings, especially incident to in-market acquisitions, also frequently occur.

                        BUSINESS OF FARMERS & MERCHANTS

Description of Business

     Farmers & Merchants is a Georgia state chartered bank which provides banking services through its four full-service banking offices in Summerville, Lyerly, Menlo and Trion, Georgia. Farmers & Merchants' executive office is located at 9861 Rome Blvd., Summerville, Georgia 30747-1502, and its telephone number is (706) 857-3431.

     Farmers & Merchants offers a broad range of customary banking services including commercial, mortgage and consumer loans; checking, savings and time deposit accounts; wire transfers; and rental of safety deposit boxes.

     As of June 30, 1999, Farmers & Merchants had total consolidated assets of approximately $177 million, total consolidated deposits of approximately $153 million and total consolidated shareholders' equity of approximately $21.5 million. At June 30, 1999, Farmers & Merchants had an aggregate of 66 full-time equivalent employees.

Competition

     Farmers & Merchants competes in the Chattooga County, Georgia market with two commercial banks and one credit union. In addition, Farmers & Merchants competes with insurance companies and brokerage firms. As of June 30, 1999, in terms of deposits, Farmers & Merchants ranked first out of the depository institutions in Chattooga County, with approximately 69% of total county deposits.

Legal Proceedings

     Neither Farmers & Merchants nor any of its properties is subject to any material pending legal proceedings, and Farmers & Merchants does not know of any material proceeding being contemplated by any governmental authority.

                        FARMERS & MERCHANTS MANAGEMENT'S
                 DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS'


     The following discussion and analysis discusses the major factors that affected Farmers & Merchants' results of operations and financial condition for the periods shown. These comments are intended to supplement and highlight financial and other information and should be read in conjunction with Farmers & Merchants' financial statements, related notes and selected financial data presented elsewhere in this proxy statement/prospectus.

Financial Condition - June 30, 1999 vs. December 31, 1998

     Total assets at June 30, 1999, were $177 million, representing a $11 million (6%) increase from December 31, 1998. Cash and cash equivalents decreased $1.7 million when compared to December 31, 1998. Deposits increased $12 million (8%) while loans increased $5 million (7%) when compared to December 31, 1998, which reflected that increased deposits were not being utilized to fund investments or loans. The allowance for loan losses at June 30, 1999, totaled $1.1 million, representing 1.57% of total loans compared to December 31, 1998, total of $1.1 million representing 1.59% of total loans.

Financial Condition - 1998 vs. 1997

     During 1998, average total assets increased approximately $11 million (7%) over 1997. Average deposits increased $7 million (6%) in 1998 over 1997. Average loans increased $2 million (4%) in 1998 over 1997.

     Total assets at December 31, 1998, were $166 million, representing a $7 million (4%) increase from December 31, 1997. Total deposits increased $5 million (4%) from 1997 to 1998 while total loans decreased $3 million (4%) during 1998. Time deposits increased $3 million from 1997 to 1998 while all other deposit accounts increased $2 million in 1998.

Results of Operations - 1998 vs. 1997

     Farmers & Merchants' earnings depend to a large degree on net interest income, which is the difference between the interest income received from its investments, such as loans, investment securities, federal funds sold, and the interest expense which is paid on its deposit liabilities.

     Net interest income was flat in 1998. Net interest income at December 31, 1998, was $6.4 million compared to $6.4 million in 1997.

     The provision for loan losses in 1998 was $0 compared to $75,000 in 1997. The provision for loan losses continues to reflect management's estimate of potential loan losses inherent in the portfolio and the creation of an allowance for loan losses adequate to absorb these losses. The allowance for loan losses represented approximately 1.57% and 1.50% of total loans outstanding at December 31, 1998, and 1997, respectively. Net recoveries were $10,000 during 1998 and net chargeoffs were $57,000 during 1997. Farmers & Merchants has established a loan grading system whose classifications are consistent with those of its regulators. Management utilizes this system to evaluate the adequacy of its allowance for loan losses. Management allocates losses based on expected loss ratios for each loan classification. Management has determined these ratios considering Farmers & Merchants' loss rates and the losses experienced by its peer group. Farmers & Merchants also utilizes an independent loan review process to validate the internal loan grading in addition to assessing the overall adequacy of the allowance for loan losses.

   Other operating income was $784,000 in 1998 which increased by $35,000 or 5% when compared to 1997. Other operating expenses increased $38,000 (1%) in 1998 over 1997 principally due to an increase in personal expenses

   Table 1 presents for the two years ended December 31, 1998, average balances of interest-earning assets and interest-bearing liabilities and the weighted average interest rates earned and paid on those balances. In addition, interest rate spreads, net interest margins and the ratio of interest-earning assets versus interest-bearing liabilities for those years are presented.


Years Ended December 31,
------------------------
                                                      1998                                       1997
                                        --------------------------------------------------------------------------------
Table 1 - Average Balances,                             Interest      Weighted                     Interest     Weighted
 Interest, and Rates -                    Average       Income/     Average Rate     Average       Income/      Average
Taxable Equivalent Basis                  Balance       Expense                      Balance       Expense        Rate
                                        --------------------------------------------------------------------------------
ASSETS
Interest-earning assets:
  Loans                                 $ 69,748,848   $ 6,443,756         9.24%   $ 67,406,018   $ 6,872,967      10.20%
  Investment securities                   85,920,812     5,127,022         5.97%     73,906,642     4,576,277       6.19%
  Federal funds sold                       3,927,931       238,071         6.06%      5,855,077       322,800       5.51%
                                        ------------   -----------       ------    ------------   -----------     ------
Total interest-earning assets            159,597,591    11,808,849         7.40%    147,167,737    11,772,044       8.00%
Other assets and cash                      6,523,129                                  8,031,986
                                        ------------                               ------------
  Total assets                          $166,120,720                               $155,199,723
                                        ============                               ============
LIABILITIES AND SHARHOLDERS'
 EQUITY
Interest-bearing liabilities:
    Interest-bearing demand
     deposits                           $ 34,203,270   $ 1,092,771         3.19%   $ 30,591,979   $   919,312       3.01%
    Savings deposits                       7,918,959       163,472         2.06%      8,264,044       158,693       1.92%
    Other time deposits                   80,061,352     4,462,352         5.57%     74,049,493     4,097,992       5.53%
    FHLB advances and other
     borrowings                            2,214,286       115,527         5.22%      4,030,764       139,348       3.46%
                                        ------------   -----------       ------    ------------   -----------     ------
       Total interest bearing
        liabilities                      124,397,867     5,834,122         4.69%    116,936,280     5,315,345       4.55%
Noninterest bearing demand
 deposits                                 19,193,162                                 17,582,305
Other liabilities                          1,437,234                                  1,291,691
Shareholders' equity                      21,092,457                                 19,389,447
                                        ------------                               ------------
  Total liabilities and
   shareholders' equity                 $166,120,720                               $155,199,723
                                        ============                               ============
Tax equivalent adjustment
Net interest income                                      5,974,727                                  6,456,699
Interest rate spread                                                       2.71%                                    3.45%
Net interest margin                                                        3.74%                                    4.39%
Interest-earning assets/
Interest-bearing liabilities                                             128.30%                                  125.85%
                                      ----------------------------------------------------------------------------------

      Net interest income is determined by the amount of interest-earning assets compared to interest-bearing liabilities and their related yields and costs.
The difference between the weighted average interest rates earned on interest-earning assets, i.e., loans and investment securities, and the weighted average interest rates paid on interest-bearing liabilities, i.e., deposits and borrowings, is called the net interest spread. Another measure of the difference in interest income earned versus interest expense paid is net interest margin. Net interest margin is calculated by dividing net interest income by average earning assets.

      Average interest-earning assets were $160 million in 1998 versus $147 million in 1997. Average interest-bearing liabilities were $124 million in 1998 versus $117 million in 1997. The interest rate spread was 2.71% in 1998 versus 3.45% in 1997, while the net interest margin was 3.74% in 1998, and 4.39% in 1997.

Investment Securities

     The composition of the investment securities portfolio reflects management's strategy to maintain an appropriate level of liquidity while providing a relatively stable source of income. The portfolio also provides a balance to interest rate risk and credit risk in other categories of Farmers & Merchants' balance sheet while providing a vehicle for the investment of available funds, furnishing liquidity, and providing securities to pledge as required collateral for certain deposits.

     Investment securities increased $10 million from $80 million at December 31, 1997 to $90 million at December 31, 1998. At December 31, 1998, $82 million (92%) of investment securities outstanding were classified as available-for-sale.

     Table 2 reflects the carrying amount of the investment securities portfolio for the past two years.


                                                            December 31,
                                                            ------------

Table 2 - Carrying Value of Investments              1998                   1997
                                                ------------------------------------
Securities available-for-sale:
  U.S. Treasuries and agencies                   $54,761,551             $47,530,757
  Mortgage-backed securities                      27,432,453              22,020,027
                                                 -----------             -----------

       Total                                     $82,194,004             $69,550,784
                                                 ===========             ===========

Securities held-to-maturity:
  U.S. Treasuries and agencies                   $ 1,299,505             $ 3,499,711
  Mortgage-backed securities                       6,215,233               6,861,432
                                                 -----------             -----------

        Total                                    $ 7,514,738             $10,361,143
                                                 ===========             ===========

        Total investment securities              $89,708,742             $79,911,927
                                                 ===========             ===========

Carrying Value of Investments

     The market value of investment securities will change as interest rates change but the related unrealized gains and losses will not flow through the earnings statement unless the related securities become permanently impaired or they are sold or called at prices which differ from the carrying value. At December 31, 1998, Farmers & Merchants did not have any securities that it deemed to be permanently impaired.

Loans

     Gross loans receivable decreased by approximately $2 million from $69 million at December 31, 1997 to $67 million at December 31, 1998. This decrease primarily resulted from decreases in the commercial and real estate portfolios which are noted below in Table 3.


                                                             December 31,
                                                            -------------
                                               1998                             1997
                                   ---------------------------------------------------------------
Table 3 - Loan Portfolio                              Percent of                       Percent of
                                       Amount            Total          Amount            Total
                                   ---------------------------------------------------------------
Commercial/Financial/Agricultural     $10,744,181         16.15%      $11,588,464           16.74%
Equity Line                             3,803,627          5.72%        4,324,119            6.24%
Real Estate Mortgage                   29,602,095         44.49%       31,103,970           44.92%
Installment Loans to Individuals       22,366,183         33.61%       22,226,557           32.10%
Other                                      20,394          0.03%               --            0.00%
                                      -----------        ------       -----------          ------
                                       66,536,480        100.00%       69,243,110          100.00%
                                      -----------        ------       -----------          ------
Total loans

Less:
Allowance for loan losses               1,069,086                       1,059,347
                                      -----------                     -----------
Total net loans                       $65,467,394                     $68,183,763
                                      ===========                     ===========

     Table 4 represents the expected maturities for commercial, financial, and agricultural loans, and real estate construction loans at December 31, 1998.

                                                                   Maturity
                                                                   --------
Table 4 - Loan Portfolio Maturity                          Over One
                                          One Year         Through         Over Five
                                          or Less         Five Years         Years             Total
                                      ----------------  --------------  ----------------  ----------------
                                          $7,857,000        $2,222,000        $124,000         $10,203,000

Provision and Allowance for Loan Losses

     Table 5 presents an analysis of activities in the allowance for loan losses for the past two years. An allowance for possible losses is provided through charges to Farmers & Merchants' earnings in the form of a provision for loan losses. The provision for loan losses was $0 in 1998, and $75,000 in 1997. Management determines the level of the provision for loan losses based on outstanding loan balances, the levels of non-performing assets, reviews of assets classified as substandard, doubtful, or loss, reviews of the larger credits, analysis of historical loss experience, and analysis of current economic conditions.

     Management believes that the allowance for loan losses was both adequate and appropriate at December 31, 1998 and 1997. The future level of the allowance for loan losses, however, depends largely upon loan growth, loan loss experience, and other factors which cannot be anticipated with a high degree of certainty.

                                                            Years Ended December 31,
                                                        ----------------------------------
Table 5 - Analysis of the Allowance for Loan Losses          1998              1997
                                                       -------------------------------------
Average net loans
Allowance for loan losses, beginning of period             $1,059,347         $1,041,332


Chargeoffs for the period:                                    152,580            196,252
                                                           ----------         ----------
Total chargeoffs                                              152,580            196,252

Recoveries for the period:                                    162,319            139,264
Provision charged to operations                                    --             75,000
                                                           ----------         ----------
Total recoveries                                              162,319            214,264
                                                           ----------         ----------

  Net chargeoffs/ (recoveries) for the period                  (9,739)           (18,012)

Provision for loan losses                                      (9,739)           (18,012)
                                                           ----------         ----------
Allowance for loan losses, end of period                   $1,069,086         $1,059,344
                                                           ==========         ==========
Ratio of allowance for loan losses to total
 loans outstanding                                               1.61%              1.53%
Ration of net chargeoffs/(recoveries) during the
 period to
  average net loans outstanding during the period             (0.0150)%          (0.0260)%

Asset Quality

     At December 31, 1998, there were no commitments to lend additional funds on nonaccrual loans. Table 6 summarizes the non-performing assets for each of the last two years.

                                                            December 31,
                                                            -------------
Table 6 - Risk Elements                               1998                1997
                                               ------------------------------------
Loans on nonaccrual                                   1,874               8,717
Loans past due 90 days and still accruing                --                  --
Other real estate owned                                  --                  --
                                                      -----               -----
Total non-performing assets                           1,874               8,717
                                                      =====               =====
Total non-performing loans as a percentage of         0.003%              0.013%
 net loans

     There may be additional loans within Farmers & Merchants' loan portfolio that are classified as conditions dictate. Management, however, was not aware of any such loans that were material in amount at December 31, 1998. At December 31, 1998, management was unaware of any known trends, events, or uncertainties that would have, or that were reasonably likely to have a material effect on Farmers & Merchants' liquidity, capital resources, or operations.

Deposits

     Total deposits increased approximately $6 million during 1998, totaling $141 million at December 31, 1998, compared to $135 million at December 31, 1997. The maturities of time deposits of $100,000 or more issued by Farmers & Merchants at December 31, 1998, are summarized in Table 7.

Table 7 - Maturities of Time Deposits Over $100,000
                                                      6/30/99        12/31/98         12/31/97
                                             ---------------------------------------------------
   Three months or less                             $ 4,512,000     $ 6,938,000      $ 7,609,000
   Over three months through six months               2,343,000       3,609,000        2,502,000
   Over six months through twelve months              7,254,000       2,584,000        5,856,000
   Over twelve months                                 5,560,000       5,766,000        1,614,000
                                                    -----------     -----------      -----------

            Total                                   $19,669,000     $18,897,000      $17,581,000
                                                    ===========     ===========      ===========

Asset-Liability Management

     A primary objective of Farmers & Merchants' asset and liability management program is to control exposure to interest rate risk to enhance its earnings and protect its net worth against potential loss resulting from interest rate fluctuations. Interest rate risk is exposure to changes in net interest income due to changes in market interest rates.

     Table 8 provides information regarding the balances of interest-earning assets and interest-bearing liabilities outstanding as of December 31, 1998, that are expected to mature, prepay, or reprice in each of the future time periods shown (i.e., the interest rate sensitivity). As presented in this table, at December 31, 1998, the liabilities subject to rate changes within one year exceeded its assets subject to rate changes within one year. This mismatched condition subjects Farmers & Merchants to interest rate risk within one-year period because Farmers & Merchants' liabilities, due to their generally shorter term to maturity or to their repricing characteristics, are more sensitive to short-term interest rate changes than its assets. Theoretically, this position would result in a decrease in net interest income if market interest rates rise and an increase in net interest income if market interest rates decline. However, management's recent experience has shown that the interest-bearing demand and savings deposits categories do not actually reprice on an immediate basis as a result of a rise in market interest rates, and, therefore net interest income could increase under these conditions.

     Management carefully measures and monitors interest rate sensitivity and believes that its operating strategies offer protection against interest rate risk.

     Management has maintained positive ratios of average interest-earning assets to average interest-bearing liabilities. As represented in Table 1 this ratio, based on average balances for the respective years, was 128.30% in 1998, and 125.85% in 1997.

                                                                December 31, 1998
                                                             Maturing Or Repricing In
                                                 -------------------------------------------------
Table 8 - Interest Rate Sensitivity Analysis                  Over 1 Year
(Dollars in Thousands)                             1 Year      Through 5       Over 5
                                                  or Less        Years         Years        Total
                                                 -------------------------------------------------
Interest-Earning Assets:
  Adjustable rate mortgages                       $ 3,005            --           --      $  3,005
  Fixed rate mortgages                              1,395         5,531        5,728        12,654
  Other loans                                       3,518            --           --         3,518
  Investment securities                            12,997         4,711           --        17,708
  Other investment                                     --            --           --            --
Federal funds sold                                  4,893            --           --         4,893
                                                  -------       -------       ------      --------

   Total interest-earning assets                  $25,808       $10,242       $5,728      $ 41,778
                                                  =======       =======       ======      ========

Interest-Bearing Liabilities:
  Fixed maturity deposits                          53,849         8,684           --        62,533
  DDA accounts                                     36,490            --           --        36,490
  Passbook accounts                                 7,804            --           --         7,804
Other borrowed funds                                   --            --           --            --
FHLB advances                                         286         1,785           --         2,071
                                                  -------       -------       ------      --------

   Total interest-bearing liabilities             $98,429       $10,469           --      $108,898
                                                  =======       =======       ======      ========


Capital Resources and Dividends

     Shareholders' equity increased 8.32% from December 31, 1997 to December 31, 1998. This growth resulted primarily from 1998 earnings. Dividends of $1,065,600 or $1.48 per share were declared and paid in 1998, and dividends of $1,123,200 or $1.56 per share were declared and paid in 1997.

     Average shareholders' equity as a percent of total average assets is one measure used to determine capital strength. The ratio of average shareholders' equity to average total assets was 12.96% for 1998 and 12.41% for 1997. Table 9 summarizes these and other key ratios for Farmers & Merchants for each of the last two years.

     The Federal Deposit Insurance Corporation Improvement Act required federal banking agencies to take "prompt corrective action" with regard to institutions that do not meet minimum capital requirements. As a result, the federal banking agencies introduced an additional capital measure called the "Tier 1 risk-based capital ratio." The Tier 1 ratio is the ratio of core capital to risk adjusted total assets. Farmers & Merchants exceeded all requirements to be a "well-capitalized" institution at June 30, 1999.

                                                Years Ended December 31,
                                                ------------------------
Table 9 - Equity Ratios
                                                 1998               1997
                                         -------------------------------------

Return on average assets                         1.60%               1.60%
Return on average equity                        12.33%              12.90%
Dividend payout ratio                           43.20%              42.61%
Average equity to average assets                12.96%              12.41%

Provision for Income Taxes

     The provision for income taxes was $999,987 in 1998, versus $1,038,409 in 1997. The effective actual tax rates, tax provision as a percentage of income before taxes for 1998 and 1997 were 27.78% and 29.34%, respectively.

Impact of Inflation and Changing Prices

     The financial statements and related financial data presented in this discussion have been prepared in accordance with generally accepted accounting principles. These principles require the measurement of financial position and operating results in terms of historical dollars without considering changes in relative purchasing power over time due to inflation.

     Unlike most industrial companies, virtually all of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates generally have a more significant impact on a financial institution's performance than does the effect of inflation. The liquidity maintenance of acceptable performance levels.

                    FARMERS & MERCHANTS SECURITY OWNERSHIP

     The following table sets forth certain information regarding the Farmers & Merchants common stock owned, as of the record date and after giving effect to the merger by:

     . each person who beneficially owned more than 5% of the shares of Farmers & Merchants common stock outstanding,

     .  each Farmers & Merchants director,

     .  the executive officers of Farmers & Merchants, and

     .  all Farmers & Merchants directors and executive officers as a group.

     Except as otherwise indicated, the persons named in the table have sole voting and investment powers with respect to all shares shown as beneficially owned by them. The information shown below is based upon information furnished by the named persons and based upon "beneficial ownership" concepts set forth in rules issued under the Securities Exchange Act of 1934. Under these rules, a person is deemed to be a "beneficial owner" of a security if that person has or shares "voting power," which includes the power to vote or to direct the voting of the security, or "investment power," which includes the power to dispose or to direct the disposition of the security. A person is also deemed to be a beneficial owner of any security of which that person has the right to acquire beneficial ownership within 60 days. More than on person may be deemed to be a beneficial owner of the same securities.

                                                                                                     Percent of
                                                                                                      Premier
                                                                           Percent of               Common Stock
                                                Number of                    Common                Following the
       Name of Beneficial Owner                 Shares (1)                    Stock                    Merger
       ------------------------                 ----------                 ----------              -------------
Norman E. Bryant                                   1,278                        *                        *
Allen W. Eleam                                     1,863                        *                        *
Robert L. Himes                                      150                        *                        *
James R. Jackson III                                 327                        *                        *
Bill M. Gilbert                                      607                        *                        *
William E. Ellenburg, Jr.                            130                        *                        *
J. Scott Tucker                                      100                        *                        *
J. Mack Robinson                                 391,102                     54.3                      5.1
Harriet J. Robinson as Trustee FBO
Jill E. Robinson                                  60,300                      8.4                        *
Harriet J. Robinson as Trustee FBO
Robin R. Howell                                   60,300                      8.4                        *
Delta Life Insurance Company                      28,530                      4.0                        *
Harriet J. Robinson                               12,315                      1.7                        *
Delta Fire Insurance Company                      11,748                      1.6                        *
All Executive Officers and Directors
    as a group                                   177,648                     24.7                      2.3

________________

*    Represents less than one percent of the shares outstanding.
(1) Includes shares as to which the named person shares voting power or investment power, or both.

                           REGULATORY CONSIDERATIONS

     The following discussion sets forth the material elements of the regulatory framework applicable to banks and bank holding companies and provides specific information related to Premier and Farmers & Merchants.


General

     Premier is a bank holding company registered with the Federal Reserve Board and the Georgia Department of Banking and Finance under the Bank Holding Company Act and the Georgia Bank Holding Company Act, respectively. As a result, Premier is subject to the supervision, examination and reporting requirements of the Bank Holding Company Act and the regulations of the Federal Reserve Board and the Georgia Department of Banking and Finance issued under these acts. Farmers & Merchants is a Georgia chartered commercial bank. As such, Farmers & Merchants is subject to the supervision, examination and reporting requirements of the Georgia Department of Banking and Finance and the FDIC.

     The Bank Holding Company Act requires every bank holding company to obtain the prior approval of the Federal Reserve Board before:

     . it may acquire direct or indirect ownership or control of any voting shares of any bank if, after such acquisition, the bank holding company will directly or indirectly own or control more than 5% of the voting shares of the bank;

     . it or any of its subsidiaries, other than a bank, may acquire all or substantially all of the assets of any bank; or

     .  it may merge or consolidate with any other bank holding company.

     The Bank Holding Company Act further provides that the Federal Reserve Board may not approve any transaction that would result in a monopoly or that would substantially lessen competition in the banking business, unless the public interest in meeting the needs of the communities to be served outweighs the anti-competitive effects. The Federal Reserve Board is also required to consider the financial and managerial resources and future prospects of the bank holding companies and banks involved and the convenience and needs of the communities to be served. Consideration of financial resources generally focuses on capital adequacy, and consideration of convenience and needs issues focuses, in part, on the parties= performance under the Community Reinvestment Act of 1977, both of which are discussed in more detail below.

     The Bank Holding Company Act, as amended by the interstate banking provisions of the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994, which became effective on September 29, 1995, repealed the prior statutory restrictions on interstate acquisitions of banks by bank holding companies. The effect of the Bank Holding Company Act is that Premier, and any other bank holding company located in Georgia, may now acquire a bank located in any other state, and any bank holding company located outside Georgia may lawfully acquire any Georgia-based bank, regardless of state law to the contrary, in either case subject to certain deposit-percentage, aging requirements, and other restrictions. The Interstate Banking Act referred to above also generally provides that, as of July 1, 1997, national and state-chartered banks may branch interstate through acquisitions of banks in other states.

     In response to the Interstate Banking Act, the Georgia General Assembly adopted the Georgia Interstate Banking Act, which was effective on July 1, 1995. The Georgia Interstate Banking Act provides that the Georgia Department of Banking and Finance will permit

     . interstate acquisitions by Georgia institutions in states which also allow national interstate acquisitions, and

     . interstate acquisitions of Georgia institutions by institutions located in states which allow national interstate acquisitions.

     Additionally, on January 26, 1996, the Georgia General Assembly adopted the Georgia Interstate Branching Act which permits Georgia-based banks and bank holding companies owning or acquiring banks outside of Georgia and all non-Georgia banks and bank holding companies owning or acquiring banks in Georgia the right to merge any lawfully acquired bank into an interstate branch network. The Georgia Interstate Branching Act also allows banks to establish de novo branches.

     The Bank Holding Company Act generally prohibits a bank holding company from engaging in activities other than:

     .  banking;

     .  managing or controlling banks or other permissible subsidiaries; and

     . acquiring or retaining direct or indirect control of any company engaged in any activities other than activities closely related to banking or managing or controlling banks.

In determining whether a particular activity is permissible, the Federal Reserve Board considers whether performing the activity can be expected to produce benefits to the public that outweigh possible adverse effects, such as undue concentration of resources, decreased or unfair competition, conflicts of interest or unsound banking practices. The Bank Holding Company Act does not place territorial limitations on permissible non-banking activities of bank holding companies. The Federal Reserve Board has the power to order a bank holding company or its subsidiaries to terminate any activity or control of any subsidiary when the continuation of such activity or control constitutes a serious risk to the financial safety, soundness or stability of any bank subsidiary of that bank holding company.

     Farmers & Merchants, Premier Bank and Milton National Bank are members of the FDIC. Consequently, the FDIC insures their deposits to the maximum extent provided by law. Farmers & Merchants, Premier Bank and Milton National Bank are also subject to numerous state and federal statutes and regulations that affect their business, activities and operations, and each is supervised and examined by one or more state or federal bank regulatory agencies.

     Farmers & Merchants and Premier Bank are subject to regulation, supervision, and examination by the FDIC and the Georgia Department of Banking and Finance. Milton National Bank is subject to regulation, supervision and examination by the Office of the Comptroller of the Currency. The FDIC, the Comptroller of the Currency, and the Georgia Department of Banking and Finance regularly examine the operations of Farmers & Merchants, Premier Bank and Milton National Bank and are given the authority to approve or disapprove mergers, consolidations, the establishment of branches and similar corporate actions.
The FDIC, the Comptroller of the Currency and the Georgia Department of Banking and Finance also have the power to prevent the continuance or development of unsafe or unsound banking practices or other violations of law.

Payment of Dividends

     Premier is a legal entity separate and distinct from its banking and other subsidiaries. The principal sources of cash flow of Premier, including cash flow to pay dividends to its shareholders, are dividends from its banking and other subsidiaries. There are statutory and regulatory limitations on the payment of dividends by Premier's subsidiary depository institutions, as well as by Premier to its shareholders.

     If, in the opinion of the federal banking regulators, a depository institution under its jurisdiction is engaged in or is about to engage in an unsafe or unsound practice, the authority may require, after notice and hearing, that such institution cease and desist from the practice. The federal banking agencies have indicated that paying dividends that deplete a depository institution's capital base to an inadequate level would be an unsafe and unsound banking practice. Under the Federal Deposit Insurance Corporation Improvement Act of 1991, a depository institution may not pay any dividend if payment would cause it to become undercapitalized or if it already is undercapitalized. See "--Prompt Corrective Action." The federal agencies have also issued policy statements that provide that bank holding companies and insured banks should generally only pay dividends out of current operating earnings.

     At June 30, 1999, under dividend restrictions imposed under federal and state laws, without obtaining governmental approvals, Premier Bank could declare aggregate dividends to Premier of approximately $11.6 million and Milton National Bank could declare aggregate dividends to Premier of approximately $850,000. At June 30, 1999, Farmers & Merchants, without obtaining governmental approvals, could declare dividends to its shareholders of approximately $1,300,000.

     The payment of dividends by Farmers & Merchants, Premier, Premier Bank and Milton National Bank may also be affected or limited by other factors, such as the requirement to maintain adequate capital above regulatory guidelines.

Capital Adequacy

     Premier is required to comply with the capital adequacy standards established by the Federal Reserve Board. Premier Bank, Farmers & Merchants and Milton National Bank are required to comply with the capital adequacy standards established by the appropriate federal banking regulator. The Federal Reserve Board has promulgated two basic measures of capital adequacy for bank holding companies: a risk-based measure and a leverage measure. All applicable capital standards must be satisfied for a bank holding company to be considered in compliance.

     The risk-based capital standards are designed to:

     . make regulatory capital requirements more sensitive to differences in risk profile among banks and bank holding companies;

     .  account for off-balance-sheet exposure; and

     .  minimize disincentives for holding liquid assets.

Assets and off-balance-sheet items are assigned to broad risk categories, each with appropriate weights. The resulting capital ratios represent capital as a percentage of total risk- weighted assets and off-balance-sheet items.

     The minimum guideline for the ratio of total capital to risk-weighted assets is 8%. At least half of total capital must be comprised of Tier 1 Capital, which is common stock, undivided profits, minority interests in the equity accounts of consolidated subsidiaries and noncumulative perpetual preferred stock, less goodwill and certain other intangible assets. The remainder may consist of Tier 2 Capital, which is subordinated debt, other preferred stock, and a limited amount of loan loss reserves. At June 30, 1999, Premier's consolidated total risk-based capital ratio and its Tier 1 risk-based capital ratio were 14.17% and 13.0% respectively.

     In addition, the Federal Reserve Board has established minimum leverage ratio guidelines for bank holding companies. These guidelines provide for a minimum ratio of Tier 1 Capital to average assets, less goodwill and certain other intangible assets, of 3.0% for bank holding companies that meet certain specified criteria. All other bank holding companies generally are required to maintain a leverage ratio of at least 3%, plus an additional cushion of 100 to 200 basis points. Premier's leverage ratio at June 30, 1999 was 11.03%. The guidelines also provide that bank holding companies experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels without significant reliance on intangible assets. Furthermore, the Federal Reserve Board has indicated that it will consider a ''tangible Tier 1 Capital leverage ratio'' and other indicia of capital strength in evaluating proposals for expansion or new activities.

     Farmers & Merchants, Premier Bank and Milton National Bank are subject to risk-based and leverage capital requirements adopted by their respective federal banking regulators, which are substantially similar to those adopted by the Federal Reserve Board for bank holding companies. Farmers & Merchants, Premier Bank and Milton National Bank were in compliance with applicable minimum capital requirements as of June 30, 1999. Neither Farmers & Merchants, Premier, Premier Bank nor Milton National Bank has been advised by any federal banking agency of any specific minimum capital ratio requirement applicable to it.

     Failure to meet capital guidelines could subject a bank to a variety of enforcement remedies, including issuance of a capital directive, the termination of deposit insurance by the FDIC, a prohibition on taking brokered deposits, and certain other restrictions on its business. As described below, the FDIC can impose substantial additional restrictions upon FDIC-insured depository institutions that fail to meet applicable capital requirements. See "--Prompt Corrective Action."

Support of Subsidiary Institutions

     Under Federal Reserve Board policy, Premier is expected to act as a source of financial strength for, and to commit resources to support, Premier Bank and Milton National Bank. This support may be required at times when, absent the Federal Reserve Board policy, Premier may not be inclined to provide it. In addition, any capital loans by a bank holding company to any of its depository institution subsidiaries are subordinate in right of payment to deposits and to certain other indebtedness of the banks. In the event of a bank holding company's bankruptcy, the bankruptcy trustee will assume any commitment by a bank holding company to a federal bank regulatory agency to maintain the capital of a banking subsidiary, which commitment will be entitled to a priority of payment.

     Under the Federal Deposit Insurance Act, an FDIC-insured depository institution can be held liable for any loss incurred by, or reasonably expected to be incurred by, the FDIC after August 9, 1989, in connection with the default of a commonly-controlled FDIC-insured depository institution or any assistance the FDIC provides to any commonly-controlled FDIC-insured depository institution "in danger of default." "Default" is defined generally as the appointment of a conservator or receiver, and "in danger of default" is defined generally as the existence of specified conditions indicating that a default is likely to occur in the absence of regulatory assistance. The FDIC's claim for damages is superior to claims of shareholders of the insured depository institution or its holding company, but is subordinate to claims of depositors, secured creditors and holders of subordinated debt of the commonly-controlled FDIC insured depository institution. Premier Bank and Milton National Bank are subject to these cross-guarantee provisions. As a result, any loss the FDIC suffers with respect to Premier Bank, Milton National Bank or Farmers & Merchants would likely result in assertion of the cross-guarantee provisions, the assessment of estimated losses against the depository institution's banking or thrift affiliates and a potential loss of Premier in its banking subsidiaries.

Prompt Corrective Action

     The Federal Deposit Insurance Corporation Improvement Act establishes a system of prompt corrective action to resolve the problems of undercapitalized institutions. Under this system, which became effective in December, 1992, federal banking regulators established five capital categories (well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized) and must take specified mandatory supervisory actions. Federal banking regulators are also authorized to take other discretionary actions with respect to institutions in the three undercapitalized categories, the severity of the action depending upon the capital category of the institution. Generally, subject to a narrow exception, the Federal Deposit Insurance Corporation Improvement Act requires the banking regulator to appoint a receiver or conservator for an institution that is critically undercapitalized. The federal banking agencies have specified by regulation the relevant capital level for each category.

     Under the final agency rules implementing the prompt corrective action provisions, an institution that has a total risk-based capital ratio of 10% or greater, a Tier 1 risk-based capital ratio of 6.0% or greater, and a leverage ratio of 5.0% or greater and is not subject to any written agreement, order, capital directive or prompt corrective action directive issued by the appropriate federal banking agency is deemed to be well capitalized. An institution with a total risk-based capital ratio of 8.0% or greater, a Tier 1 risk-based capital ratio of 4.0% or greater, and a leverage ratio of 4.0% or greater is considered to be adequately capitalized. A depository institution that has a total risk-based capital ratio of less than 8.0%, a Tier 1 risk-based capital ratio of less than 4.0%, or a leverage ratio of less than 4.0% is considered to be undercapitalized. A depository institution that has a total risk-based capital ratio of less than 6.0%, a Tier 1 risk-based capital ratio of less than 3.0%, or a leverage ratio of less than 3.0% is considered to be significantly undercapitalized, and an institution that has a tangible equity capital to assets ratio equal to or less than 2.0% is deemed to be critically undercapitalized. For purposes of the regulation, the term ''tangible equity'' includes core capital elements counted as Tier 1 Capital under the risk-based capital standards, plus the amount of outstanding cumulative perpetual preferred stock, minus intangible assets with various exceptions. A depository institution may be deemed to be in a capitalization category that is lower than is indicated by its actual capital position if it receives an unsatisfactory examination rating.

     An institution that is categorized as undercapitalized, significantly undercapitalized or critically undercapitalized is required to submit an acceptable capital restoration plan to its appropriate federal banking agency. Under the Federal Deposit Insurance Corporation

Improvement Act, a bank holding company must guarantee that its subsidiary depository institution meets its capital restoration plan, subject to certain limitations. The obligation of a controlling bank holding company under the Federal Deposit Insurance Corporation Improvement Act to fund a capital restoration plan is limited to the lesser of 5% of an undercapitalized subsidiary's assets or the amount required to meet regulatory capital requirements. An undercapitalized institution is also generally prohibited from increasing its average total assets, making acquisitions, establishing any branches, or engaging in any new line of business, except in accordance with an accepted capital restoration plan or with the approval of the FDIC. In addition, the appropriate federal banking regulator may treat an undercapitalized institution in the same manner as it treats a significantly undercapitalized institution if it determines that those actions are necessary.

     For those institutions that are significantly undercapitalized or undercapitalized and either fail to submit an acceptable capital restoration plan or fail to implement an approved capital restoration plan, the appropriate federal banking agency must require the institution to take one or more of the following actions:

     . sell enough shares, including voting shares, to become adequately capitalized;

     . merge with or be sold to another institution, but only if grounds exist for appointing a conservator or receiver;

     . restrict certain transactions with banking affiliates as if the "sister bank" exception to the requirements of Section 23A of the Federal Reserve Act did not exist;

     .  otherwise restrict transactions with bank or non-bank affiliates;

     . restrict interest rates that the institution pays on deposits to "prevailing rates" in the institution's region;

     .  restrict asset growth or reduce total assets;

     .  alter, reduce or terminate activities;

     .  hold a new election of directors;

     . dismiss any director or senior executive officer who held office for more than 180 days immediately before the institution became undercapitalized, provided that in requiring dismissal of a director or senior executive officer, the regulator must comply with certain procedural requirements, including the opportunity for an appeal in which the director or officer will have the burden of proving his or her value to the institution;

     .  employ "qualified" senior executive officers;

     .  cease accepting deposits from correspondent depository institutions;

     . divest certain nondepository affiliates which pose a danger to the institution; or

     .  be divested by a parent holding company.

In addition, without the prior approval of the appropriate federal banking regulator, a significantly undercapitalized institution may not pay any bonus to any senior executive officer or increase the rate of compensation for a senior executive officer without regulatory approval.

     At June 30, 1999, Farmers & Merchants, Premier Bank and Milton National Bank had the requisite capital levels to qualify as ''well capitalized.''

FDIC Insurance Assessments

     Pursuant to the Federal Deposit Insurance Corporation Improvement Act, the FDIC adopted a risk-based assessment system for insured depository institutions that takes into account the risks attributable to different categories and concentrations of assets and liabilities. The risk-based assessment system, which went into effect on January 1, 1994, assigns an institution to one of three capital categories:

     .  well capitalized;

     .  adequately capitalized; and

     .  undercapitalized.

These three categories are substantially similar to the prompt corrective action categories described above, with the "undercapitalized" category including institutions that are undercapitalized, significantly undercapitalized, and critically undercapitalized for prompt corrective action purposes. The FDIC also assigns an institution to one of three supervisory subgroups within each capital group. The supervisory subgroup to which an institution is assigned is based on a supervisory evaluation provided to the FDIC by the institution's primary federal regulator and information which the FDIC determines to be relevant to the institution's financial condition and the risk posed to the deposit insurance funds. An institution's insurance assessment rate is then determined based on the capital category and supervisory category to which it is assigned. Under the final risk-based assessment system, there are nine assessment risk classifications to which different assessment rates are applied. Assessment rates for members of both the Bank Insurance Fund ("BIF") and the Savings Association Insurance Fund ("SAIF") for the first half of 1995, as they had been during 1994, ranged from 23 basis points for an institution in the highest category to 31 basis points for an institution in the lowest category. These rates were established for both funds to achieve a designated ratio of reserves to insured deposits within a specified period of time.

     Once the designated ratio for the BIF was reached in May 1995, the FDIC reduced the assessment rate applicable to BIF deposits in two stages, so that, beginning in 1996, the deposit insurance premiums for 92% of all BIF members in the highest capital and supervisory categories were set at $2,000 per year, regardless of deposit size. The FDIC elected to retain the existing assessment rate range of 23 to 31 basis points for SAIF members for the foreseeable future given the undercapitalized nature of that insurance fund.

     Recognizing that the disparity between the SAIF and BIF premium rates had adverse consequences for the SAIF insured institutions and other banks with SAIF assessed deposits, including reduced earnings and an impaired ability to raise funds in capital markets and to attract deposits, in July 1995, the FDIC, the Treasury Department, and the Office of Thrift Supervision released statements outlining a proposed plan to recapitalize the SAIF, the principal feature of which was a special one-time assessment on depository institutions holding SAIF-insured deposits, which was intended to recapitalize the SAIF at a reserve ratio of 1.25%. This proposal contemplated elimination of the disparity between the assessment rates on BIF and SAIF deposits following recapitalization of the SAIF.

     Congress enacted a variation of this proposal, designated the Deposit Insurance Funds Act of 1996 as part of the omnibus budget legislation and President Clinton signed it into law on September 30, 1996. As directed by the Deposit Insurance Funds Act, the FDIC implemented a special one-time assessment of approximately 65.7 basis points on a depository institution's SAIF-insured deposits held as of March 31, 1995. In addition, the FDIC has implemented a revision in the SAIF assessment rate schedule which effected, as of October 1, 1996:

     . a widening in the assessment rate spread among institutions in the different capital and risk assessment categories,

     . an overall reduction of the assessment rate range assessable on SAIF deposits of from 0 to 27 basis points, and

     . a special interim assessment rate range for the last quarter of 1996 of from 18 to 27 basis points on institutions subject to Financing Corporation assessments.

Effective January 1, 1997, the FDIC imposed assessments to help pay off the $780 million in annual interest payments on the $8 billion Financing Corporation bonds issued in the late 1980's as part of the government rescue of the thrift industry. The FDIC will access BIF- and SAIF-insured deposits in annual amounts presently estimated at 1.29 basis points and 6.44 basis points, respectively. Beginning in January, 2000, BIF- and SAIF-insured institutions will share the Financing Corporation interest costs at equal rates, currently estimated at 2.43 basis points.

     Under the Federal Deposit Insurance Act, the FDIC may terminate an institution's deposit insurance if it finds that the institution has engaged in unsafe and unsound practices, is in an unsafe or unsound condition to continue operations or has violated any applicable law, regulation, rule, order or condition the FDIC has imposed.

Safety and Soundness Standards

     The Federal Deposit Insurance Act, as amended by the Federal Deposit Insurance Corporation Improvement Act and the Riegle Community Development and Regulatory Improvement Act of 1994, requires the federal bank regulatory agencies to prescribe standards relating to certain operational and managerial standards. The federal bank regulatory agencies adopted, effective August 9, 1995, a set of guidelines relating to these managerial standards. The guidelines require, among other things, appropriate systems and practices to identify and manage certain risks and exposures specified in the guidelines. The guidelines deem excessive compensation an unsafe and unsound practice and consider compensation excessive when the amounts paid are unreasonable or disproportionate to the services an executive officer, employee, director or principal shareholder performs. In addition, the agencies adopted regulations that authorize, but do not require, an agency to order an institution that has received notice from an agency that it is not satisfying the safety and soundness standards to submit a compliance plan. If, after being so notified, an institution fails to submit an acceptable compliance plan or fails in any material respect to implement an acceptable compliance plan, the agency must issue an order directing action to correct the deficiency, and may issue an order directing other actions to which an undercapitalized institution is subject under the "prompt corrective action" provisions of the Federal Deposit Insurance Corporation Improvement Act. See "--Prompt Corrective Action." If an institution fails to comply with these orders, the agency may seek to enforce the orders in judicial proceedings and to impose civil money penalties.

Community Reinvestment Act

     The Community Reinvestment Act requires federal bank regulatory agencies to encourage financial institutions to meet the credit needs of low- and moderate-income borrowers in their local communities. In May 1995, the federal bank regulatory agencies published final amended regulations issued under the Community Reinvestment Act. The final regulations eliminate the 12 assessment factors under the former regulation and replace them with performance tests. Institutions are no longer required to prepare Community Reinvestment Act Statements or extensively document director participation, marketing efforts or the ascertainment of community credit needs. Under the final rule, an institution's size and business strategy determines the type of examination that it will receive. Large, retail-oriented institutions will be examined using a performance-based lending, investment and service test. Small institutions will be examined using a streamlined approach. All institutions may opt to be evaluated under a strategic plan formulated with community input and pre-approved by the bank regulatory agency.

     Community Reinvestment Act regulations provide for certain disclosure obligations. Each institution must post a notice advising the public of its right to comment to the institution and its regulator on the institution's Community Reinvestment Act performance and to review the institution's Community Reinvestment Act public file. Each lending institution must maintain for public inspection a public file that includes a listing of branch locations and services, a summary of lending activity, a map of its communities and any written comments from the public on its performance in meeting community credit needs. The Community Reinvestment Act requires public disclosure of a financial institution's written Community Reinvestment Act evaluations. This promotes enforcement of Community Reinvestment Act requirements by providing the public with the status of a particular institution's community reinvestment record.


                                    EXPERTS

     Ernst & Young LLP, independent auditors, have audited Premier's consolidated financial statements for the two years ended December 31, 1998, included in Premier's Annual Report on Form 10-K for the year ended December 31, 1998, as set forth in their report, which is incorporated by reference in this proxy statement/prospectus and elsewhere in the registration statement. Premier's financial statements are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

     Mauldin & Jenkins, LLC, independent auditors, have audited Premier's consolidated financial statements for the year ended December 31, 1996, included in Premier's Annual Report on Form 10-K for the year ended December 31, 1998, as set forth in their report, which is incorporated by reference in this proxy statement/prospectus and elsewhere in the registration statement. Premier's financial statements are incorporated by reference in reliance on Mauldin & Jenkins, LLC's report, given on their authority as experts in accounting and auditing.

     Read, Martin & Slickman, independent auditors, have audited the financial statements of Farmers & Merchants at December 31, 1998 and 1997, and for each of the two years in the period ended December 31, 1998, as set forth in their report. Farmers & Merchants' financial statements are included in the proxy statement/prospectus and elsewhere in the registration statement in reliance on Read, Martin & Slickman's report, given on their authority as experts in accounting and auditing.

                                   OPINIONS

     The legality of the shares of the Premier common stock to be issued in the merger and the federal income tax consequences of the merger will be passed upon by Womble Carlyle Sandridge & Rice, PLLC, Atlanta, Georgia.

                      WHERE YOU CAN FIND MORE INFORMATION

     Premier files annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or the other information that Premier files with the Securities and Exchange Commission at the Securities and Exchange Commission's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference rooms. These Securities and Exchange Commission filings are also available to the public from commercial document retrieval services and at the Internet site maintained by the Securities and Exchange Commission at http://www.sec.gov. Reports, proxy statements and other information of Premier are also available for inspection at the offices of the New York Stock Exchange at 11 Wall Street, New York, New York 10005.

     Premier has filed this Registration Statement to register with the Securities and Exchange Commission the Premier common stock to be issued to Farmers & Merchants shareholders in the merger. This proxy statement/prospectus is a part of that Registration Statement and constitutes a prospectus of Premier. As allowed by Securities and Exchange Commission rules, this proxy statement/prospectus does not contain all the information you can find in Premier's Registration Statement or the exhibits to the Registration Statement.

     The Securities and Exchange Commission allows Premier to "incorporate by reference" certain information into this proxy statement/prospectus, which means that Premier can disclose important information to you by referring you to another document filed separately with the Securities and Exchange Commission. The information incorporated by reference is considered part of this proxy statement/prospectus, except for any information superseded by information contained directly in this proxy statement/prospectus or in later filed documents incorporated by reference in this proxy statement/prospectus.

     This proxy statement/prospectus incorporates by reference the documents listed below that Premier has previously filed with the Securities and Exchange Commission. These documents contain important information about Premier and its business.


Premier Securities and Exchange
Commission Filings (File No. 001-12625)

Annual Report on Form 10-K              For the fiscal year ended December 31,
                                        1998

Quarterly Reports on Form 10-Q          For the fiscal quarters ended March 31,
                                        1999 and June 30, 1999

Current Reports on Form 8-K             Dated April 6, 1999, April 20, 1999, May
                                        27, 1999 and August 3, 1999

Registration Statements on Form 8-A/A   Dated May 27, 1999 (for Common Stock);
                                        Dated May 27, 1999 (for Preferred
                                        Securities of Premier Capital Trust I)


     Premier also incorporates by reference additional documents that may be filed with the Securities and Exchange Commission between the date of this proxy statement/prospectus and the completion of the merger or the termination of the merger agreement. These include periodic reports, such as annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as proxy statements.

     For your convenience, we have enclosed a copy of Premier's Current Report on Form 8-K dated August 3, 1999 relating to the Agreement and Plan of Reorganization dated July 28, 1999 between Premier and BB&T Corporation.

     Premier has supplied all information contained or incorporated by reference in this proxy statement/prospectus relating to Premier, and Farmers & Merchants has supplied all such information relating to Farmers & Merchants.

     If you are a shareholder of Farmers & Merchants, you can obtain any of the documents incorporated by reference through Premier, the Securities and Exchange Commission or the Securities and Exchange Commission's Internet site as described above. Documents incorporated by reference are available from Premier without charge, excluding all exhibits except those that Premier has specifically incorporated by reference in this proxy statement/prospectus. Shareholders may obtain documents incorporated by reference in this proxy statement/prospectus by requesting them in writing or by telephone from Premier at the following address:

                               Barbara J. Burtt
                              Corporate Secretary
                           Premier Bancshares, Inc.
                              2180 Atlanta Plaza
                           950 East Paces Ferry Road
                            Atlanta, Georgia 30326
                                (404) 814-3090

To receive documents before Farmers & Merchants' special shareholder meeting, please request them from us by October 29, 1999.

     You should rely only on the information contained or incorporated by reference in this proxy statement/prospectus. Premier and Farmers & Merchants have not authorized anyone to provide you with information that differs from that which this proxy statement/prospectus contains. This proxy statement/prospectus is dated October 7, 1999. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than that date. Neither mailing this proxy statement/prospectus to shareholders nor issuing Premier common stock in the merger creates any implication to the contrary.

     BB&T Corporation also files annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy these reports, statements or the other information that BB&T files with the Securities and Exchange Commission at the Securities and Exchange Commission's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference rooms. These Securities and Exchange Commission filings are also available to the public from commercial document retrieval services and at the Internet site maintained by the Securities and Exchange Commission at http://www.sec.gov. Reports, proxy statements and other information of BB&T are also available for inspection at the offices of the New York Stock Exchange at 11 Wall Street, New York, New York 10005.

                         INDEX TO FINANCIAL STATEMENTS

Farmers & Merchants

     Unaudited Financial Statements - June 30, 1999 and June 30, 1998..  F-2

          Report of Certified Public Accountants.......................  F-3

          Balance Sheet................................................  F-4

          Statements of Income.........................................  F-5

          Statement of Changes In Stockholders' Equity.................  F-7

     Financial Statements - December 31, 1998 and 1997.................  F-9

          Independent Auditor's Report.................................  F-10

          Balance Sheets...............................................  F-11

          Statements of Income.........................................  F-12

          Statements of Changes In Stockholders' Equity................  F-14

          Statements of Cash Flows.....................................  F-15

          Notes to Financial Statements................................  F-17

                          FARMERS AND MERCHANTS BANK

                             FINANCIAL STATEMENTS

                        SIX MONTHS ENDED JUNE 30, 1999

                                      AND

                                 JUNE 30, 1998

To the Board of Directors
Farmers and Merchants Bank
Summerville, Georgia


          We have compiled the accompanying balance sheet of Farmers and Merchants Bank (a corporation) as of June 30, 1999 and June 30, 1998, and the related statements of income and changes in stockholders' equity for the six months then ended, in accordance with Statements on Standards for Accounting and Review Services issued by the American Institute of Certified Public Accountants.

          A compilation is limited to presenting in the form of financial statements information that is the representation of management. We have not audited or reviewed the accompanying financial statements and, accordingly, do not express an opinion or any other form of assurance on them.

          Management has elected to omit substantially all of the disclosures and the statement of cash flows required by generally accepted accounting principles. If the omitted disclosures and statement of cash flows were included in the financial statements, they might influence the user's conclusions about the Company's financial position, results of operations, and cash flows. Accordingly, these financial statements are not designed for those who are not informed about such matters.


                                                 /s/ Read Martin & Slickman

Rome, Georgia

July 28, 1999

                          FARMERS AND MERCHANTS BANK
                             SUMMERVILLE, GEORGIA
                                 BALANCE SHEET

                        June 30, 1999 and June 30, 1998

                                                                 June 30,        June 30,
                                                                  1999             1998
                                                              ------------     ------------
                          ASSETS

Cash and due from banks                                       $  3,458,708      $  2,579,999
Interest-bearing deposits with banks                                40,512                --
Federal funds sold                                               5,062,032         5,805,730
Securities available-for-sale                                   86,739,083        71,584,850
Securities held-to-maturity                                      6,975,800        14,880,163
Loans, less allowance for loan losses of $1,121,919             70,212,417        69,639,530
Office buildings, equipment and automobiles, net                   775,141           813,002
Other assets                                                     4,113,392         2,258,162
                                                              ------------      ------------

  Total assets                                                $177,377,085      $167,561,436
                                                              ============      ============

   LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits:
 Noninterest-bearing demand                                   $ 22,043,063      $ 19,162,929
 Interest-bearing demand                                        39,038,911        35,170,582
 Savings                                                         8,543,687         8,319,061
 Time, $100,000 and over                                        64,512,189        65,422,226
 Other time                                                     18,753,000        14,512,343
Accrued interest and other liabilities                           1,049,709         1,690,331
Borrowed funds                                                   1,928,571         2,214,286
                                                              ------------      ------------
  Total liabilities
                                                              $155,869,130      $146,491,758
COMMITMENTS AND CONTINGENT LIABILITIES (Note 11)              ------------      ------------

STOCKHOLDERS' EQUITY
 Common stock, $5 par value; 2,000,000 shares authorized,
  720,000 shares issued and outstanding                          3,600,000         3,600,000
 Capital surplus                                                 7,600,000         7,600,000
 Retained earnings                                              11,055,131         9,498,248
 Unrealized loss on securities available-for-sale net
  of deferred income tax                                          (747,177)          371,430
                                                              ------------      ------------
  Total stockholders' equity                                  $ 21,507,955      $ 21,069,678
                                                              ============      ============
                                                              $177,377,085      $167,561,436
                                                              ============      ============

                      SEE ACCOUNTANT'S COMPILATION REPORT

                          FARMERS AND MERCHANTS BANK

                              STATEMENT OF INCOME

               Six Months Ended June 30, 1999 and June 30, 1998






                                                                June 30,         June 30,
                                                                  1999             1998
                                                               ----------       ----------
   Interest income:
     Interest and fees on loans                                $3,340,822       $3,456,063
     Securities held-to-maturity                                  185,123           74,928
     Securities available-for-sale                              2,459,485        2,422,672
     Interest on federal funds sold                               131,100          164,533
                                                               ----------       ----------

                                                                6,116,530        6,118,196
                                                               ----------       ----------
   Interest expense:
     Interest-bearing demand                                       73,247           75,233
     Time deposits                                              2,056,539        2,213,581
     Other time deposits                                          537,169          582,922
     Borrowed funds                                                52,095           59,029
                                                               ----------       ----------

       Interest on deposits                                     2,719,050        2,930,765
                                                               ----------       ----------

       Net interest income                                      3,397,480        3,187,431

   Provision for loan losses                                           --               --
                                                               ----------       ----------

       Net interest income after provision for loan losses      3,397,480        3,187,431
                                                               ----------       ----------

   Other income:
     Service charges on deposits                                  297,726          291,859
     Other service charges, commissions and fees                  101,194           97,616
     Gain on disposal of equipment                                    815             (930)
                                                               ----------       ----------

                                                                  399,735          388,545
                                                               ----------       ----------
   Other expenses:
     Salaries and employee benefits                               972,119          937,534
     Occupancy expense                                             93,249           98,079
     Other operating expenses                                     895,424          833,481
                                                               ----------       ----------

                                                                1,960,792        1,869,094
                                                               ----------       ----------


                         SEE ACCOUNTANT'S COMPILATION REPORT

                          FARMERS AND MERCHANTS BANK

                              STATEMENT OF INCOME

               Six Months Ended June 30, 1999 and June 30, 1998

                                                               June 30,         June 30,
                                                                1999              1998
                                                             -----------      -----------
     Income before provision for income taxes                $ 1,836,423      $ 1,706,882

Provision for income taxes                                       513,664          463,938
                                                             -----------      -----------
     Net income                                              $ 1,322,759      $ 1,242,944
                                                             ===========      ===========
Per share of common stock:

     Net income                                              $      1.84      $      1.73
                                                             ===========      ===========

                      SEE ACCOUNTANT'S COMPILATION REPORT

                          FARMERS AND MERCHANTS BANK

                 STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
                        Six Months Ended June 30, 1999


                                 COMMON STOCK

                                                                                                                     Net
                                                                                                                  Unrealized
                                                                                                                 Gain (Loss) on
                                                                                                                   Available-
                                                                               Capital         Retained            for-Sale
                                             Shares          Par Value         Surplus         Earnings           Securities
Balance, January 1, 1999                    720,000         $3,600,000       $7,600,000      $10,293,972         $  440,788

Net income                                       --                 --               --        1,322,759                 --
Net unrealized loss on                           --
 available-for-sale securities                                      --               --               --         (1,187,964)
                                                 --
Cash dividends declared, $.39 per share                             --               --         (561,600)                --
                                            -------         ----------       ----------      -----------         ----------
Balance, June 30, 1999                      720,000         $3,600,000       $7,600,000      $11,055,131         $ (747,176)
                                            =======         ==========       ==========      ===========         ==========

                                                          Total
Balance, January 1, 1999                               $21,934,760

Net income                                               1,322,759
Net unrealized loss on                                  (1,187,964)
 available-for-sale securities
                                                          (561,600)
Cash dividends declared, $.39 per share                -----------

Balance, June 30, 1999                                 $21,507,955
                                                       ===========

                      SEE ACCOUNTANT'S COMPILATION REPORT

Read
Martin &
Slickman
Certified Public Accountants

                          FARMERS AND MERCHANTS BANK

                 STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
                        Six Months Ended June 30, 1998


                                                                                                 Net
                                                                                              Unrealized
                                                                                            Gain (Loss) on
                                      COMMON STOCK                                            Available-
                                                               Capital        Retained         for-Sale
                                    Shares     Par Value       Surplus        Earnings        Securities        Total
Balance, January 1, 1998           720,000    $3,600,000     $7,600,000      $8,816,904       $  233,249     $20,250,153

Net income                              --            --             --       1,242,944               --       1,242,944
Net unrealized loss on
 available-for-sale securities          --            --             --              --          138,181         138,181

Cash dividends declared, $.39
 per share                              --            --             --        (561,600)              --        (561,600)
                                  --------    ----------     ----------      ----------       ----------     -----------


Balance, June 30, 1998             720,000    $3,600,000     $7,600,000      $9,498,248       $  371,430     $21,069,678
                                  ========    ==========     ==========      ==========       ==========     ===========

                      SEE ACCOUNTANT'S COMPILATION REPORT

                          FARMERS AND MERCHANTS BANK

                             FINANCIAL STATEMENTS

                    YEARS ENDED DECEMBER 31, 1998 AND 1997

                         INDEPENDENT AUDITOR'S REPORT


The Board of Directors
Farmers and Merchants Bank
Summerville, Georgia


          We have audited the accompanying balance sheets of the Farmers and Merchants Bank as of December 31, 1998 and 1997, and the related statements of income, changes in stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.


          We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


          In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Farmers and Merchants Bank as of December 31, 1998 and 1997, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.



Rome, Georgia

January 29, 1999

                          FARMERS AND MERCHANTS BANK
                             SUMMERVILLE, GEORGIA
                                BALANCE SHEETS
                          December 31, 1998 and 1997

                  ASSETS                                                       1998                1997
Cash and due from banks                                                   $  5,221,066        $  6,236,273
Interest-bearing deposits with banks                                            45,859              39,978
Federal funds sold                                                           2,333,974           1,976,177
Securities available-for-sale (Note 2)                                      82,194,004          69,550,784
Securities held-to-maturity (Note 2)                                         7,514,739          10,361,143
Loans, less allowance for loan losses
 of $1,069,086 and $1,059,347, respectively (Note 3)                        65,467,394          68,183,763
Office buildings, equipment and automobiles (Note 4)                           739,134             865,801
Other assets                                                                 2,464,877           2,247,405
                                                                          ------------        ------------
   Total assets
                                                                          $165,981,047        $159,461,324
    LIABILITIES AND STOCKHOLDERS' EQUITY                                  ============        ============

Deposits:
 Noninterest-bearing demand                                               $ 20,145,924        $ 18,240,399
 Interest-bearing demand                                                    31,092,144          31,642,952
 Savings                                                                     7,739,003           7,277,236
 Time, $100,000 and over (Note 5)                                           18,007,971          16,952,269
 Other time                                                                 63,563,100          61,293,420
Accrued interest and other liabilities (Note 9)                              1,426,716           1,447,752
Borrowed funds                                                               2,071,429           2,357,143
                                                                          ------------        ------------

   Total liabilities                                                      $144,046,287        $139,211,171
                                                                          ============        ============

COMMITMENTS AND CONTINGENT LIABILITIES (Note 11)

STOCKHOLDERS' EQUITY
  Common stock, $5 par value; 2,000,000 shares authorized,
   720,000 shares issued and outstanding                                     3,600,000           3,600,000
  Capital surplus                                                            7,600,000           7,600,000
  Retained earnings                                                         10,293,972           8,816,904
  Unrealized gain on securities available-for-sale net of deferred
   income tax of $227,072 and $120,158                                         440,788             233,249
                                                                          ------------        ------------

   Total stockholders' equity                                               21,934,760          20,250,153
                                                                          ------------        ------------

                                                                          $165,981,047        $159,461,324
                                                                          ============        ============


        The Notes to Financial Statements are an integral part of these statements.

                          FARMERS AND MERCHANTS BANK

                             STATEMENTS OF INCOME
                    Years Ended December 31, 1998 and 1997


                                                                           1998                   1997
Interest income:
  Interest and fees on loans                                           $ 6,899,527            $ 6,895,852
  Securities held-to-maturity                                              471,344                572,322
  Securities available-for-sale                                          4,605,955              4,003,956
  Interest on federal funds sold                                           287,714                368,319
                                                                       -----------            -----------

                                                                        12,264,620             11,840,449
                                                                       -----------            -----------
Interest expense:
  Interest-bearing demand                                                  151,964                160,967
  Time deposits                                                          4,462,352              4,097,993
  Other time deposits                                                    1,104,280                955,646
  Borrowed funds                                                           115,603                184,867
                                                                       -----------            -----------

        Interest on deposits                                             5,834,199              5,399,473
                                                                       -----------            -----------

        Net interest income                                              6,430,421              6,440,976

Provision for loan losses                                                       --                 75,000
                                                                       -----------            -----------

        Net interest income after provision for loan losses              6,430,421              6,365,976
                                                                       -----------            -----------
Other income:
  Service charges on deposits                                              600,376                568,552
  Other service charges, commissions and fees                              184,232                173,854
  Gain on sale of investment securities                                         --                  5,341
  Gain (loss) on disposal of equipment                                        (766)                 1,267
                                                                       -----------            -----------
                                                                           783,842                749,014
                                                                       -----------            -----------
Other expenses:
  Salaries and employee benefits                                         1,885,312              1,785,523
  Occupancy expense                                                        190,205                240,484
  Other operating expenses                                               1,538,491              1,549,511
                                                                       -----------            -----------

                                                                         3,614,008              3,575,518
                                                                       -----------            -----------

        The Notes to Financial Statements are an integral part of these statements.

                          FARMERS AND MERCHANTS BANK

                             STATEMENTS OF INCOME
                    Years Ended December 31, 1998 and 1997



                                                                          1998                1997
          Income before provision for income taxes                     $3,600,255          $3,539,472

Provision for income taxes (Note 10)                                      999,987           1,038,409
                                                                       ----------          ----------

          Net income                                                   $2,600,268          $2,501,063
                                                                       ==========          ==========
Per share of common stock:

          Net income                                                   $     3.61          $     3.47
                                                                       ==========          ==========

  The Notes to Financial Statements are an integral part of these statements.

                          FARMERS AND MERCHANTS BANK

                 STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                    Years Ended December 31, 1998 and 1997



                                 COMMON STOCK

                                                                                                         Net
                                                                                                      Unrealized
                                                                                                       Gain on
                                                                                                      Available-
                                                                            Capital      Retained      for-Sale
                                                 Shares     Par Value     Surplus        Earnings     Securities       Total
Balance, January 1, 1997                         480,000    $2,400,000   $7,600,000     $ 8,581,442    $(52,701)    $18,528,741

Net income                                            --            --           --       2,501,062          --       2,501,062
Stock dividend                                   240,000     1,200,000           --      (1,200,000)         --              --
Net unrealized loss on available-for-sale
 securities, net of tax expense of $147,353           --            --           --              --     285,950         285,950

Cash dividends declared, $1.48 per share              --            --           --      (1,065,600)         --      (1,065,600)
                                                 -------    ----------   ----------     -----------   ---------     -----------

Balance, December 31, 1997                       720,000     3,600,000    7,600,000       8,816,904     233,249      20,250,153

Net income                                            --            --           --       2,600,268          --       2,600,268
Net unrealized gain on available-for-sale
securities, net of tax expense of $106,914            --            --           --              --     207,539         207,539
Cash dividends declared, $1.56 per share              --            --           --      (1,123,200)         --      (1,123,200)
                                                 -------    ----------   ----------     -----------   ---------     -----------

Balance, December 31, 1998                       720,000    $3,600,000   $7,600,000     $10,293,972    $440,788     $21,934,760
                                                 =======    ==========   ==========     ===========    ========     ===========

  The Notes to Financial Statements are an integral part of these statements.

                          FARMERS AND MERCHANTS BANK

                           STATEMENTS OF CASH FLOWS
                    Years Ended December 31, 1998 and 1997

                                                                         1998                    1997

CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                                                        $  2,600,268            $  2,501,063
  Adjustments to reconcile net income to net cash
    provided by operating activities:
     Depreciation                                                        191,181                 201,436
     (Gain) loss on sale of investments                                       --                      --
     (Gain) loss on disposal of equipment                                    766                  (5,341)
     Increase (decrease) in allowance for loan losses                      9,739                  18,015
     (Increase) decrease in other assets                                (217,472)                296,724
     Increase (decrease) in accrued
       interest and other liabilities                                   (127,950)                164,769
                                                                    ------------            ------------
          Net cash provided by operating activities                    2,456,532               3,176,666
                                                                    ------------            ------------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Proceeds from sales of investment securities                        29,364,978              26,604,612
  Purchase of held-to-maturity securities                                     --                (661,300)
  Purchase of available-for-sale securities                          (38,847,342)            (30,902,161)
  (Increase) decrease in loans                                         2,706,630                 179,028
  Disposals of equipment                                                    (766)                  1,038
  Purchase of equipment                                                  (64,513)               (219,296)
                                                                    ------------            ------------
          Net cash used in investing activities                       (6,841,013)             (4,998,079)
                                                                    ------------            ------------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Payments on borrowed funds                                            (285,714)             (1,785,714)
  Net increase (decrease) in deposits                                  5,141,866               6,116,876
  Dividends paid                                                      (1,123,200)             (1,065,600)
                                                                    ------------            ------------
          Net cash provided by financing activities                    3,732,952               3,265,562
                                                                    ------------            ------------

NET INCREASE (DECREASE) IN CASH, DUE
 FROM BANKS AND FEDERAL FUNDS SOLD                                      (651,529)              1,444,149

CASH, DUE FROM BANKS AND FEDERAL
 FUNDS SOLD AT BEGINNING OF YEAR                                       8,252,428               6,808,279
                                                                    ------------            ------------
CASH, DUE FROM BANKS AND FEDERAL
 FUNDS SOLD AT END OF YEAR                                          $  7,600,899            $  8,252,428
                                                                    ============            ============

  The Notes to Financial Statements are an integral part of these statements.

                          FARMERS AND MERCHANTS BANK

                           STATEMENTS OF CASH FLOWS
                     Years Ended December 31, 1998 and 1997



                                                                          1998                1997

SUPPLEMENTAL DISCLOSURES OF CASH FLOW
 INFORMATION:
  Cash paid during the period for:
    Interest                                                           $5,890,174          $5,301,498
    Income taxes                                                       $1,163,478          $  967,286

The Notes to Financial Statements are an integral part of these statements.

                          FARMERS AND MERCHANTS BANK

                         NOTES TO FINANCIAL STATEMENTS
                     Years Ended December 31, 1998 and 1997


NOTE 1.  SIGNIFICANT ACCOUNTING POLICIES

         The Bank provides commercial and public services throughout the greater Northwest Georgia Region. These include the accepting of time and demand deposits, granting various types of credit and loans and various other financial services.

         Cash equivalents:

         For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks and federal funds sold with an original maturity of three months or less.

         Securities held-to-maturity:

         Securities held-to-maturity are those securities which the Bank has the intent and the ability to hold until maturity. These securities are stated at cost, adjusted for amortization of premiums and accretion of discounts. Gains or losses on disposition are based on the net proceeds and the adjusted carrying amount of the securities sold, using the specific identification method.

         Securities available-for-sale:

         Available-for-sale securities consist of bonds, notes, debentures, and certain equity securities not classified as trading securities nor as held-to-maturity securities. Unrealized holding gains and losses, net of tax, on available-for-sale securities are reported as a net amount in a separate component of shareholders' equity until realized. Gains and losses on the sale of available-for-sale securities are determined using the specific-identification method. Premiums and discounts are recognized in interest income using the interest method over the period to maturity.

                          FARMERS AND MERCHANTS BANK

                         NOTES TO FINANCIAL STATEMENTS
                     Years Ended December 31, 1998 and 1997


NOTE 1.  SIGNIFICANT ACCOUNTING POLICIES (Continued)

         Loans receivable:

         Loans receivable that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off are reported at their outstanding principal adjusted for any charge-offs, the allowance for loan losses, and any deferred fees or costs on originated loans and unamortized premiums or discounts on purchased loans.

         Discounts and premiums on purchased residential real estate loans are amortized to income using the interest method over the remaining period to contractual maturity, adjusted for anticipated prepayments.

         Loan origination fees and certain direct origination costs are capitalized and recognized as an adjustment of the yield of the related loan.

         The accrual of interest on impaired loans is discontinued when, in management's opinion, the borrower may be unable to meet payments as they become due. When interest accrual is discontinued, all unpaid accrued interest is reversed. Interest income is subsequently recognized only to the extent cash payments are received.

         The allowance for loan losses is increased by charges to income and decreased by charge-offs (net of recoveries). Management's periodic evaluation of the adequacy of the allowance is based on the Bank's past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay, the estimated value of any underlying collateral, and current economic conditions.

         Premises and equipment:

         Land is carried at cost. Bank premises, furniture and equipment are carried at cost, less accumulated depreciation. Depreciation is computed using accelerated and straight-line methods over the estimated useful lives of the assets.

                          FARMERS AND MERCHANTS BANK

                         NOTES TO FINANCIAL STATEMENTS
                     Years Ended December 31, 1998 and 1997


NOTE 1.  SIGNIFICANT ACCOUNTING POLICIES (Continued)

         Other real estate owned:

         Included in other assets is real estate properties acquired through loan foreclosure which are initially recorded at fair value at the date of foreclosure establishing a new cost basis. After foreclosure, the real estate is carried at the lower of carrying amount or fair value less cost to sale. Revenue and expenses from operations and changes in the valuation allowance are included in the loss of foreclosed real estate.

         Income taxes:

         Deferred tax assets and liabilities are reflected at currently enacted income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

         Fair values of financial instruments:

         The following methods and assumptions were used by the Bank in estimating fair values of financial instruments as disclosed herein:

            Cash and due from banks and interest bearing deposits with other banks

            Fair value equals the carrying value of such assets.

            Investment securities and investment securities available-for-sale

            Fair values for investment securities are based on bond accounting report.

            Federal funds sold and securities purchased under agreements to resell

            Due to the short-term nature of these assets, the carrying values of these assets approximate their fair value.

                          FARMERS AND MERCHANTS BANK

                         NOTES TO FINANCIAL STATEMENTS
                     Years Ended December 31, 1998 and 1997


NOTE 1.  SIGNIFICANT ACCOUNTING POLICIES (Continued)

         Fair values of financial instruments: (Continued)

            Loans

            For variable-rate loans, those repricing within six months or less, fair values were based on carrying values. Fixed rate commercial loans, other installment loans, and certain real estate mortgage loans were valued using discounted cash flows. The discount rates used to determine the present value of these loans were based on interest rates currently being charged by your bank on comparable loans as to credit risk and term.

            Off-balance sheet instruments

            Loan commitments are negotiated at current market rates and are relatively short-term in nature. Therefore, the estimated value of loan commitments approximates the carrying amount, which are based on fees charged.

            Deposit liabilities

            The fair values of demand deposits are, as required by FAS107, equal
            to the carrying value of such deposits.   Demand deposits include
            noninterest bearing demand deposits, savings accounts, NOW accounts, and money market demand accounts. Discounted cash flows have been used to value fixed rate term deposits. The discount rate is based on interest rates currently being offered by your bank on comparable deposits as to amount and term.

            Short-term borrowings

            The carrying value of federal funds purchased, securities sold under agreements to repurchase and other short-term borrowings approximates their carrying values.

            FHLB and other borrowings

            The fair value of fixed rate borrowings are estimated using discounted cash flows, based on current incremental borrowing rates for similar types of borrowing arrangements. The carrying amount on variable rate borrowings approximate their fair value.

                          FARMERS AND MERCHANTS BANK

                         NOTES TO FINANCIAL STATEMENTS
                     Years Ended December 31, 1998 and 1997


NOTE 1.  SIGNIFICANT ACCOUNTING POLICIES (Continued)

         Concentration of credit risk:

         The Bank primarily grants installment, commercial and real estate loans to customers in Chattooga County. Although the Bank has a diversified loan portfolio, a substantial portion of its debtors' ability to honor their commitments is dependent upon the Chattooga County economy.

         Earnings per share:

         Earnings per share are calculated on the basis of the weighted average number of shares outstanding.

         Reclassifications:

         Certain reclassifications of 1997 amounts have been made to conform to those classifications adopted in 1998.


NOTE 2.  INVESTMENT SECURITIES

         Investment securities have been classified in the statements according to management's intent.

                          FARMERS AND MERCHANTS BANK

                         NOTES TO FINANCIAL STATEMENT
                               December 31, 1998


NOTE 2.  INVESTMENT SECURITIES (Continued)

         The carrying amount of securities and approximate fair values at December 31 were as follows:

                                                                                          Estimated
                      Available-for-Sale                               Amortized Cost    Market Value
         December 31, 1998
         U.S. Treasury securities                                          $ 3,752,597     $ 3,782,970
         Obligations of other U.S. government agencies and
           corporations                                                     67,910,635      68,290,866
         Obligations of states and political subdivisions                    9,825,482      10,081,204
         Other securities                                                       37,431          38,964
                                                                           -----------     -----------

                                                                           $81,526,145     $82,194,004
                                                                           ===========     ===========
         December 31, 1997
         U.S. Treasury securities                                          $ 6,700,149     $ 6,733,810
         Obligations of other U.S. government agencies and
           corporations                                                     56,074,697      56,265,364
         Obligations of states and political subdivisions                    6,364,142       6,492,315
         Other securities                                                       58,389          59,295
                                                                           -----------     -----------

                                                                           $69,197,377     $69,550,784
                                                                           ===========     ===========
                      Held-to-Maturity

         December 31, 1998
         Obligations of other U.S. government agencies and
           corporations                                                    $   752,010     $   756,502
         Obligations of states and political subdivisions                    6,090,792       6,377,522
         FHLB stock (restricted asset)                                         650,200         650,200
         Other securities                                                       21,737          21,667
                                                                           -----------     -----------

                                                                           $ 7,514,739     $ 7,805,891
                                                                           ===========     ===========

         December 31, 1997
         Obligations of other U.S. government agencies and
           corporations                                                    $ 2,983,310     $ 2,988,753
         Obligations of states and political subdivisions                    6,685,182       6,936,468
         FHLB stock (restricted asset)                                         650,200         650,200
         Other securities                                                       42,451          42,146
                                                                           -----------     -----------

                                                                           $10,361,143     $10,617,567
                                                                           ===========     ===========

                          FARMERS AND MERCHANTS BANK

                         NOTES TO FINANCIAL STATEMENT
                               December 31, 1998



NOTE 2.  INVESTMENT SECURITIES (Continued)

         The schedule maturities of securities held-to-maturity excluding restricted assets and securities available-for-sale at December 31, 1998, were as follows:

                                                                    Held-to-Maturity        Available-for-Sale
                                                                  Amortized       Fair      Amortized      Fair
                                                                     Cost        Value         Cost       Value
         Due in one year or less                                  $  261,814   $  270,313  $24,517,964  $24,633,772
         Due from one year to five years                           2,613,411    2,687,310   31,137,912   31,369,713
         Due from five years to fifteen years                      3,989,314    4,198,068   20,366,091   20,605,563
         Due after fifteen years                                          --           --    5,504,178    5,584,956
                                                                  ----------   ----------  -----------  -----------

                                                                  $6,864,539   $7,155,691  $81,526,145  $82,194,004
                                                                  ==========   ==========  ===========  ===========

         In 1998, the Bank had an increase in unrealized gains of $314,452 and have adjusted equity for the after tax effect of such gains by $207,539. Assets, principally securities, carried at approximately $34,093,394 at December 31, 1998 and $23,616,577 at December 31, 1997
         were pledged to secure public deposits and for other purposes required or permitted by law.

                           FARMERS AND MERCHANTS BANK

                         NOTES TO  FINANCIAL STATEMENTS
                     Years Ended December 31, 1998 and 1997


NOTE 3.  LOANS AND ALLOWANCE FOR LOAN LOSSES

         The composition of loans as of December 31, 1998 and 1997 are summarized as follows:

                                                          1998                 1997
               Commercial                              $10,744,181          $11,588,464
               Mortgage                                 29,602,095           31,103,970
               Installment                              27,784,115           28,235,506
               Other                                        20,394               49,911
                                                       -----------          -----------
                                                        68,150,785           70,977,851
               Unearned interest                        (1,614,305)          (1,734,741)
                                                       -----------          -----------
                                                        66,536,480           69,243,110
               Allowance for loan losses                (1,069,086)          (1,059,347)
                                                       -----------          -----------
                 Loans, net                            $65,467,394          $68,183,763
                                                       ===========          ===========

         Loans on which the accrual of interest has been discontinued or reduced amounted to $1,874 and $8,717 at December 31, 1998 and 1997, respectively.

         Unamortized deferred loan fees were $12,554 and $15,042 for the years ended December 31, 1998 and 1997.

         Changes in the allowance for loan losses for the years ended December 31, 1998 and 1997 are as follows:

                                                          1998                 1997
               Balance, beginning of year              $1,059,347           $1,041,332
                 Provision charged to operations               --               75,000
                 Loans charged off                       (152,580)            (196,252)
                 Recoveries                               162,319              139,267
                                                       ----------           ----------
               Balance, end of year                    $1,069,086           $1,059,347
                                                       ==========           ==========

                           FARMERS AND MERCHANTS BANK

                         NOTES TO  FINANCIAL STATEMENTS
                     Years Ended December 31, 1998 and 1997


NOTE 4.  OFFICE BUILDINGS, EQUIPMENT AND AUTOMOBILES

         Major classifications of these assets as of December 31, 1998 and 1997 are summarized as follows:

                                                         1998            1997

             Land                                     $  235,810     $  235,810
             Buildings                                 1,337,348      1,337,348
             Furniture, fixtures and equipment         1,528,924      1,485,918
             Automobiles                                  63,708         53,704
                                                      ----------     ----------
                                                       3,165,785      3,112,780
             Accumulated depreciation
               and amortization                        2,426,651      2,246,979
                                                      ----------     ----------

                                                      $  739,134     $  865,801
                                                      ==========     ==========

         Depreciation expense was $191,181 in 1998 and $201,436 in 1997.


NOTE 5.  DEPOSITS

         The aggregate amount of jumbo CDs, each with a minimum denomination of $100,000, was approximately $18,007,971 and $16,952,269 in 1998 and
         1997, respectively.

         At December 31, 1998, the scheduled maturities of CDs are as follows:

                    1999                    $10,314,894
                    2000                      5,726,436
                    2001                      1,966,641
                                            -----------
                                            $18,007,971
                                            ===========

                          FARMERS AND MERCHANTS BANK

                        NOTES TO  FINANCIAL STATEMENTS
                    Years Ended December 31, 1998 and 1997


NOTE 6.  LOANS TO RELATED PARTIES

         Loans to related parties include loans made to directors, executive officers and their associates, as defined.

         The aggregate dollar amount of these loans was $795,676 and $1,841,658 at December 31, 1998 and 1997, respectively.


NOTE 7.  FUNDS AVAILABLE FOR DIVIDENDS

         The Bank is restricted under applicable banking laws in the payment of cash dividends. Such laws generally restrict cash dividend payments if total paid-in capital and appropriated retained earnings do not exceed twenty percent of its capital stock. The Bank met this requirement at December 31, 1998 and 1997.


NOTE 8.  PROFIT SHARING PLAN

         The Bank has a profit sharing plan that covers employees age 21 and over with more than one year service. Contributions to the plan are at the discretion of the Board of Directors. The Bank's contributions were $57,053 and $55,939 for December 31, 1998 and 1997, respectively.


NOTE 9.  PENSION PLAN

         The Bank sponsors a defined benefit pension plan that covers substantially all employees meeting age and service requirements. The plan calls for benefits to be paid to eligible employees at retirement based primarily upon years of service with the Bank and compensation rates near retirement.

         Contributions to the plan reflect benefits attributed to employees' services to date, as well as services expected to be earned in the future. During 1998, the Bank contributed $61,263 to the Plan. Plan assets consist primarily of common and preferred stock, investment-grade corporate bonds and U.S. government obligations.

                          FARMERS AND MERCHANTS BANK

                         NOTES TO FINANCIAL STATEMENTS
                    Years Ended December 31, 1998 and 1997


NOTE 9.  PENSION PLAN (Continued)

         Pension expense for 1998 includes the following components:
         Service cost of the current period                                              $   71,909
         Interest cost on the projected benefit obligation                                   96,362
         Actual return on assets held in the plan                                          (157,842)
         Amortization of prior service cost and net transition amount                        32,868
                                                                                         ----------

         Pension expense                                                                 $   43,297
                                                                                         ==========

         The following sets forth the funded status of the plan and amounts shown in the accompanying balance sheet at December 31, 1998:

         Actuarial present value of benefit obligations:
           Vested benefits                                                                   $1,361,504
           Nonvested benefits                                                                     5,769
                                                                                             ----------
           Accumulated benefit obligation                                                     1,367,273
           Effect of anticipated future compensation
             levels and other events                                                            114,148
                                                                                             ----------
           Projected benefit obligation                                                       1,481,421
           Fair value of assets held in the plan                                              1,680,129
                                                                                             ----------
           Excess of plan assets over projected benefit obligation                           $ (198,708)
                                                                                             ==========

         The excess consists of the following:
         Unamortized prior service cost                                                      $  110,103
         Net unrecognized gain from past
          experience different than assumed                                                     (75,514)
         Unamortized net assets at transition                                                   (24,419)
         Prepaid pension cost included in the balance sheet                                    (208,878)
                                                                                             ----------

                                                                                             $ (198,708)
                                                                                             ==========

         The weighted average discount rate used to measure the projected benefit obligation is 7.00%, the rate of increase in future compensation levels is 5.00%, and the expected long-term rate of return on assets is 7.00%. The Bank uses the straight-line method of amortization for prior service cost and unrecognized gains and losses.

                          FARMERS AND MERCHANTS BANK

                         NOTES TO FINANCIAL STATEMENTS
                    Years Ended December 31, 1998 and 1997


NOTE 10. INCOME TAXES

         Income tax expense for the years ended December 31, is summarized as follows:


                                                          1998         1997

         Current                                        $999,987    $1,050,621
         Deferred                                             --       (12,211)
                                                        --------    ----------

                                                        $999,987    $1,038,410
                                                        ========    ==========

         Deferred taxes are provided for based on the timing differences between financial statement and tax basis of assets and liabilities.

         The principal reasons for the timing differences at December 31, are as follows:

                                                         1998         1997

         Expected income tax at federal tax rate      $1,224,087   $1,211,724
         Increase (decrease) resulting from:
          Deferred taxes                                      --      (12,211)
          Statutory bad debt deduction                        --      (13,289)
          Provision for loan losses per books                 --       25,500
          Depreciation methods                           (15,228)      (7,678)
          Tax exempt interest                           (306,575)    (271,157)
          Interest expense limitation                     33,753       30,299
          Other                                           63,950       75,221
                                                      ----------   ----------

            Current income tax provision              $  999,987   $1,038,409
                                                      ==========   ==========

                           FARMERS AND MERCHANTS BANK

                         NOTES TO FINANCIAL STATEMENTS
                     Years Ended December 31, 1998 and 1997


NOTE 10. INCOME TAXES (Continued)

         The following summarizes the source and expected tax consequences of future taxable deductions or future income which comprise the deferred tax asset or the deferred tax liability. The asset is included in the line item "other assets" on the balance sheet. The liability is included in the line item "accrued interest and other liabilities" on the balance sheet.

                                                                     1998                 1997
         Deferred tax asset (liability):

          Difference in recognition of unrealized
           gain or loss of investment securities                 $  (227,072)         $  (120,158)

          Difference between financial statement and
           tax bad debt deduction                                    294,236              294,236
                                                                 -----------          -----------
                                                                      67,164              174,078
           Less:  Reserve for difference between
            financial statement and tax bad debt
            deduction                                                294,236              294,236
                                                                 -----------          -----------
         Deferred tax asset (liability)
                                                                 $  (227,072)         $  (120,158)
                                                                 ===========          ===========


NOTE 11. COMMITMENTS AND CONTINGENCIES

         In the normal course of business, the Bank makes various commitments and incurs certain contingent liabilities that are not presented in the accompanying financial statements. The commitments and contingent liabilities include various guarantees, commitments to extend credit, standby letters of credit, and disparate matters of litigation, which management believes a settlement, if any will not have material effect on the financial condition of the Bank.

                          FARMERS AND MERCHANTS BANK

                         NOTES TO FINANCIAL STATEMENTS
                    Years Ended December 31, 1998 and 1997


NOTE 12. FINANCIAL INSTRUMENTS

         The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers and to reduce its own exposure to fluctuations in interest rates. These financial instruments include commitments to extend credit, standby letters of credit and financial guarantees. Those instruments involve, to varying degrees, elements of credit and interest-rate risk in excess of the amount recognized in the consolidated statements of financial condition. The contract amount of those instruments reflect the extent of the Bank's involvement in particular classes of financial instruments.

         The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit, standby letters of credit, and financial guarantees written is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments. Unless noted otherwise, the Bank does not require collateral or other security to support financial instruments with credit risk.

         Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require a payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.

         Standby letters of credit and financial guarantees written are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing and similar transactions.

                          FARMERS AND MERCHANTS BANK

                         NOTES TO FINANCIAL STATEMENTS
                    Years Ended December 31, 1998 and 1997


NOTE 12. FINANCIAL INSTRUMENTS (Continued)

         The estimated fair values of the Bank's financial instruments at December 31, 1998 were as follows:

                                                             Carrying          Fair
                                                              Amount           Value
         Financial assets:
          Cash and due from banks, interest bearing
           deposits with banks, and federal funds sold     $  7,600,899    $  7,600,899
          Securities available-for-sale                      82,194,004      82,194,004
          Securities held-to-maturity                         7,514,739       7,805,891
          Loans receivable                                   66,536,480      67,676,000

         Financial liabilities:
          Deposit liabilities                               140,548,142     141,064,000

         Off-balance-sheet assets (liabilities):
          Commitments to extend credit                               --       9,382,197
          Standby letters of credit                                  --              --

         The estimated fair values of the Bank's financial instruments at December 31, 1997 were as follows:

                                                              Carrying         Fair
                                                               Amount          Value
         Financial assets:
          Cash and due from banks, interest- bearing
           deposits with banks, and federal funds sold     $  8,252,428    $  8,252,428
          Securities available-for-sale                      69,550,784      69,550,784
          Securities held-to-maturity                        10,361,143      10,617,567
          Loans receivable                                   69,243,110      69,325,000

         Financial liabilities:
          Deposit liabilities                               135,406,276     135,411,000

         Off-balance-sheet assets (liabilities):
          Commitments to extend credit                               --       8,862,216
          Standby letters of credit                                  --              --

                                                                      APPENDIX A





                     AGREEMENT AND PLAN OF REORGANIZATION

                                BY AND BETWEEN

                           PREMIER BANCSHARES, INC.,

                             PMB ACQUISITION CORP.

                                      AND

                           FARMERS & MERCHANTS BANK



                          Dated as of April 20, 1999

                               TABLE OF CONTENTS

                                                                   Page
                                                                   ----
Preamble ........................................................     1

ARTICLE I
         THE MERGER..............................................     2
         ----------
         Merger..................................................     2
         Time and Place of Closing...............................     2
         Effective Time..........................................     2

ARTICLE II
----------
         TERMS OF MERGER.........................................     2
         ---------------
         Name....................................................     2
         Incorporation...........................................     2
         Bylaws..................................................     3
         Directors and Officers..................................     3
         Business of Surviving Bank..............................     3
         Assumption of Rights....................................     3
         Assumption of Liabilities...............................     3

ARTICLE III
         MANNER OF CONVERTING SHARES.............................     3
         ---------------------------
         Conversion of Shares....................................     3
         Anti-Dilution Provisions................................     4
         Shares Held By Farmers or Premier.......................     4
         Fractional Shares.......................................     4

ARTICLE IV
----------
         EXCHANGE OF SHARES......................................     5
         ------------------
         Exchange Procedures.....................................     5
         Rights of Former Farmers Shareholders...................     5

ARTICLE V
---------
         REPRESENTATIONS AND WARRANTIES OF FARMERS...............     6
         ------------------------------------------
         Organization, Standing, and Power.......................     6
         Authority; No Breach By Agreement.......................     6
         Capital Stock...........................................     7
         Farmers Subsidiaries....................................     7
         Financial Statements....................................     7
         Absence of Undisclosed Liabilities......................     8
         Absence of Certain Changes or Events....................     8

         Tax Matters.............................................     8
         Allowance for Possible Loan Losses......................     9
         Assets..................................................     9
         Environmental Matters...................................    10
         Compliance with Laws....................................    10
         Labor Relations.........................................    11
         Employee Benefit Plans..................................    11
         Material Contracts......................................    13
         Legal Proceedings.......................................    13
         Reports.................................................    13
         Statements True and Correct.............................    13
         Accounting, Tax and Regulatory Matters..................    14
         Charter Provisions......................................    14
         Millennium Compliance...................................    14

ARTICLE VI
         REPRESENTATIONS AND WARRANTIES OF PREMIER AND PMB.......    15
         -------------------------------------------------
         Organization, Standing, and Power.......................    15
         Authority; No Breach By Agreement.......................    15
         Capital Stock...........................................    16
         Financial Statements....................................    17
         Absence of Undisclosed Liabilities......................    17
         Absence of Certain Changes or Events....................    17
         Compliance with Laws....................................    17
         Legal Proceedings.......................................    18
         Statements True and Correct.............................    18
         Accounting, Tax and Regulatory Matters..................    19
         Premier Subsidiaries....................................    19
         Reports.................................................    20
         Millennium Compliance...................................    20

ARTICLE VII
         CONDUCT OF BUSINESS PENDING CONSUMMATION................    20
         ----------------------------------------
         Affirmative Covenants of Farmers........................    20
         Negative Covenants of Farmers...........................    21
         Affirmative Covenants of Premier........................    22
         Adverse Changes in Condition............................    23
         Reports.................................................    23

ARTICLE VIII
         ADDITIONAL AGREEMENTS...................................    23
         ---------------------
         Registration Statement; Proxy Statement; Shareholder
               Approval..........................................    23
         Exchange Listing........................................    24

         Applications............................................    24
         Agreement as to Efforts to Consummate...................    24
         Investigation and Confidentiality.......................    24
         Press Releases..........................................    25
         Acquisition Proposals...................................    25
         Accounting and Tax Treatment............................    25
         Agreement of Affiliates.................................    26
         Employee Benefits and Contracts.........................    26
         Other Acquisitions, Mergers, or Combinations
               involving a Premier Company.......................    26

ARTICLE IX
         CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE.......    27
         -------------------------------------------------
         Conditions to Obligations of Each Party.................    27
         Conditions to Obligations of Premier....................    28
         Conditions to Obligations of Farmers....................    29

ARTICLE X
         TERMINATION.............................................    31
         -----------
         Termination.............................................    31
         Effect of Termination...................................    32
         Non-Survival of Representations and Covenants...........    32

ARTICLE XI
         MISCELLANEOUS...........................................    32
         -------------
         Definitions.............................................    32
         Expenses................................................    39
         Brokers and Finders.....................................    40
         Entire Agreement........................................    40
         Amendments..............................................    40
         Waivers.................................................    40
         Assignment..............................................    41
         Notices.................................................    41
         Governing Law...........................................    42
         Counterparts............................................    42
         Captions................................................    42
         Enforcement of Agreement................................    43
         Severability............................................    43

LIST OF EXHIBITS
----------------

Exhibit Number      Description
--------------      -----------
     1.             Form of Agreement of Affiliates of Farmers.  (Section 8.9).

     2.             Matters as to which Counsel for Farmers will opine. (Section
                    9.2(d)).

     3.             Form of Claims/Indemnification Letter (Section 9.2(e)).

     4.             Matters as to which Counsel for Premier will opine. (Section
                    9.3(d)).

                     AGREEMENT AND PLAN OF REORGANIZATION
                     ------------------------------------

     THIS AGREEMENT AND PLAN OF REORGANIZATION (this "Agreement") is made and entered into as of April 20, 1999 by and between PREMIER BANCSHARES, INC. ("Premier"), a corporation organized and existing under the laws of the State of Georgia, with its principal office located in Atlanta, Georgia; PMB ACQUISITION CORP. ("PMB"), a corporation organized and existing under the laws of the State of Georgia and a wholly owned subsidiary of Premier; and FARMERS & MERCHANTS BANK ("Farmers"), a commercial bank organized and existing under the laws of the State of Georgia, with its principal office located in Summerville, Georgia.


                                   Preamble
                                   --------
     The Boards of Directors of Farmers and Premier are of the opinion that the transactions described herein are in the best interests of the parties and their respective shareholders. This Agreement provides for the acquisition of Farmers by Premier pursuant to the merger (the "Merger") of PMB with and into Farmers, and following the merger Farmers will become a wholly-owned subsidiary of Premier. At the effective time of the Merger, the outstanding shares of the common stock of Farmers shall be converted into the right to receive shares of the common stock of Premier. As a result, shareholders of Farmers will become shareholders of Premier. The transactions described in this Agreement are subject to the approvals of the Boards of Directors of Farmers, Premier and PMB, the shareholders of Farmers and PMB, the Georgia Department of Banking and Finance, the Board of Governors of the Federal Reserve System (or the Federal Reserve Bank of Atlanta acting pursuant to delegated authority), the Federal Deposit Insurance Corporation and the satisfaction of certain other conditions described in this Agreement. It is the intention of the parties to this Agreement that the Merger (i) for federal income tax purposes shall qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code and (ii) for accounting purposes shall be accounted for as a "pooling of interests" transaction.

     Certain terms used in this Agreement are defined in Section 11.1 of this Agreement.

     NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants and agreements set forth herein, the receipt and legal sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

                                   ARTICLE I
                                   ---------
                                  THE MERGER
                                  ----------

     1.1  Merger. Subject to the terms and conditions of this Agreement, at
          ------
the Effective Time, PMB shall be merged with and into Farmers as authorized by
Section 7-1-530 of the Financial Institutions Code of Georgia and in accordance with the provisions of Sections 7-1-531, 7-1-532, and 7-1-533 of the Financial Institutions Code of Georgia. Farmers shall be the Surviving Bank resulting from the Merger and shall be operated as a wholly owned subsidiary of Premier. At the Effective Time, the separate existence of PMB shall cease. The Merger shall be consummated pursuant to the terms of this Agreement, which has been approved and adopted by the respective Boards of Directors of Farmers, Premier, and PMB.

     1.2  Time and Place of Closing. The Closing will take place at 10:00 a.m.
          -------------------------
on the date that the Effective Time occurs (or the immediately preceding day if the Effective Time is earlier than 10:00 a.m.), or at such other time as the Parties, acting through their duly authorized officers, may mutually agree. The place of Closing shall be at the offices of Womble Carlyle Sandridge & Rice, PLLC, Atlanta, Georgia, or such other place as may be mutually agreed upon by the Parties.

     1.3  Effective Time. The Merger and the other transactions contemplated
          --------------
by this Agreement shall become effective on the date and at the time the Georgia Certificate of Merger reflecting the Merger shall become effective with the Secretary of State of the State of Georgia (the "Effective Time"). Subject to the terms and conditions hereof, unless otherwise mutually agreed upon in writing by the duly authorized officers of each Party, the Parties shall use their reasonable efforts to cause the Effective Time to occur on the last business day of the month in which occurs the last to occur of (a) the effective date (including expiration of any applicable waiting period) of the last required Consent of any Regulatory Authority having authority over and approving or exempting the Merger, and (b) the date on which the shareholders of Farmers approve this Agreement to the extent such approval is required by applicable Law; or such later date as may be mutually agreed upon in writing by the duly authorized officers of each Party.


                                  ARTICLE II
                                  ----------
                                TERMS OF MERGER
                                ---------------

     2.1  Name. The name of the Surviving Bank resulting from the Merger
          ----
shall be "Farmers & Merchants Bank" or any other legally permissible name as Premier may in its sole discretion select.

     2.2  Articles of Incorporation. The Articles of Incorporation of Farmers
          -------------------------
in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Bank from and after the Effective Time until otherwise amended or repealed.

     2.3  Bylaws. The Bylaws of Farmers in effect immediately prior to the
          ------
Effective Time shall be the Bylaws of the Surviving Bank from and after the Effective Time until otherwise amended or repealed.

     2.4  Directors and Officers. The directors of Farmers in office
          ----------------------
immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, shall serve as the directors of the Surviving Bank from and after the Effective Time in accordance with the Articles of Incorporation and Bylaws of the Surviving Bank. The officers of Farmers in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, shall serve as the officers of the Surviving Bank from and after the Effective Time in accordance with the Bylaws of the Surviving Bank. In addition, as of the Effective Time, Premier may elect additional directors to the board of directors of the Surviving Bank and the board of directors may elect additional officers.

     2.5  Business of Surviving Bank. The business of the Surviving Bank from
          --------------------------
and after the Effective Time shall continue to be that of a commercial bank organized under the laws of the State of Georgia. The business of the Surviving Bank shall be conducted from its main office located in Summerville, Georgia.

     2.6  Assumption of Rights. At the Effective Time, the separate existence
          --------------------
and corporate organization of PMB shall be merged into and continued in the Surviving Bank. All rights, franchises, and interests of both PMB and Farmers in and to every type of property (real, personal, and mixed), and all choses in action of both PMB and Farmers shall be transferred to and vested in the Surviving Bank without any deed or other transfer. The Surviving Bank, upon consummation of the Merger and without any order or other action on the part of any court or otherwise, shall hold and enjoy all rights of property, franchises, and interests, including appointments, designations, and nominations, and all other rights and interests as trustee, executor, administrator, registrar of stocks and bonds, guardian of estates, assignee, receiver, and committee of estates of incompetent persons, and in every other fiduciary capacity, in the same manner and to the same extent as such rights, franchises and interests were held or enjoyed by either PMB or Farmers at the Effective Time.

     2.7  Assumption of Liabilities. All liabilities and obligations of both
          -------------------------
PMB and Farmers of every kind and description shall be assumed by the Surviving Bank, and the Surviving Bank shall be bound thereby in the same manner and to the same extent that PMB and Farmers were so bound at the Effective Time.

                                  ARTICLE III
                                  -----------
                          MANNER OF CONVERTING SHARES
                          ---------------------------

     3.1  Conversion of Shares. Subject to the provisions of this Article III,
          --------------------
at the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, the shares of the constituent corporations or banks, as applicable, shall be converted as follows:

          (a) Each share of Premier Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time.

          (b) Each share of PMB Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into one fully paid and non-assessable share of Surviving Bank Common Stock.

          (c) Each share of Farmers Common Stock (excluding shares held by Farmers or by any Premier Company, which shares shall be canceled as provided in Section 3.3 of this Agreement, in each case other than in a fiduciary capacity or in satisfaction of debts previously contracted) issued and outstanding at the Effective Time shall cease to be outstanding and shall be converted into and exchanged for the right to receive 4.028 shares of Premier Common Stock (the "Exchange Ratio").

     3.2  Anti-Dilution Provisions. In the event Premier or Farmers changes the
          ------------------------
number of shares of Premier Common Stock or Farmers Common Stock, respectively, issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend or similar recapitalization with respect to such stock and the record date therefor (in the case of a stock dividend) or the effective date therefor (in the case of a stock split or similar recapitalization) shall be prior to the Effective Time, the Exchange Ratio shall be proportionately adjusted.

     3.3  Shares Held By Farmers or Premier. Each of the shares of Farmers
          ---------------------------------
Common Stock held by Farmers or by any Premier Company, in each case other than in a fiduciary capacity or in satisfaction of debts previously contracted, shall be canceled and retired at the Effective Time, and no consideration shall be issued in exchange therefor.

     3.4  Fractional Shares. Notwithstanding any other provision of this
          -----------------
Agreement, each holder of shares of Farmers Common Stock exchanged pursuant to the Merger, who would otherwise have been entitled to receive a fraction of a share of Premier Common Stock (after taking into account all certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of Premier Common Stock multiplied by the market value of one share of Premier Common Stock at the Effective Time. The market value of one share of Premier Common Stock at the Effective Time shall be the last sale price of the Premier Common Stock on the American Stock Exchange (as reported by The Wall Street Journal or, if not reported thereby, any other authoritative source) on the last trading day preceding the Effective Time. No such holder will be entitled to dividends, voting rights, or any other rights as a shareholder in respect of any fractional shares.


                                  ARTICLE IV
                                  ----------
                              EXCHANGE OF SHARES
                              ------------------

     4.1  Exchange Procedures. Promptly after the Effective Time, Premier
          -------------------
shall cause SunTrust Bank, Atlanta, or such other exchange agent selected by Premier (the "Exchange Agent") to mail to the former holders of Farmers Common Stock appropriate transmittal materials which shall specify that delivery shall be effected, and risk of loss and title to the certificates theretofore representing shares of Farmers Common Stock shall pass, only upon proper delivery of such certificates to the Exchange Agent. After the Effective Time, each holder of shares of Farmers Common Stock (other than shares to be canceled pursuant to Section 3.3 of this Agreement) issued and outstanding at the Effective Time shall surrender the certificate or certificates representing such shares to the Exchange Agent and shall promptly upon surrender thereof receive in exchange therefor the consideration provided in Article III of this Agreement, together with all undelivered dividends or distributions in respect of such shares (without interest thereon) pursuant to
Section 4.2 of this Agreement. Premier shall not be obligated to deliver the consideration to which any former holder of Farmers Common Stock is entitled as a result of the Merger until such holder surrenders his or her certificate or certificates representing the shares of Farmers Common Stock for exchange as provided in this Section 4.1. The certificate or certificates of Farmers Common Stock so surrendered shall be duly endorsed as the Exchange Agent may require. Any other provision of this Agreement notwithstanding, neither Premier, the Surviving Bank, nor the Exchange Agent shall be liable to a holder of Farmers Common Stock for any amounts paid or property delivered in good faith to a public official pursuant to any applicable abandoned property Law.

     4.2  Rights of Former Farmers Shareholders. At the Effective Time, the
          -------------------------------------
stock transfer books of Farmers shall be closed as to holders of Farmers Common Stock immediately prior to the Effective Time and no transfer of Farmers Common Stock by any such holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 4.1 of this Agreement, each certificate theretofore representing shares of Farmers Common Stock (other than shares to be canceled pursuant to Section 3.3 of this Agreement) shall from and after the Effective Time represent for all purposes only the right to receive the consideration provided in Article III of this Agreement in exchange therefor. To the extent permitted by Law, former holders of record of Farmers Common Stock shall be entitled to vote after the Effective Time at any meeting of Premier shareholders the number of whole shares of Premier Common Stock into which their respective shares of Farmers Common Stock are converted, regardless of whether such holders have exchanged their certificates representing Farmers Common Stock for certificates representing Premier Common Stock in accordance with the provisions of this Agreement. Whenever a dividend or other distribution is declared by Premier on the Premier Common Stock, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all shares issuable pursuant to this Agreement, but no dividend or other distribution payable to the holders of record of Premier Common Stock as of any time subsequent to the Effective Time shall be delivered to the holder of any certificate representing shares of Farmers Common Stock issued and outstanding at the Effective Time until such holder surrenders such certificate for exchange as provided in Section 4.1 of this Agreement. However, upon surrender of such Farmers Common Stock certificate, both the Premier Common Stock certificate (together with all such undelivered dividends or other distributions without interest) and any undelivered cash payments to be paid for fractional share interests (without interest) shall be delivered and paid with respect to each share represented by such certificate.

                                   ARTICLE V
                                   ---------
                        REPRESENTATIONS AND WARRANTIES
                        ------------------------------
                                  OF FARMERS
                                  ----------

      Farmers hereby represents and warrants to Premier and PMB as follows:

     5.1  Organization, Standing, and Power. Farmers is a commercial bank duly
          ---------------------------------
organized, validly existing, and in good standing under the Laws of the State of Georgia. Farmers has the power and authority to carry on its business as now conducted and to own, lease and operate its Assets. Farmers is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Farmers. Farmers is an "insured institution" as such term is defined in the Federal Deposit Insurance Act and applicable regulations thereunder, and the deposits therein are insured by the Bank Insurance Fund to the maximum extent permitted by Law.

     5.2  Authority; No Breach By Agreement.
          ---------------------------------

          (a) Farmers has the power and authority necessary to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby and thereby, subject to the approval of this Agreement by the holders of two-thirds of the outstanding shares of Farmers Common Stock. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Farmers, subject to the approval of this Agreement by the holders of two-thirds of the outstanding shares of Farmers Common Stock, which is the only shareholder vote required for approval of this Agreement and consummation of the Merger by Farmers. Subject to such requisite shareholder approval, this Agreement represents a legal, valid and binding obligation of Farmers, enforceable against Farmers in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

          (b)  Except as disclosed in Section 5.2(b) of the Farmers
Disclosure Memorandum, neither the execution and delivery of this Agreement by
---------------------
Farmers, nor the consummation by Farmers of the transactions contemplated hereby, nor compliance by Farmers with any of the provisions hereof will (i) conflict with or result in a breach of any provision of Farmers' Articles of Incorporation or Bylaws, or (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of Farmers under, any Contract or Permit of Farmers, where such Default or Lien, or any failure to obtain such Consent, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Farmers, or (iii) subject to receipt of the requisite approvals referred to in Section 9.1(b) of this Agreement, violate any Law or Order applicable to Farmers or any of its Assets.

          (c) Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, and rules of the NASD, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, and other than Consents, filings or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Farmers, no notice to, filing with, or Consent of any public body or authority is necessary for the consummation by Farmers of the Merger and the other transactions contemplated in this Agreement.

     5.3  Capital Stock.
          -------------

          (a) The authorized capital stock of Farmers consists of 2,000,000 shares of Farmers Common Stock, of which 720,000 shares are issued and outstanding as of the date of this Agreement and not more than 720,000 shares will be issued and outstanding at the Effective Time. All of the issued and outstanding shares of common stock of Farmers are duly and validly issued and outstanding and are fully paid and nonassessable. None of the outstanding shares of Farmers Common Stock has been issued in violation of any preemptive rights of the current or past shareholders of Farmers.

          (b)  Except as set forth in Section 5.3(a) of this Agreement, or as disclosed in Section 5.3 of the Farmers Disclosure Memorandum, there are
                                              ---------------------
no shares of capital stock or other equity securities of Farmers outstanding and no outstanding Rights relating to the capital stock of Farmers.

     5.4  Farmers Subsidiaries.  Farmers has no Subsidiaries.
          --------------------

     5.5  Financial Statements. Farmers has disclosed in Section 5.5 of the
          --------------------
Farmers Disclosure Memorandum, and has delivered to Premier copies of, all
        ---------------------
Farmers Financial Statements prepared for periods ended prior to the date hereof and will deliver to Premier copies of all Farmers Financial Statements prepared subsequent to the date hereof. The Farmers Financial Statements (as of the dates thereof and for the periods covered thereby) (a) are, or if dated after the date of this Agreement will be, in accordance with the books and records of Farmers, which are or will be, as the case may be, complete and correct and which have been or will have been, as the case may be, maintained in accordance with good business practices, and (b) present or will present, as the case may be, fairly, the financial position of Farmers as of the dates indicated and the results of operations, changes in shareholders' equity, and cash flows of Farmers for the periods indicated, in accordance with GAAP (subject to any exceptions as to consistency specified therein or as may be indicated in the notes thereto or, in the case of interim financial statements, to normal recurring year-end adjustments that are not material in amount or effect).

     5.6  Absence of Undisclosed Liabilities. Farmers does not have any
          ----------------------------------
Liabilities that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Farmers except Liabilities which are accrued or reserved against in the balance sheets of Farmers as of December 31, 1998 and March 31, 1999, included in the Farmers Financial Statements or reflected in the notes thereto. Farmers has not incurred or paid any Liability since March 31, 1999, except for such Liabilities incurred or paid in the ordinary course of business consistent with past business practice and which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Farmers.

     5.7  Absence of Certain Changes or Events. Since March 31, 1999, except
          ------------------------------------
as disclosed in Section 5.7 of the Farmers Disclosure Memorandum, (a) there have
                                           ---------------------
been no events, changes or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Farmers, and (b) Farmers has not taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a material breach or violation of any of the covenants and agreements of Farmers provided in Article VII of this Agreement.

     5.8  Tax Matters.
          -----------

          (a) All Tax returns required to be filed by or on behalf of Farmers have been timely filed or requests for extensions have been timely filed, granted, and have not expired for periods ended on or before March 31, 1999, and on or before the date of the most recent fiscal year end immediately preceding the Effective Time, except to the extent that all such failures to file, taken together, are not reasonably likely to have a Material Adverse Effect on Farmers, and all returns filed are complete and accurate to the Knowledge of Farmers. All Taxes shown on filed returns have been paid. As of the date of this Agreement, there is no audit examination, deficiency or refund Litigation with respect to any Taxes that is reasonably likely to result in a determination that would have, individually or in the aggregate, a Material Adverse Effect on Farmers, except as reserved against in the Farmers Financial Statements delivered prior to the date of this Agreement or as disclosed in
Section 5.8(a) of the Farmers Disclosure Memorandum. All Taxes and other
                              ---------------------
Liabilities due with respect to completed and settled examinations or concluded Litigation have been paid.

          (b)  Except as disclosed in Section 5.8(b) of the Farmers
Disclosure Memorandum, Farmers has not executed an extension or waiver of any
---------------------
statute of limitations on the assessment or collection of any Tax due that is currently in effect, and no unpaid tax deficiency has been asserted in writing against or with respect to Farmers, which deficiency is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Farmers.

          (c) Adequate provision for any Taxes due or to become due for Farmers for the period or periods through and including the date of the respective Farmers Financial Statements has been made and is reflected on such Farmers Financial Statements.

          (d) Deferred Taxes of Farmers have been provided for in accordance with GAAP.

          (e) Farmers is in compliance with, and its records contain all information and documents (including, without limitation, properly completed IRS Forms W-9) necessary to comply with, all applicable information reporting and Tax withholding requirements under federal, state and local Tax Laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Internal Revenue Code, except for such instances of noncompliance and such omissions as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Farmers.

          (f) There are no Liens with respect to Taxes upon any of the assets of Farmers.

     5.9  Allowance for Possible Loan Losses. The allowance for possible loan
          ----------------------------------
or credit losses (the "Allowance") shown on the balance sheets of Farmers included in the most recent Farmers Financial Statements dated prior to the date of this Agreement was, and the Allowance shown on the balance sheets of Farmers included in the Farmers Financial Statements as of dates subsequent to the execution of this Agreement will be, as of the dates thereof, adequate (within the meaning of GAAP and applicable regulatory requirements or guidelines) to provide for losses relating to or inherent in the loan and lease portfolios (including accrued interest receivables) of Farmers and other extensions of credit (including letters of credit and commitments to make loans or extend credit) by Farmers as of the dates thereof except where the failure of such Allowance to be so adequate is not reasonably likely to have a Material Adverse Effect on Farmers.

     5.10 Assets. Except as disclosed in Section 5.10 of the Farmers
          ------
Disclosure Memorandum or as disclosed or reserved against in the Farmers
---------------------
Financial Statements, Farmers has good and marketable title, free and clear of all Liens, to all of its Assets. All material tangible properties used in the businesses of Farmers are in good condition, reasonable wear and tear excepted, and are usable in the ordinary course of business consistent with Farmers' past practices. All Assets which are material to Farmers' business or held under leases or subleases by Farmers, are held under valid Contracts enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought), and each such Contract is in full force and effect. The policies of fire, theft, liability and other insurance maintained with respect to the Assets or businesses of Farmers provide adequate coverage under current industry practices against loss or Liability, and the fidelity and blanket bonds in effect as to which Farmers is a named insured are reasonably sufficient. The Assets of Farmers include all assets required to operate the business of Farmers as presently conducted.

     5.11 Environmental Matters.  Except as disclosed in Section 5.11 of the
          ---------------------
Farmers Disclosure Memorandum:
        ---------------------

          (a) to the Knowledge of Farmers, Farmers, its Participation Facilities and its Loan Properties are, and have been, in compliance with all Environmental Laws, except for noncompliance which is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Farmers.

          (b) to the Knowledge of Farmers, there is no Litigation pending or threatened before any court, governmental agency or authority or other forum in which Farmers or any of its Loan Properties or Participation Facilities has been or, with respect to threatened Litigation, may be named as a defendant or potentially responsible party (i) for alleged noncompliance with any Environmental Law or (ii) relating to the release into the Environment of any Hazardous Material, whether or not occurring at, on, under or involving a site owned, leased or operated by Farmers or any of its Loan Properties or Participation Facilities, except for such Litigation pending or threatened the resolution of which is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Farmers and to the Knowledge of Farmers, there is no reasonable basis for any such Litigation.

          (c) to the Knowledge of Farmers, there have been no releases of Hazardous Material in, on, under or affecting any Participation Facility or Loan Property, except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Farmers.

     5.12 Compliance with Laws. Farmers has in effect all Permits necessary
          --------------------
for it to own, lease or operate its Assets and to carry on its business as now conducted, except for those Permits the absence of which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Farmers, and there has occurred no Default under any such Permit, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Farmers. Except as disclosed in Section
5.12 of the Farmers Disclosure Memorandum, Farmers:
                    ---------------------

          (a) is not in violation of any Laws, Orders or Permits applicable to its business or employees conducting its business, except for violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Farmers; and

          (b) has not received any notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that Farmers is not in compliance with any of the Laws or Orders which such governmental authority or Regulatory Authority enforces, where such noncompliance is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Farmers,
(ii) threatening to revoke any Permits, the revocation of which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Farmers, or (iii) requiring Farmers to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment or memorandum of understanding, or to adopt any Board resolution or similar undertaking, which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies, its management, or the payment of dividends.

     5.13 Labor Relations.  Farmers is not the subject of any Litigation
          ---------------
asserting that it has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state law) or seeking to compel it to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving Farmers, pending or, to its Knowledge, threatened, nor, to its Knowledge, is there any activity involving Farmers' employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

     5.14 Employee Benefit Plans.
          ----------------------

          (a)  Farmers has disclosed in Section 5.14 of the Farmers
Disclosure Memorandum and delivered or made available to Premier prior to the
---------------------
execution of this Agreement copies in each case of all pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus, or other incentive plans, all other written employee programs, arrangements, or agreements, all medical, vision, dental, or other health plans, all life insurance plans, and all other employee benefit plans or fringe benefit plans, including, without limitation, "employee benefit plans" as that term is defined in Section 3(3) of ERISA, currently adopted, maintained by, sponsored in whole or in part by, or contributed to by Farmers or any Affiliate thereof for the benefit of employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries and under which employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries are eligible to participate (collectively, the "Farmers Benefit Plans"). Any of the Farmers Benefit Plans which is an "employee pension benefit plan," as that term is defined in Section 3(2) of ERISA, is referred to herein as a "Farmers ERISA Plan." Each Farmers ERISA Plan which is also a "defined benefit plan" (as defined in Section 414(j) of the Internal Revenue Code) is referred to herein as a "Farmers Pension Plan." No Farmers Pension Plan is or has been a multi-employer plan within the meaning of
Section 3(37) of ERISA.

          (b) All Farmers Benefit Plans are in compliance with the applicable terms of ERISA, the Internal Revenue Code, and any other applicable Laws the breach or violation of which are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Farmers. Each Farmers ERISA Plan which is intended to be qualified under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the Internal Revenue Service, and Farmers is not aware of any circumstances likely to result in revocation of any such favorable determination letter. To the Knowledge of Farmers, neither Farmers nor any other party has engaged in a transaction with respect to any Farmers Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof, would subject Farmers to a tax or penalty imposed by either Section 4975 of the Internal Revenue Code or Section 502(i) of ERISA in amounts which are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Farmers.

          (c) Neither Farmers nor any ERISA Affiliate of Farmers has any past, present or future obligation or liability to contribute to any multi-employer plan, as defined in Section 3(37) of ERISA.

          (d) Except as disclosed in Section 5.14(d) of the Farmers Disclosure Memorandum, (i) Farmers does not have any obligations for retiree
---------------------
health and life benefits under
any of the Farmers Benefit Plans, except as required by Section 6.01 of ERISA and Section 4980B of the Internal Revenue Code; (ii) there are no restrictions on the rights of Farmers to amend or terminate any such Plan; and (iii) any amendment or termination of any such Plan will not cause Farmers to incur any Liability that is reasonably likely to have a Material Adverse Effect on Farmers.

          (e)  Except as disclosed in Section 5.14(e) of the Farmers
Disclosure Memorandum, neither the execution and delivery of this Agreement nor
---------------------
the consummation of the transactions contemplated hereby or thereby will
(i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any director or any employee of Farmers from Farmers under any Farmers Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any Farmers Benefit Plan, or (iii) result in any acceleration of the time of payment or vesting of any such benefit.

          (f) The actuarial present values of all accrued deferred compensation entitlements (including, without limitation, entitlements under any executive compensation, supplemental retirement, or employment agreement) of employees and former employees of Farmers and their respective beneficiaries have been fully reflected on the Farmers Financial Statements to the extent required by and in accordance with GAAP.

          (g) Farmers and each ERISA Affiliate of Farmers has complied with the continuation of coverage requirements of Section 1001 of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and ERISA Sections 601 through 608.

          (h) Neither Farmers nor any ERISA Affiliate of Farmers is obligated, contingently or otherwise, under any agreement to pay any amount which would be treated as a "parachute payment," as defined in Section 280G(b) of the Internal Revenue Code (determined without regard to Section 280G(b)(2)(A)(ii) of the Internal Revenue Code).

          (i) Other than routine claims for benefits, there are no actions, audits, investigations, suits or claims pending, or threatened against any Farmers Benefit Plan, any trust or other funding agency created thereunder, or against any fiduciary of any Farmers Benefit Plan or against the assets of any Farmers Benefit Plan.

     5.15 Material Contracts. Except as disclosed in Section 5.15 of the
          ------------------
Farmers Disclosure Memorandum or otherwise reflected in the Farmers Financial
        ---------------------
Statements, Farmers is not, nor are any of its respective Assets, businesses or operations, a party to, or bound or affected by, or receives benefits under, (a) any employment, severance, termination, consulting or retirement Contract providing for aggregate payments to any Person in any calendar year in excess of $10,000, excluding "at will" employment arrangements, (b) any Contract relating to the borrowing of money by Farmers or the guarantee by Farmers of any such obligation (other than Contracts evidencing deposit liabilities, purchases of federal funds, Federal Home Loan Bank advances, fully-secured repurchase agreements, trade payables, and Contracts relating to borrowings or guarantees made in the ordinary course of business), and (c) any other Contract (excluding this Agreement) or amendment thereto that is required to be filed as an exhibit to a Form 10-K or Form 10-Q filed by Farmers with the SEC as of the date of this Agreement if Farmers were required to file a Form 10-K or Form 10-Q with the SEC (together with all Contracts referred to in Sections 5.10 and 5.14(a) of this Agreement, the "Farmers Contracts"). Farmers is not in Default under any Farmers Contract, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Farmers. All of the indebtedness of Farmers for money borrowed is prepayable at any time by Farmers without penalty or premium.

     5.16 Legal Proceedings. Except as disclosed in Section 5.16 of the
          -----------------
Farmers Disclosure Memorandum, there is no Litigation instituted or pending, or,
        ---------------------
to the Knowledge of Farmers, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against Farmers, or against any Asset, interest, or right of Farmers, that is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Farmers, nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against Farmers, that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Farmers.

     5.17 Reports. Since January 1, 1997, Farmers has timely filed all
          -------
reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with (a) the Regulatory Authorities, and (b) any applicable state securities or banking authorities (except failures to file which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Farmers). As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with all applicable Laws. As of its respective date, each such report and document to Farmers' Knowledge did not, in any material respects, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

     5.18 Statements True and Correct. No statement, certificate, instrument
          ---------------------------
or other writing furnished or to be furnished by Farmers or any Affiliate thereof to Premier pursuant to this Agreement or any other document, agreement or instrument referred to herein contains or will contain any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by Farmers or any Affiliate thereof for inclusion in the Registration Statement to be filed by Premier with the SEC will, when the Registration Statement becomes effective, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein not misleading. None of the information supplied or to be supplied by Farmers or any Affiliate thereof for inclusion in the Proxy Statement to be mailed to Farmers' shareholders in connection with the Farmers Shareholders' Meeting, and any other documents to be filed by Farmers or any Affiliate thereof with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to the Proxy Statement, when first mailed to the shareholders of Farmers, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Farmers Shareholders' Meeting, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Farmers Shareholders' Meeting. All documents that Farmers or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law.

     5.19 Accounting, Tax and Regulatory Matters. Neither Farmers nor any
          --------------------------------------
Affiliate thereof has taken any action, or agreed to take any action, or has any Knowledge of any fact or circumstance that is reasonably likely to (a) prevent the transactions contemplated hereby, including the Merger, from qualifying for pooling-of-interests accounting treatment or treatment as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, or
(b) materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 9.1(b) of this Agreement or result in the imposition of a condition or restriction of the type referred to in the second sentence of such Section. To the Knowledge of Farmers, there exists no fact, circumstance, or reason why the requisite Consents referred to in Sections 9.1(b) and (c) of this Agreement cannot be received in a timely manner without the imposition of any condition or restriction of the type described in the second sentence of such Sections 9.1(b) and (c).

     5.20 Charter Provisions. Farmers has taken all action so that the
          ------------------
entering into of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement do not and will not result in the grant of any rights to any Person under the Articles of Incorporation, Bylaws or other governing instruments of Farmers or restrict or impair the ability of Premier to vote, or otherwise to exercise the rights of a shareholder with respect to, shares of Farmers that may be acquired or controlled by it.

     5.21 Millennium Compliance. Farmers represents and warrants that it has
          ---------------------
tested and assessed its software, hardware, and other computer equipment to ensure that there will not be a Year 2000 Problem. Farmers further represents and warrants that it has prepared and implemented a written plan of action to ensure that the software, hardware, and other computer equipment owned, licensed, or used by Farmers will not be the subject of a failure in any such software, hardware, or other computer equipment as a result of a Year 2000 Problem. Farmers further represents and warrants that it has contacted and received assurances from all key suppliers of goods and services to Farmers, including but not limited to suppliers of computer software, computer hardware, and other computer equipment, that each of the software, hardware, and other computer equipment owned, licensed, or used by such suppliers will not be the subject of failures in any such software, hardware, or other computer equipment as a result of a Year 2000 Problem.


                                  ARTICLE VI
                                  ----------
               REPRESENTATIONS AND WARRANTIES OF PREMIER AND PMB
               -------------------------------------------------

     Premier, and where applicable, PMB, hereby represents and warrants to Farmers as follows:

     6.1  Organization, Standing, and Power. Premier is a corporation duly
          ---------------------------------
organized, validly existing, and in good standing under the Laws of the State of Georgia, and is duly registered as a bank holding company under the BHC Act. PMB is a corporation duly organized, validly existing, and in good standing under the laws of the State of Georgia. Premier has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its Assets. Premier is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Premier.

     6.2  Authority; No Breach By Agreement.
          ---------------------------------

          (a) Premier and PMB have the corporate power and authority necessary to execute, deliver and perform their respective obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Premier and PMB. This Agreement represents a legal, valid and binding obligation of both Premier and PMB, enforceable against Premier and PMB in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

          (b)  Except as set forth in Section 6.2(b) of the Premier
Disclosure Memorandum, neither the execution and delivery of this Agreement by
---------------------
Premier, nor the consummation by Premier of the transactions contemplated hereby, nor compliance by Premier with any of the provisions hereof will (i) conflict with or result in a breach of any provision of Premier's Articles of Incorporation or Bylaws, or (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any Premier Company under, any Contract or Permit of any Premier Company, where such Default or Lien, or any failure to obtain such Consent, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Premier, or (iii) subject to receipt of the requisite approvals referred to in Section 9.1(b) of this Agreement, violate any Law or Order applicable to any Premier Company or any of their respective Assets.

          (c) Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, and rules of the NASD, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, and other than Consents, filings or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Premier, no notice to, filing with, or Consent of any public body or authority is necessary for the consummation by Premier and PMB of the Merger and the other transactions contemplated in this Agreement.

          (d) Neither the execution and delivery of this Agreement by PMB, nor the consummation by PMB of the transactions contemplated hereby, nor compliance by PMB with any of the provisions thereof, will conflict with or result in a breach of any provision of PMB's Articles of Incorporation or Bylaws, or Contract or agreement by which it or its Assets is bound, the breach of which would have a Material Adverse Effect on PMB.

     6.3  Capital Stock.
          -------------

          (a)  The authorized capital stock of Premier consists of
(i) 60,000,000 shares of Premier Common Stock, of which 26,106,350 shares were issued and outstanding as of the date of this Agreement, and (ii) 2,000,000 shares of Premier Preferred Stock, of which 40,770 shares are issued and outstanding as of the date of this Agreement. All of the issued and outstanding shares of Premier Common Stock are, and all of the shares of Premier Common Stock to be issued in exchange for shares of Farmers Common Stock upon consummation of the Merger, when issued in accordance with the terms of this Agreement and the Registration Statement, will be duly and validly issued and outstanding and fully paid and nonassessable under the GBCC. None of the outstanding shares of Premier Common Stock has been, and none of the shares of Premier Common Stock to be issued in exchange for shares of Farmers Common Stock upon consummation of the Merger will be issued in violation of any preemptive rights of the current or past shareholders of Premier.

          (b) The authorized capital stock of PMB consists of 1,000 shares of PMB Common Stock, of which 100 shares were issued and outstanding as of the date of this Agreement.

          (c)  Premier has issued $29,639,175 of 9.00% Subordinated
Debentures to Premier Capital Trust I, a statutory business trust organized and existing under the laws of the State of Delaware. The Subordinated Debentures will mature on December 31, 2027. The Subordinated Debentures were purchased by Premier Capital Trust I with the proceeds of the public offering of 1,150,000 shares of 9.00% Cumulative Trust Preferred Securities and sale of Common Securities to Premier. Premier owns all of the Common Securities issued by Premier Capital Trust I. The Common Securities and the Preferred Securities represent undivided beneficial interests in the assets of Premier Capital
Trust I.

          (d) Except as set forth in Section 6.3(a) of this Agreement, or as disclosed in Section 6.3(c) of the Premier Disclosure Memorandum there are no
                                           ---------------------
shares of capital stock or other equity securities of Premier outstanding and no outstanding Rights relating to the capital stock of Premier.

     6.4  Financial Statements. The Premier Financial Statements (as of the
          --------------------
dates thereof and for the periods covered thereby) (a) are, or if dated after the date of this Agreement will be, in accordance with the books and records of the Premier Companies, which are or will be, as the case may be, complete and correct and which have been or will have been, as the case may be, maintained in accordance with good business practices, and (b) present or will present, as the case may be, fairly the consolidated financial position of the Premier Companies as of the dates indicated and the consolidated results of operations, changes in shareholders' equity, and cash flows of the Premier Companies for the periods indicated, in accordance with GAAP (subject to exceptions as to consistency specified therein or as may be indicated in the notes thereto or, in the case of interim financial statements, to normal recurring year-end adjustments that are not Material in amount or effect).

     6.5  Absence of Undisclosed Liabilities. No Premier Company has any
          ----------------------------------
Liabilities that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Premier, except Liabilities which are accrued or reserved against in the consolidated balance sheets of Premier as of December 31, 1998, included in the Premier Financial Statements or reflected in the notes thereto. No Premier Company has incurred or paid any Liability since December 31, 1998, except for such Liabilities incurred or paid in the ordinary course of business consistent with past business practice and which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Premier.

     6.6  Absence of Certain Changes or Events. Since December 31, 1998, except
          ------------------------------------
as disclosed in SEC Documents filed by Premier prior to the date of this Agreement and except as disclosed in Section 6.6 of the Premier Disclosure
                                                                ----------
Memorandum, (a) there have been no events, changes or occurrences which have
----------
had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Premier, and (b) the Premier Companies have not taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a Material breach or violation of any of the covenants and agreements of Premier provided in Article VII of this Agreement.

     6.7  Compliance with Laws. Premier is duly registered as a bank holding
          --------------------
company under the BHC Act. Each Premier Company has in effect all Permits necessary for it to own, lease or operate its Assets and to carry on its business as now conducted, except for those Permits the absence of which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Premier, and there has occurred no Default under any such Permit, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Premier. Except as disclosed in
Section 6.7 of the Premier Disclosure Memorandum, none of the Premier Companies:
                           ---------------------

          (a) is in violation of any Laws, Orders or Permits applicable to its business or employees conducting its business, except for violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Premier; and

          (b) has received any notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that any Premier Company is not in compliance with any of the Laws or Orders which such governmental authority or Regulatory Authority enforces, where such noncompliance is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Premier, (ii) threatening to revoke any Permits, the revocation of which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Premier, or (iii) requiring any Premier Company to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment or memorandum of understanding, or to adopt any Board resolution or similar undertaking, which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies, its management, or the payment of dividends.

     6.8  Legal Proceedings. Except as disclosed in Section 6.8 of the Premier
          -----------------
Disclosure Memorandum, there is no Litigation instituted or pending, or, to the
---------------------
Knowledge of Premier, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against any Premier Company, or against any Asset, interest, or right of any of them, that is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Premier, nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against any Premier Company, that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Premier.

     6.9  Statements True and Correct. No statement, certificate, instrument
          ---------------------------
or other writing furnished or to be furnished by any Premier Company or any Affiliate thereof to Farmers pursuant to this Agreement or any other document, agreement or instrument referred to herein contains or will contain any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by any Premier Company or any Affiliate thereof for inclusion in the Registration Statement to be filed by Premier with the SEC, will, when the Registration Statement becomes effective, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein not misleading. None of the information supplied or to be supplied by any Premier Company or any Affiliate thereof for inclusion in any documents to be filed by any Premier Company or any Affiliate thereof with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. All documents that any Premier Company or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law.

     6.10 Accounting, Tax and Regulatory Matters. No Premier Company or any
          --------------------------------------
Affiliate thereof has taken any action, or agreed to take any action, or has any Knowledge of any fact or circumstance that is reasonably likely to (a) prevent the transactions contemplated hereby, including the Merger, from qualifying for pooling-of-interests accounting treatment or treatment as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, or
(b) materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 9.1(b) of this Agreement. To the Knowledge of Premier, there exists no fact, circumstance, or reason why the requisite Consents referred to in Sections 9.1(b) and (c) of this Agreement cannot be received in a timely manner without the imposition of any condition or restriction of the type described in the second sentence of such Sections 9.1(b) and (c).

     6.11 Premier Subsidiaries. Premier has disclosed in Section 6.11 of the
          --------------------
Premier Disclosure Memorandum all of the Premier Subsidiaries as of the date of
        ---------------------
this Agreement. Except as disclosed in Section 6.11 of the Premier Disclosure
                                                                   ----------
Memorandum, Premier or one of its Subsidiaries owns all of the issued and
----------
outstanding shares of capital stock of each Premier Subsidiary. No equity securities of any Premier Subsidiary are or may become required to be issued (other than to another Premier Company) by reason of any Rights, and there are no Contracts by which any Premier Subsidiary is bound to issue (other than to another Premier Company) additional shares of its capital stock or Rights, or by which any Premier Company is or may be bound to transfer any shares of the capital stock of any Premier Subsidiary (other than to another Premier Company). There are no Contracts relating to the rights of any Premier Company to vote or to dispose of any shares of the capital stock of any Premier Subsidiary. All of the shares of capital stock of each Premier Subsidiary held by a Premier Company are fully paid and nonassessable under the applicable Law of the jurisdiction in which such Subsidiary is incorporated or organized. Each Premier Subsidiary is either a bank, a savings association, a corporation or a limited liability company and is duly organized, validly existing, and (as to corporations) in good standing under the Laws of the jurisdiction in which it is organized and has the corporate power and authority necessary for it to own, lease and operate its Assets and to carry on its business as now conducted. Each Premier Subsidiary is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Premier. Each Premier Subsidiary that is a depository institution is an "insured institution" as defined in the Federal Deposit Insurance Act and applicable regulations thereunder, and the deposits in which are insured by the Bank Insurance Fund or the Savings Association Insurance Fund, as appropriate.

     6.12 Reports. Since January 1, 1997, each Premier Company has timely
          -------
filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with (a) the SEC, including, but not limited to, Forms 10-K, Forms 10-Q, Forms 8-K, and Proxy Statements, (b) other Regulatory Authorities, and (c) any applicable state securities or banking authorities (except failures to file which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Premier). As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respect with all applicable Laws. As of its respective date, each such report and document to Premier's Knowledge did not, in any material respects, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

     6.13 Millennium Compliance.  Premier represents and warrants that it has
          ---------------------
tested and assessed its software, hardware, and other computer equipment to ensure that there will not be a Year 2000 Problem. Premier further represents and warrants that it has prepared and implemented a written plan of action to ensure that the software, hardware, and other computer equipment owned, licensed, or used by Premier will not be the subject of a failure in any such software, hardware, or other computer equipment as a result of a Year 2000 Problem. Premier further represents and warrants that it has contacted and received assurances from all key suppliers of goods and services to Premier, including but not limited to suppliers of computer software, computer hardware, and other computer equipment, that each of the software, hardware, and other computer equipment owned, licensed, or used by such suppliers will not be the subject of failures in any such software, hardware, or other computer equipment as a result of a Year 2000 Problem.


                                  ARTICLE VII
                                  -----------
                   CONDUCT OF BUSINESS PENDING CONSUMMATION
                   ----------------------------------------

     7.1  Affirmative Covenants of Farmers. Unless the prior written consent of
          --------------------------------
Premier shall have been obtained, and except as otherwise contemplated herein or disclosed in the Farmers Disclosure Memorandum, Farmers shall from the date
                            ---------------------
of this Agreement until the Effective Time or termination of this Agreement:
(a) operate its business in the usual, regular and ordinary course; (b) preserve intact its business organization and Assets and maintain its rights and franchises; (c) use its reasonable efforts to cause its representations and warranties to be correct at all times; and (d) take no action which would
(i) adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentence of Section 9.1(b) or 9.1(c) of this Agreement or (ii) adversely affect in any material respect the ability of either Party to perform its covenants and agreements under this Agreement.

     7.2  Negative Covenants of Farmers. Except as disclosed in the Farmers
          -----------------------------
Disclosure Memorandum, from the date of this Agreement until the earlier of the
---------------------
Effective Time or the termination of this Agreement, Farmers covenants and agrees that it will not do or agree or commit to do any of the following without the prior written consent of the chief executive officer of Premier, which consent shall not be unreasonably withheld:

          (a) amend the Articles of Incorporation, Bylaws or other governing instruments of Farmers, or

          (b) incur any additional debt obligation or other obligation for borrowed money in excess of an aggregate of $50,000 except in the ordinary course of the business of Farmers consistent with past practices (which shall include creation of deposit liabilities, purchases of federal funds, advances from the Federal Reserve Bank or Federal Home Loan Bank, and entry into repurchase agreements fully secured by U.S. government or agency securities), or impose, or suffer the imposition, on any Asset of Farmers of any material Lien or permit any such Lien to exist (other than in connection with deposits, repurchase agreements, bankers acceptances, Federal Home Loan Bank advances, "treasury tax and loan" accounts established in the ordinary course of business, the satisfaction of legal requirements in the exercise of trust powers, and Liens in effect as of the date hereof that are disclosed in the Farmers Disclosure Memorandum); or
                             ---------------------

          (c) repurchase, redeem, or otherwise acquire or exchange (other than exchanges in the ordinary course under employee benefit plans), directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of Farmers, or declare or pay any dividend or make any other distribution in respect of the Farmers Common Stock, provided, however, that Farmers may (to the extent legally able to do so) declare and pay, prior to the Effective Time, quarterly dividends in accordance with its usual and customary past practices; or

          (d) except for this Agreement, or as disclosed in Section 7.2(d) of the Farmers Disclosure Memorandum, issue, sell, pledge, encumber, authorize the
            ---------------------
issuance of or enter into any Contract to issue, sell, pledge, encumber, or authorize the issuance of or otherwise permit to become outstanding, any additional shares of Farmers Common Stock or any other shares of capital stock of Farmers, or any stock appreciation rights, or any option, warrant, conversion, or other right to acquire any such stock, or any security convertible into any such stock; or

          (e)  except as disclosed in Section 7.2(e) of the Farmers Disclosure
                                                                    ----------
Memorandum, adjust, split, combine or reclassify any capital stock of Farmers
----------
or issue or authorize the issuance of any other securities in respect of or in substitution for shares of Farmers Common Stock or sell, lease, mortgage or otherwise dispose of or otherwise encumber any Asset having a book value in excess of $50,000 other than in the ordinary course of business for reasonable and adequate consideration; or

          (f) except for purchases of U.S. Treasury securities or U.S. Government agency securities or securities of like maturity or grade or general obligations of states and municipalities, purchase any securities or make any material investment, either by purchase of stock or securities, contributions to capital, Asset transfers, or purchase of any Assets, in any Person; or otherwise acquire direct or indirect control over any Person, other than in connection with (i) foreclosures in the ordinary course of business, or (ii) acquisitions of control by Farmers in its fiduciary capacity; or

          (g) grant any increase in compensation or benefits to any employee of Farmers whose annual salary exceeds $35,000 (including such discretionary increases as may be contemplated by existing employment agreements), except in accordance with past practice or previously approved by the Board of Directors of Farmers, in each case as disclosed in Section 7.2(g) of the Farmers Disclosure Memorandum or as required by Law; pay any severance or termination
---------------------
pay or any bonus other than pursuant to written policies or written Contracts in effect on the date of this Agreement and disclosed in Section 7.2(g) of the Farmers Disclosure Memorandum; enter into or amend any severance agreements
        ---------------------
with officers of Farmers; grant any general increase in compensation to all employees; grant any increase in fees or other increases in compensation or other benefits to directors of Farmers; or voluntarily accelerate the vesting of any stock options or other stock-based compensation or employee benefits; or

          (h) enter into or amend any employment Contract between Farmers and any Person (unless such amendment is required by Law) that Farmers does not have the unconditional right to terminate without Liability (other than Liability for services already rendered), at any time on or after the Effective Time; or

          (i) adopt any new employee benefit plan of Farmers or make any material change in or to any existing employee benefit plans of Farmers other than any such change that is required by Law or that, in the opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan; or

          (j) make any significant change in any Tax or accounting methods or systems of internal accounting controls, except as may be appropriate to conform to changes in Tax Laws or regulatory accounting requirements or GAAP; or

          (k) commence any Litigation other than in accordance with past practice, settle any Litigation involving any Liability of Farmers for money damages in excess of $50,000 or which imposes material restrictions upon the operations of Farmers; or

          (l) except in the ordinary course of business, modify, amend or terminate any material Contract or waive, release, compromise or assign any material rights or claims.

     7.3  Affirmative Covenants of Premier. Unless the prior written consent
          --------------------------------
of Farmers shall have been obtained, and except as otherwise contemplated herein or as disclosed in the Premier Disclosure Memorandum, Premier shall, and shall
                               ---------------------
cause each of its Subsidiaries, from the date of this Agreement until the Effective Time or termination of this Agreement: (a) to operate its business in the usual, regular and ordinary course; (b) to preserve intact its business organization and Assets and maintain its rights and franchises; (c) to use its reasonable efforts to cause its representations and warranties to be correct at all times; and (d) to take no action which would (i) adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentence of Section 9.1(b) or 9.1(c) of this Agreement or (ii) adversely affect in any material respect the ability of either Party to perform its covenants and agreements under this Agreement.

     7.4  Adverse Changes in Condition. Each Party agrees to give written
          ----------------------------
notice promptly to the other Party upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of its Subsidiaries which (a) is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on it or (b) is reasonably likely to cause or constitute a material breach of any of its representations, warranties, or covenants contained herein, and to use its reasonable efforts to prevent or promptly to remedy the same.

     7.5  Reports. Each Party and its Subsidiaries shall file all reports
          -------
required to be filed by it with Regulatory Authorities between the date of this Agreement and the Effective Time and shall deliver to the other Party copies of all such reports promptly after the same are filed.


                                 ARTICLE VIII
                                 ------------
                             ADDITIONAL AGREEMENTS
                             ---------------------

     8.1  Registration Statement; Proxy Statement; Shareholder Approval.
          -------------------------------------------------------------

          (a) As soon as reasonably practicable after execution of this Agreement, Premier shall file the Registration Statement with the SEC, provided Farmers has provided, on a reasonably timely basis, all information concerning Farmers necessary for inclusion in the Registration Statement, and shall use its reasonable efforts to cause the Registration Statement to become effective under the 1933 Act as soon as reasonably practicable after the filing thereof and take any action required to be taken under the applicable state Blue Sky or securities Laws in connection with the issuance of the shares of Premier Common Stock upon consummation of the Merger. Farmers shall furnish all information concerning it and the holders of its capital stock as Premier may reasonably request in connection with such action.

          (b) Farmers shall call a Shareholders' Meeting, to be held within forty-five (45) days after the Registration Statement is declared effective by the SEC, for the purpose of voting upon approval of this Agreement and such other related matters as Farmers deems appropriate.

          (c) In connection with the Farmers Shareholders' Meeting, (i) Premier shall prepare and file with the SEC, on Farmers' behalf, a Proxy Statement (which shall be included in the Registration Statement); (ii) Farmers shall mail the Proxy Statement to all of its shareholders; (iii) the Parties shall furnish to each other all information concerning them that they may reasonably request in connection with such Proxy Statement; (iv) the Board of Directors of Farmers shall recommend (subject to compliance with the fiduciary duties of the members of the Board of Directors as advised by counsel) to its shareholders the approval of this Agreement; and (v) the Board of Directors and officers of Farmers shall use their reasonable efforts to obtain such shareholders' approval (subject to compliance with their fiduciary duties as advised by counsel).

     8.2  Exchange Listing. Premier shall use its reasonable efforts to list,
          ----------------
prior to the Effective Time, on the American Stock Exchange the shares of Premier Common Stock to be issued to the holders of Farmers Common Stock pursuant to the Merger.

     8.3  Applications. Premier shall promptly prepare and file, and Farmers
          ------------
shall cooperate in the preparation and, where appropriate, filing of, applications with all Regulatory Authorities having jurisdiction over the transactions contemplated by this Agreement seeking the requisite Consents necessary to consummate the transactions contemplated by this Agreement.

     8.4  Agreement as to Efforts to Consummate. Subject to the terms and
          -------------------------------------
conditions of this Agreement, each Party agrees to use, and to cause its Subsidiaries to use, its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws, as promptly as practicable so as to permit consummation of the Merger at the earliest possible date and to otherwise enable consummation of the transactions contemplated hereby and shall cooperate fully with the other Parties hereto to that end (it being understood that any amendments to the Registration Statement filed by Premier in connection with the Premier Common Stock to be issued in the Merger shall not violate this covenant), including, without limitation, using its reasonable best efforts to lift or rescind any Order adversely affecting its ability to consummate the transactions contemplated herein and to cause to be satisfied the conditions referred to in Article IX of this Agreement. Each Party shall use, and shall cause each of its Subsidiaries to use, its reasonable best efforts to obtain all Consents necessary or desirable for the consummation of the transactions contemplated by this Agreement.

     8.5  Investigation and Confidentiality.
          ---------------------------------

          (a) Prior to the Effective Time, each Party will keep the other Parties advised of all material developments relevant to its business and to consummation of the Merger and shall permit the other Parties to make or cause to be made such investigation of the business and properties of it and its Subsidiaries and of their respective financial and legal conditions as the other Parties reasonably request, provided that such investigation shall be reasonably related to the transactions contemplated hereby and shall not interfere unnecessarily with normal operations. No investigation by a Party shall affect the representations and warranties of the other Parties.

          (b) Each Party shall, and shall cause its advisers and agents to, maintain the confidentiality of all confidential information furnished to it by the other Parties concerning its and its Subsidiaries' businesses, operations, and financial positions and shall not use such information for any purpose except in furtherance of the transactions contemplated by this Agreement. If this Agreement is terminated prior to the Effective Time, each Party shall promptly return all documents and copies thereof and all work papers containing confidential information received from the other Parties.

          (c) Each Party agrees to give the other Parties notice as soon as practicable after any determination by it of any fact or occurrence relating to the other Parties which it has discovered and which represents, or is reasonably likely to represent, either a material breach of any representation, warranty, covenant or agreement of the other Parties or which has had or is reasonably likely to have a Material Adverse Effect on the other Parties.

     8.6  Press Releases. Prior to the Effective Time, Premier and Farmers shall
          --------------
agree with each other as to the form and substance of any press release or other public disclosure materially related to this Agreement or any other transaction contemplated hereby; provided, however, that nothing in this Section 8.6 shall be deemed to prohibit any Party from making any disclosure which its counsel deems necessary or advisable in order to satisfy such Party's disclosure obligations imposed by Law.

     8.7  Acquisition Proposals. Except with respect to this Agreement and the
          ---------------------
transactions contemplated hereby, neither Farmers nor any Affiliate of Farmers nor any investment banker, attorney, accountant or other representative (collectively, "Representatives") retained by Farmers shall directly or indirectly solicit any Acquisition Proposal by any Person. Except to the extent necessary to comply with the fiduciary duties of Farmers' Board of Directors as advised by counsel, Farmers or any Affiliate or Representative of Farmers shall not furnish any non-public information that it is not legally obligated to furnish, negotiate with respect to, or enter into any Contract with respect to, any Acquisition Proposal, but Farmers may communicate information about such an Acquisition Proposal to its shareholders if and to the extent that it is required to do so in order to comply with its legal obligations as advised by counsel. Farmers shall promptly notify Premier orally and in writing in the event that Farmers receives any inquiry or proposal relating to any such transaction. Unless the prior written consent of Premier is obtained, Farmers shall (a) immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any of the foregoing, and (b) direct and use its reasonable efforts to cause all of its Representatives not to engage in any of the foregoing.

     8.8  Accounting and Tax Treatment. Each of the Parties undertakes and
          ----------------------------
agrees to use its reasonable best efforts to cause the Merger to qualify, and to take no action which would cause the Merger not to qualify, for treatment as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code for federal income tax purposes. Each of the Parties further undertakes and agrees to use its reasonable best efforts to cause the Merger to be eligible, and to take no action which would cause the Merger not to be eligible, to be accounted for as a "pooling of interests."

     8.9  Agreement of Affiliates. Farmers has disclosed in Section 8.9 of
          -----------------------
the Farmers Disclosure Memorandum all Persons whom it reasonably believes is an
            ---------------------
"affiliate" of Farmers for purposes of Rule 145 under the 1933 Act. Farmers shall use its reasonable best efforts to cause each such Person to deliver to Premier and Farmers, not later than thirty (30) days after the date of this Agreement, a written agreement, substantially in the form of Exhibit "1",
                                                             -----------
providing that such Person will not sell, pledge, transfer or otherwise dispose of the shares of Farmers Common Stock held by such Person except as contemplated by such agreement or by this Agreement and will not sell, pledge, transfer or otherwise dispose of the shares of Premier Common Stock to be received by such Person upon consummation of the Merger except in compliance with applicable provisions of the 1933 Act and the rules and regulations thereunder. Premier shall be entitled to place restrictive legends upon certificates for shares of Premier Common Stock issued to Affiliates of Farmers pursuant to this Agreement to enforce the provisions of this Section 8.9. Premier shall not be required to maintain the effectiveness of the Registration Statement under the 1933 Act for the purposes of resale of Premier Common Stock by such Affiliates.

     8.10 Employee Benefits and Contracts.
          -------------------------------

          (a) Following the Effective Time, Premier shall provide generally to officers and employees of Farmers who, at or after the Effective Time, become employees of a Premier Company, employee benefits under employee benefit plans, on terms and conditions which when taken as a whole are substantially similar to those currently provided by the Premier Companies to their similarly situated officers and employees. For purposes of participation under such employee benefit plans, the service of the employees of Farmers prior to the Effective Time shall be treated as service with a Premier Company participating in such employee benefit plans, provided that, with respect to any employee benefit plan where the benefits are funded through insurance, the granting of such service shall be subject to the consent of the appropriate insurer and may be conditioned upon an employee's participation in a Farmers Benefit Plan of the same type immediately prior to the Effective Time.

          (b) Premier and its Subsidiaries also shall honor in accordance with their terms all employment, severance, consulting and other compensation Contracts disclosed in Section 8.10(b) of the Farmers Disclosure Memorandum
                                                      ---------------------
between Farmers and any current or former director, officer, or employee thereof and all provisions for vested benefits accrued through the Effective Time under the Farmers Benefit Plans.

     8.11 Other Acquisitions, Mergers, or Combinations involving a Premier
          ----------------------------------------------------------------
Company. Notwithstanding anything contained in this Agreement to the contrary,
-------
Premier or any Premier Company may enter into and consummate an acquisition, merger, or combination of, with, or involving any bank, bank holding company, thrift, thrift holding company, mortgage company, or other financial services company without the prior consent of Farmers.


                                   ARTICLE IX
                                   ----------
                CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE
                -------------------------------------------------

     9.1  Conditions to Obligations of Each Party. The respective obligations of
          ---------------------------------------
each Party to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by both Parties pursuant to Section 11.6 of this Agreement:

          (a) Shareholder Approval. The shareholders of Farmers shall have
              --------------------
approved this Agreement, and the consummation of the transactions contemplated hereby, including the Merger, as and to the extent required by Law, the American Stock Exchange, Inc. or by the provisions of any governing instruments.

          (b) Regulatory Approvals. All Consents of, filings and registrations
              --------------------
with, and notifications to all Regulatory Authorities required for consummation of the Merger shall have been obtained or made and shall be in full force and effect and all waiting periods required by Law shall have expired. No Consent obtained from any Regulatory Authority which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner (including, without limitation, requirements relating to the raising of additional capital or the disposition of Assets) which in the reasonable judgment of the Board of Directors of either Party would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement as to render inadvisable the consummation of the Merger.

          (c) Consents and Approvals. Each Party shall have obtained any and all
              ----------------------
Consents required for consummation of the Merger (other than those referred to in Section 9.1(b) of this Agreement) or for the preventing of any Default under any Contract or Permit of such Party which, if not obtained or made, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on such Party. No Consent so obtained which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner which in the reasonable judgment of the Board of Directors of either Party would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement as to render inadvisable the consummation of the Merger.

          (d) Registration Statement. The Registration Statement shall be
              ----------------------
effective under the 1933 Act, no stop orders suspending the effectiveness of the Registration Statement shall have been issued, no action, suit, proceeding or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing, and all necessary approvals under state securities Laws or the 1933 Act or 1934 Act relating to the issuance or trading of the shares of the Premier Common Stock issuable pursuant to the Merger shall have been received.

          (e) Exchange Listing. The shares of Premier Common Stock issuable
              ----------------
pursuant to the Merger shall have been approved for listing on the American Stock Exchange.

          (f) Tax Matters. Premier and Farmers shall have received a written
              -----------
opinion of counsel from Womble Carlyle Sandridge & Rice, PLLC, in form reasonably satisfactory to them (the "Tax Opinion"), to the effect that for federal income tax purposes (i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, (ii) the exchange in the Merger of Farmers Common Stock for Premier Common Stock will not give rise to gain or loss to the shareholders of Farmers with respect to such exchange (except to the extent of any cash received), and (iii) neither Premier nor Farmers will recognize gain or loss as a consequence of the Merger. In rendering such Tax Opinion, counsel shall be entitled to rely upon representations of officers of Premier and Farmers reasonably satisfactory in form and substance to such counsel.

          (g) Affiliate Agreements. The Parties shall have received from each
              --------------------
affiliate of Farmers the affiliates agreement referred to in Section 8.9 hereof.

          (h) Pooling of Interests Letter. The Parties shall have received a
              ---------------------------
letter from Ernst & Young, L.L.P., and from Read, Martin & Slickman dated as of the Effective Time, to the effect that the Merger will qualify for pooling-of-interests accounting treatment under Accounting Principles Board Opinion No. 16 if closed and consummated in accordance with this Agreement.

     9.2  Conditions to Obligations of Premier. The obligations of Premier to
          ------------------------------------
perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by Premier pursuant to Section 11.6(a) of this Agreement:

          (a) Representations and Warranties. For purposes of this Section
              ------------------------------
9.2(a), the accuracy of the representations and warranties of Farmers set forth or referred to in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties of Farmers set forth in Section 5.3 of this Agreement shall be true and correct (except for inaccuracies which are de minimis in amount). Each and every other representation and warranty of Farmers set forth in Article V of this Agreement shall be true and correct in all Material respects.

          (b) Performance of Agreements and Covenants. Each and all of the
              ---------------------------------------
agreements and covenants of Farmers to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all Material respects.

          (c) Certificates. Farmers shall have delivered to Premier (i) a
              ------------
certificate, dated as of the Effective Time and signed on its behalf by its president and its chief financial officer, to the effect that the conditions of its obligations set forth in Sections 9.2(a) and 9.2(b) of this Agreement have been satisfied, and (ii) a certificate, dated as of the Effective Time and signed on its behalf by its Secretary, which certificate shall include certified copies of resolutions duly adopted by Farmers' Board of Directors and shareholders evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, certified copies of Farmers' Articles of Incorporation, and certified copies of Farmers' Bylaws, all in such reasonable detail as Premier and its counsel shall request.

          (d) Opinion of Counsel. Farmers shall have delivered to Premier an
              ------------------
opinion of Kilpatrick Stockton, LLP, counsel to Farmers, dated as of the Effective Time, in form reasonably satisfactory to Premier, as to the matters set forth in Exhibit "2" hereto.
             -----------

          (e) Claims/Indemnification Letters. Each of the directors and officers
              ------------------------------
of Farmers shall have executed and delivered to Premier letters in substantially the form of Exhibit "3" hereto.
            -----------

          (f) Premier Fairness Opinion. Premier shall have received from The
              ------------------------
Robinson- Humphrey Company, LLC, a letter, dated not more than five (5) business days prior to the date of the Registration Statement, to the effect that, in the opinion of such firm, the consideration to be paid to Farmers shareholders in connection with the Merger is fair, from a financial point of view, to the shareholders of Premier.

          (g) Litigation. No preliminary or permanent injunction or other order
              ----------
by any federal or state court which prevents the consummation of the Merger shall have been issued and shall remain in effect, nor any action therefor initiated which, in the good faith judgment of the Board of Directors of Premier, it is not in the best interests of the shareholders of Premier to contest; and there shall not have been instituted or be pending any action or proceeding by any United States federal or state government or governmental agency or instrumentality (i) challenging or seeking to restrain or prohibit the consummation of the Merger or seeking material damages in connection with the Merger; or (ii) seeking to prohibit Premier's ownership or operation of all or a material portion of Premier's or Farmers' business or assets, or compel Premier to dispose of or hold separate all or a material portion of Premier's or Farmers' business or assets as a result of the Merger, which, in any case, in the reasonable judgment of Premier based upon a legal opinion from counsel, could result in the relief sought being obtained.

     9.3  Conditions to Obligations of Farmers. The obligations of Farmers to
          ------------------------------------
perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by Farmers pursuant to Section 11.6(b) of this Agreement:

          (a) Representations and Warranties. For purposes of this Section
              ------------------------------
9.3(a), the accuracy of the representations and warranties of Premier and PMB set forth or referred to in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties of Premier set forth in Section 6.3 of this Agreement shall be true and correct (except for inaccuracies which are de minimis in amount). Each and every other representation and warranty of Premier or PMB set forth in Article VI of this Agreement shall be true and correct in all Material respects.

          (b) Performance of Agreements and Covenants. Each and all of the
              ---------------------------------------
agreements and covenants of Premier to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

          (c) Certificates. Premier shall have delivered to Farmers (i) a
              ------------
certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions of its obligations set forth in Section 9.3(a) and 9.3(b) of this Agreement have been satisfied, and (ii) a certificate, dated as of the Effective Time and signed on its behalf by its Secretary, which certificate shall include certified copies of resolutions duly adopted by Premier's Board of Directors evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, certified copies of Premier's Articles of Incorporation, and certified copies of Premier's Bylaws, all in such reasonable detail as Farmers and its counsel shall request.

          (d) Opinion of Counsel. Premier shall have delivered to Farmers an
              ------------------
opinion of Womble Carlyle Sandridge & Rice, PLLC, counsel to Premier, dated as of the Effective Time, in form reasonably acceptable to Farmers, as to matters set forth in Exhibit "4" hereto.
             -----------

          (e) Litigation. No preliminary or permanent injunction or other order
              ----------
by any federal or state court which prevents the consummation of the Merger shall have been issued and shall remain in effect, nor any action therefor initiated which, in the good faith judgment of the Board of Directors of Farmers, it is not in the best interests of the shareholders of Farmers to contest; and there shall not have been instituted or be pending any action or proceeding by any United States federal or state government or governmental agency or instrumentality (i) challenging or seeking to restrain or prohibit the consummation of the Merger or seeking material damages in connection with the Merger; or (ii) seeking to prohibit Premier's ownership or operation of all or a material portion of Premier's or Farmers' business or assets, or compel Premier to dispose of or hold separate all or a material portion of Premier's or Farmers' business or assets as a result of the Merger, which, in any case, in the reasonable judgment of Farmers based upon a legal opinion from counsel, could result in the relief sought being obtained.

          (f) Farmers Fairness Opinion. Farmer shall have received from an
              ------------------------
investment banking firm to be selected by Farmers, a letter, dated not more than five (5) business days prior to the date of the Registration Statement, to the effect that, in the opinion of such firm, the consideration to be paid to Farmers shareholders in connection with the Merger is fair, from a financial point of view, to the shareholders of Farmers.


                                   ARTICLE X
                                   ---------
                                  TERMINATION
                                  -----------
     10.1 Termination. Notwithstanding any other provision of this Agreement,
          -----------
and notwithstanding the approval of this Agreement by the shareholders of Farmers, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

          (a) By mutual consent of the Board of Directors of Farmers and the Board of Directors of Premier; or

          (b) By the Board of Directors of either Party in the event of a material breach by the other Party of any representation or warranty contained in this Agreement which cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching Party of such breach and which breach would provide the non-breaching Party the ability to refuse to consummate the Merger; or

          (c) By the Board of Directors of either Premier or Farmers in the event of a material breach by the other Party of any covenant or agreement contained in this Agreement which cannot be or has not been cured within thirty
(30) days after the giving of written notice to the breaching Party of such breach; or

          (d) By the Board of Directors of either Premier or Farmers in the event (i) any Consent of any Regulatory Authority required for consummation of the Merger and the other transactions contemplated hereby shall have been denied by final nonappealable action of such authority or if any action taken by such authority is not appealed within the time limit for appeal, or (ii) if the shareholders of Farmers fail to vote their approval of this Agreement and the transactions contemplated hereby as required by the Financial Institutions Code of Georgia and the GBCC at the Shareholders' Meeting where the transactions were presented to such shareholders for approval and voted upon; or

          (e) By the Board of Directors of either Premier or Farmers in the event that the Merger shall not have been consummated on or before November 30, 1999, but only if the failure to consummate the transactions contemplated hereby on or before such date is not caused by any breach of this Agreement by the Party electing to terminate pursuant to this Section 10.1(e); or

          (f) By the Board of Directors of either Premier or Farmers (provided that the terminating Party is not then in breach of any representation or warranty contained in this Agreement or in the material breach of any covenant or other agreement contained in this Agreement) in the event that any of the conditions precedent to the obligations of such Party to consummate the Merger (other than as contemplated by Section 10.1(d) of this Agreement) cannot be satisfied or fulfilled by the date specified in Section 10.1(e) of this Agreement; or

          (g) By the Board of Directors of Premier, at any time, if it is determined by Ernst & Young, LLP or Read, Martin & Slickman that the Merger cannot be accounted for as a "pooling of interests" transaction; or

          (h) By the Board of Directors of either Party, at any time on or prior to April 30, 1999, without any Liability, in the event that the review of the Assets, business, financial condition, results of operations, and prospects of the other Party or any of the disclosures contained in the other Party's Disclosure Memorandum causes the Board of Directors of the Party seeking to
---------------------
terminate to determine, in its reasonable good faith judgment, that a fact or circumstance exists or is likely to exist or result which materially and adversely impacts one or more of the economic benefits to such Party of the transactions contemplated by this Agreement so as to render inadvisable the consummation of the Merger; or

          (i) By the Board of Directors of either Party, if, after the date hereof, a Material adverse change in the financial condition or business of the other Party shall have occurred or the other Party shall have suffered a Material loss or damage to any of its properties or Assets, which change, loss or damage will result in a Material Adverse Effect on the ability of such Party to conduct its business.

     10.2 Effect of Termination. In the event of the termination and abandonment
          ---------------------
of this Agreement pursuant to Section 10.1 of this Agreement, this Agreement shall become void and have no effect, except that the provisions of this Section
10.2 and Article XI and Section 8.5(b) of this Agreement shall survive any such termination and abandonment.

     10.3 Non-Survival of Representations and Covenants. The respective
          ---------------------------------------------
representations, warranties, obligations, covenants, and agreements of the Parties shall not survive the Effective Time except for this Section 10.3 and Articles II, III, IV and XI and Section 8.9 of this Agreement.



                                   ARTICLE XI
                                   ----------
                                  MISCELLANEOUS
                                  -------------

     11.1 Definitions. Except as otherwise provided herein, the capitalized
          -----------
terms set forth below (in their singular and plural forms as applicable) shall have the following meanings:

     "1933 Act" shall mean the Securities Act of 1933, as amended.

     "1934 Act" shall mean the Securities Exchange Act of 1934, as amended.

     "Acquisition Proposal" shall mean any tender offer or exchange offer or any proposal for a merger (other than the Merger), acquisition of all of the stock or Assets of, or other business combination involving Farmers or the acquisition of a substantial equity interest in, or a substantial portion of the Assets of Farmers.

     "Affiliate" of a Person shall mean: (i) any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person; (ii) any officer, director, partner, employer, or direct or indirect beneficial owner of any 10% or greater equity or voting interest of such Person; or (iii) any other Person for which a Person described in clause (ii) acts in such capacity.

     "Agreement" shall mean this Agreement and Plan of Reorganization and the other Exhibits delivered pursuant hereto and incorporated herein by reference.

     "Allowance" shall have the meaning provided in Section 5.9 of this Agreement.

     "Assets" of a Person shall mean all of the assets, properties, businesses and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person's business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

     "BHC Act" shall mean the federal Bank Holding Company Act of 1956, as amended.

     "Closing" shall mean the closing of the transactions contemplated hereby, as described in Section 1.2 of this Agreement.

     "Closing Date" shall mean the date on which the Closing occurs.

     "Consent" shall mean any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order, or Permit.

     "Contract" shall mean any written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, obligation, plan, practice, restriction, understanding or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, Assets or business.

     "Default" shall mean (a) any breach or violation of or default under any Contract, Order or Permit, (b) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of or default under any Contract, Order or Permit, or (c) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right to terminate or revoke, change the current terms of, or renegotiate, or to accelerate, increase, or impose any Liability under, any Contract, Order or Permit.

     "Effective Time" shall mean the date and time at which the Merger becomes effective as defined in Section 1.3 of this Agreement.

     "Environment" shall have the meaning specified in the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. (S) 9601(8).

     "Environmental Laws" shall mean all Laws pertaining to pollution or protection of the environment and which are administered, interpreted or enforced by the United States Environmental Protection Agency and state and local agencies with primary jurisdiction over pollution or protection of the environment, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. (S) 9601 et. seq., the
                                                             --------
Resource, Conservation and Recovery Act, 42 U.S.C. (S) 6901 et. seq., the Toxic
                                                            --------
Substance Control Act, 15 U.S.C. (S) 2601, et. seq., and all implementing
                                           --------
regulations and state counterparts of such acts.

     "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

     "ERISA Affiliate" shall refer to a relationship between entities such that the entities would, now or at any time in the past, constitute a "single employer" within the meaning of Section 414 of the Internal Revenue Code.

     "Exchange Ratio" shall have the meaning provided in Section 3.1 of this Agreement.

     "Exhibits" 1 through 4, inclusive, shall mean the Exhibits so marked, copies of which are attached to this Agreement. Such Exhibits are hereby incorporated by reference herein and made a part hereof and may be referred to in this Agreement and any other related instrument or document without being attached hereto or thereto.

     "Farmers Benefit Plans" shall have the meaning set forth in Section 5.14 of this Agreement.

     "Farmers Common Stock" shall mean the $5.00 par value common stock of Farmers.

     "Farmers Disclosure Memorandum" shall mean the written information entitled "Farmers Disclosure Memorandum" delivered to Premier on or prior to the
                  ---------------------
date specified in Section 10.1(h) of this Agreement describing in reasonable detail the matters contained therein, specifically referencing each Section of this Agreement under which such disclosure is being made.

     "Farmers ERISA Plan" shall have the meaning provided in Section 5.14 of this Agreement.

     "Farmers Financial Statements" shall mean (a) the balance sheets
(including related notes and schedules, if any) of Farmers as of March 31, 1999 and as of December 31, 1998 and as of December 31, 1997, and the related statements of income, changes in shareholders' equity, and cash flows (including related notes and schedules, if any) for the three months ended March 31, 1999, and for each of the two fiscal years ended December 31, 1998 included in the Farmers Disclosure Memorandum, and (b) the balance sheets (including related
        ---------------------
notes and schedules, if any) of Farmers and related statements of income, changes in shareholders' equity, and cash flows (including related notes and schedules, if any) filed with respect to periods ended subsequent to March 31, 1999.

     "Farmers Stock Plans" shall mean the existing stock option and other stock-based compensation plans of Farmers disclosed in Section 5.14 of the Farmers Disclosure Memorandum.
        ---------------------

     "GAAP" shall mean generally accepted accounting principles, consistently applied during the periods involved.

     "GBCC" shall mean the Georgia Business Corporation Code (Chapter 2 of Title 14 of the Official Code of Georgia).

     "Georgia Certificate of Merger" shall mean the Certificate of Merger to be executed by the Surviving Bank and filed with the Secretary of State of the State of Georgia relating to the Merger as contemplated by Sections 1.1 and 1.3 of this Agreement.

     "Hazardous Material" shall mean any substance which is a "hazardous substance" or "toxic substance" as defined in the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. (S)9601 et seq., or any
                                                             -------
other substance or material defined, designated, classified or regulated as hazardous or toxic under any Environmental Law, specifically including asbestos requiring abatement, removal or encapsulation pursuant to the requirements of Environmental Laws, polychlorinated biphenyls, and petroleum and petroleum products).

     "Internal Revenue Code" shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

     "Knowledge" as used with respect to a Person shall mean the knowledge after due inquiry of the Chairman, President, Chief Financial Officer, Chief Accounting Officer, Chief Credit Officer, or any Senior or Executive Vice President of such Person.

     "Law" shall mean any code, law, ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its Assets, Liabilities or business, including, without limitation, those promulgated, interpreted or enforced by any of the Regulatory Authorities.

     "Liability" shall mean any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including, without limitation, costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

     "Lien" shall mean any conditional sale agreement, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever on, or with respect to, any property or property interest, other than (i) Liens for current property Taxes not yet due and payable; (ii) for depository institution Subsidiaries of a Party, pledges to secure deposits and (iii) other Liens incurred in the ordinary course of the banking business.

     "Litigation" shall mean any action, arbitration, cause of action, claim, complaint, criminal prosecution, demand letter, governmental or other examination or investigation, hearing, inquiry, administrative or other proceeding, or notice (written or oral) by any Person alleging potential Liability or requesting information relating to or affecting a Party, its business, its Assets (including, without limitation, Contracts related to it), or the transactions contemplated by this Agreement, but shall not include regular, periodic examinations of depository institutions and their Affiliates by Regulatory Authorities.

     "Loan Property" shall mean any property owned by the Party in question or by any of its Subsidiaries or in which such Party or Subsidiary holds a security interest, and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

     "Material" for purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question; provided that any specific monetary amount stated in this Agreement shall determine materiality in that instance.

     "Material Adverse Effect" on a Party shall mean an event, change or occurrence which has a material adverse impact on (a) the financial position, business, or results of operations of such Party and its Subsidiaries, taken as a whole, or (b) the ability of such Party to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement, provided that "material adverse impact" shall not be deemed to include the impact of (w) changes in banking and similar Laws of general applicability or interpretations thereof by courts or governmental authorities,
(x) changes in GAAP or regulatory accounting principles generally applicable to banks and their holding companies, (y) actions and omissions of a Party (or any of its Subsidiaries) taken with the prior informed consent of the other Party in contemplation of the transactions contemplated hereby, or (z) the Merger and compliance with the provisions of this Agreement on the operating performance of the Parties.

     "Merger" shall mean the merger of PMB with and into Farmers referred to in
Section 1.1 of this Agreement.

     "NASD" shall mean the National Association of Securities Dealers, Inc.

     "Order" shall mean any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local or foreign or other court, arbitrator, mediator, tribunal, administrative agency or Regulatory Authority.

     "Participation Facility" shall mean any facility or property in which the Party in question or any of its Subsidiaries participates in the management (including any property or facility held in a joint venture) and, where required by the context, said term means the owner or operator of such facility or property, but only with respect to such facility or property.

     "Party" shall mean either Premier, PMB or Farmers, and "Parties" shall mean all of Premier, PMB and Farmers.

     "Permit" shall mean any federal, state, local, and foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice, permit, or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets, Liabilities, or business.

     "Person" shall mean a natural person or any legal, commercial or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, group acting in concert, or any person acting in a representative capacity.

     "PMB Common Stock" shall mean the no par value common stock of PMB.

     "Premier Common Stock" shall mean the $1.00 par value common stock of Premier.

     "Premier Companies" shall mean, collectively, Premier and all Premier Subsidiaries.

     "Premier Disclosure Memorandum" shall mean the written information entitled "Premier Disclosure Memorandum" delivered to Farmers on or prior to the
                  ---------------------
date specified in Section 10.1(h) of this Agreement describing in reasonable detail the matters contained therein, specifically referencing each Section of this Agreement under which such disclosure is being made.

     "Premier Financial Statements" shall mean (a) the consolidated balance sheets (including related notes and schedules, if any) of Premier as of December 31, 1998, 1997 and 1996, and the related statements of income, changes in shareholders' equity, and cash flows (including related notes and schedules, if any) for each of the three years ended December 31, 1998, as filed by Premier in SEC Documents and (b) the consolidated balance sheets (including related notes and schedules, if any) of Premier and related statements of income, changes in shareholders' equity, and cash flows (including related notes and schedules, if any) included in SEC Documents filed with respect to periods ended subsequent to December 31, 1998.

     "Premier Subsidiaries" shall mean the Subsidiaries of Premier at the Effective Time.

     "Proxy Statement" shall mean the proxy statement used by Farmers to solicit the approval of its shareholders of the transactions contemplated by this Agreement, which shall be included in the Registration Statement of Premier relating to shares of Premier Common Stock to be issued to the shareholders of Farmers.

     "Registration Statement" shall mean the Registration Statement on Form
S-4, or other appropriate form, filed with the SEC by Premier under the 1933 Act with respect to the shares of Premier Common Stock to be issued to the shareholders of Farmers in connection with the transactions contemplated by this Agreement and which shall include the Proxy Statement.

     "Regulatory Authorities" shall mean, collectively, the Federal Trade Commission, the United States Department of Justice, the Board of the Governors of the Federal Reserve System, the Office of Thrift Supervision (including its predecessor, the Federal Home Loan Bank Board), the Office of the Comptroller of the Currency, the Federal Deposit Insurance Corporation, all state regulatory agencies having jurisdiction over the Parties and their respective Subsidiaries, the NASD and the SEC.

     "Representatives" shall have the meaning provided in Section 8.7 of this Agreement.

     "Rights" shall mean all arrangements, calls, commitments, Contracts, options, rights to subscribe to, scrip, understandings, warrants or other binding obligations of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of a Person or by which a Person is or may be bound to issue additional shares of its capital stock or other Rights.

     "SEC" shall mean the United States Securities and Exchange Commission.

     "SEC Documents" shall mean all forms, proxy statements, registration statements, reports, schedules and other documents filed, or required to be filed, by a Party or any of its Subsidiaries with any Regulatory Authority pursuant to the Securities Laws.

     "Securities Laws" shall mean the 1933 Act, the 1934 Act, the
Investment Company Act of 1940, as amended, the Investment Advisors Act of 1940, as amended, the Trust Indenture Act of 1939, as amended, and the rules and regulations of any Regulatory Authority promulgated thereunder.

     "Shareholders' Meeting" shall mean the meeting of the shareholders of Farmers to be held pursuant to Section 8.1 of this Agreement, including any adjournment or adjournments thereof.

     "Subsidiaries" shall mean all those corporations, banks, associations or other entities of which the entity in question owns or controls 50% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 50% or more of the outstanding equity securities is owned directly or indirectly by its parent; provided, however, there shall not be included any such entity acquired through foreclosure or any such entity the equity securities of which are owned or controlled in a fiduciary capacity.

     "Surviving Bank" shall mean Farmers, as the surviving bank resulting from the Merger.

     "Tax" or "Taxes" shall mean any federal, state, county, local or foreign income, profits, franchise, gross receipts, payroll, sales, employment, use, property, withholding, excise, occupancy and other taxes, assessments, charges, fares or impositions, including interest, penalties and additions imposed thereon or with respect thereto.

     "Year 2000 Problem" shall mean any problem affecting the ability of a Party to continue operation as an ongoing business or to provide its usual and customary services, relating to the failure of software, hardware or other computer equipment to: (a) store all date-related information and process all data interfaces involving dates in a manner that unambiguously identifies the century, for all date values before, during or after the Year 2000; (b) calculate, sort, report and otherwise operate correctly and in a consistent manner for all date information processed by any software, hardware or other computer equipment, whether before, during or after the Year 2000; (c) calculate, sort, report and otherwise operate correctly, in a consistent manner and without interruption regardless whether the date on which the software, hardware or other computer equipment is operated or executed is before, during or after the Year 2000; (d) report and display all dates with a four-digit date so that the century is unambiguously identified; and (e) handle all leap years, including but not limited to the Year 2000 leap year, correctly.

Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words "include," "includes," or "including" are used in this Agreement, they shall be deemed followed by the words "without limitation."

     11.2 Expenses.
          --------

          (a) Except as otherwise provided in this Section 11.2, each of the Parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including filing, registration and application fees, printing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants and counsel, except that each of the Parties shall bear and pay (i) one-half of the filing fees payable in connection with the Registration Statement and the applications filed with other Regulatory Authorities, and (ii) one-half of the costs incurred in connection with the printing or copying of the Proxy Statement and the Registration Statement.

          (b) Notwithstanding the provisions of Section 11.2(a) of this Agreement, if for any reason this Agreement is terminated pursuant to Sections 10.1(b) or 10.1(c) of this Agreement, the breaching Party agrees to pay the non-breaching Party (i) an amount equal to the reasonable and documented fees and expenses incurred by such non-breaching Party in connection with the examination and investigation of the breaching Party, the preparation and negotiation of this Agreement and related agreements, regulatory filings and other documents related to the transactions contemplated hereunder, including, without limitation, fees and expenses of investment banking consultants, accountants, attorneys and other agents and (ii) (x) $50,000 if the breach is not willful or
(y) $300,000 if the breach is willful or this Agreement is terminated in contemplation of an Acquisition Proposal, which sums represent compensation for the non-breaching Party's loss as a result of the transactions contemplated by this Agreement not being consummated. Final settlement with respect to payment of such fees and expenses shall be made within thirty (30) days after the termination of this Agreement.

     11.3 Brokers and Finders. Each of the Parties represents and warrants
          -------------------
that neither it nor any of its officers, directors, employees or Affiliates has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers' fees, brokerage fees, commissions, or finders' fees in connection with this Agreement or the transactions contemplated hereby, other than The Robinson-Humphrey Company, LLC, employed by Premier, and the investment banking firm selected by Farmers for the purpose of rendering the fairness opinion referred to in Section 9.3(f). In the event of a claim by any broker or finder based upon his or its representing or being retained by or allegedly representing or being retained by Premier or Farmers, each of Premier and Farmers, as the case may be, agrees to indemnify and hold the other Party harmless of and from any Liability in respect of any such claim.

     11.4 Entire Agreement. Except as otherwise expressly provided herein, this
          ----------------
Agreement (including the documents and instruments referred to herein) constitutes the entire agreement between the Parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral. Nothing in this Agreement expressed or implied, is intended to confer upon any Person, other than the Parties or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement, other than as provided in
Section 8.10 of this Agreement.

     11.5 Amendments. To the extent permitted by Law, this Agreement may be
          ----------
amended by a subsequent writing signed by each of the Parties upon the approval of the Boards of Directors of each of the Parties; provided, however, that after any such approval by the holders of Farmers Common Stock, there shall be made no amendment that pursuant to the Financial Institutions Code of Georgia or the GBCC requires further approval by such shareholders without the further approval of such shareholders.

     11.6 Waivers.
          -------

          (a) Prior to or at the Effective Time, Premier, acting through its Board of Directors, chief executive officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by Farmers, to waive or extend the time for the compliance or fulfillment by Farmers of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Premier under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing and signed by a duly authorized officer of Premier.

          (b) Prior to or at the Effective Time, Farmers, acting through its Board of Directors, president or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by Premier, to waive or extend the time for the compliance or fulfillment by Premier of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Farmers under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing and signed by a duly authorized officer of Farmers.

          (c) The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right of such Party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement.

     11.7 Assignment. Except as expressly contemplated hereby, neither this
          ----------
Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

     11.8 Notices. All notices or other communications which are required or
          -------
permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission, or by courier or overnight carrier, to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered:

         Premier:                  Premier Bancshares, Inc.
                                   2180 Atlanta Plaza
                                   950 East Paces Ferry Road
                                   Atlanta, Georgia 30326
                                   Telecopy Number: (404) 814-3672

                                   Attention:        Darrell D. Pittard
                                                     Chairman and Chief
                                                     Executive Officer

         Copy to Counsel:          Womble Carlyle Sandridge & Rice, PLLC
                                   One Atlantic Center
                                   1201 West Peachtree Street
                                   Atlanta, Georgia 30309
                                   Telecopy Number: (404) 888-7490

                                   Attention:        Steven S. Dunlevie, Esq.

         PMB:                      PMB Acquisition Corp.
                                   2180 Atlanta Plaza
                                   950 East Paces Ferry Road
                                   Atlanta, Georgia 30326
                                   Telecopy Number: (404) 814-3672

                                   Attention:        Darrell D. Pittard
                                                     Chairman and Chief
                                                     Executive Officer

         Copy to Counsel:          Womble Carlyle Sandridge & Rice, PLLC
                                   One Atlantic Center
                                   1201 West Peachtree Street
                                   Atlanta, Georgia 30309
                                   Telecopy Number: (404) 888-7490

                                   Attention:        Steven S. Dunlevie, Esq.

         Farmers:                  Farmers & Merchants Bank
                                   9861 Rome Boulevard
                                   Summerville, Georgia 30747
                                   Telecopy Number: (706) 857-2289

                                   Attention:        Bill M. Gilbert
                                                     President and Chief
                                                     Executive Officer

         Copy to Counsel:          Kilpatrick Stockton, LLP
                                   1100 Peachtree Street
                                   Suite 2800
                                   Atlanta, Georgia 30309
                                   Telecopy Number: (404) 815-6555

                                   Attention:        F. Sheffield Hale, Esq.

         11.9  Governing Law. This Agreement shall be governed by and construed
               -------------
in accordance with the Laws of the State of Georgia, without regard to any applicable conflicts of Laws, except to the extent that the federal laws of the United States may apply to the Merger.

         11.10 Counterparts. This Agreement may be executed in one or more
               ------------
counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

         11.11 Captions. The captions contained in this Agreement are for
               --------
reference purposes only and are not part of this Agreement.

         11.12 Enforcement of Agreement. The Parties hereto agree that
               ------------------------
irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

         11.13 Severability. Any term or provision of this Agreement which is
               ------------
invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

                    [Signatures contained on following page]

         IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf and its corporate seal to be hereunto affixed and attested by officers thereunto as of the day and year first above written.

ATTEST:                                     PREMIER BANCSHARES, INC.


/s/ Barbara J. Burtt                        By:    /s/ Darrell D. Pittard
-------------------------------                   ------------------------------
Barbara J. Burtt                                  Darrell D. Pittard
Secretary                                         Chairman and Chief Executive
                                                  Officer


[CORPORATE SEAL]



ATTEST:                                     FARMERS & MERCHANTS BANK


/s/ W. E. Ellenburg, Jr.                    By:   /s/ Bill M. Gilbert
-------------------------------                   -----------------------------
Name:  W. E. Ellenburg, Jr.                       Bill M. Gilbert
Title:    Sr. Vice President                      President and Chief Executive
                                                  Officer

[BANK SEAL]



ATTEST:                                     PMB ACQUISITION CORP.


/s/ Barbara J. Burtt                        By:   /s/ Darrell D. Pittard
-------------------------------                   ------------------------------
Barbara J. Burtt                                  Darrell D. Pittard
Secretary                                         Chairman and Chief Executive
                                                  Officer


[CORPORATE SEAL]

                                                                       EXHIBIT 1
                                                                       ---------


                               AFFILIATE AGREEMENT


Premier Bancshares, Inc.
2180 Atlanta Plaza
950 East Paces Ferry Road
Atlanta, Georgia  30326

Farmers & Merchants Bank
9861 Rome Boulevard
Summerville, Georgia 30747


Ladies and Gentlemen:

         The undersigned is a shareholder of Farmers & Merchants Bank ("Farmers"), a commercial bank organized and existing under the laws of the State of Georgia, and will become a shareholder of Premier Bancshares, Inc. ("Premier") pursuant to the transactions described in the Agreement and Plan of Reorganization, dated as of April 20, 1999 (the "Agreement"), by and between Farmers, Premier and PMB Acquisition Corp. ("PMB"). Under the terms of the Agreement, PMB and Farmers will be merged (the "Merger") and the shares of common stock of Farmers ("Farmers Common Stock") will be converted into shares of common stock of Premier ("Premier Common Stock"). This Affiliate Agreement represents an agreement between the undersigned and Premier regarding certain rights and obligations of the undersigned in connection with the shares of Premier to be received by the undersigned as a result of the Merger.

         In consideration of the Merger and the mutual covenants contained herein, the undersigned and Premier hereby agree as follows:

                  Affiliate Status. The undersigned understands and agrees that
                  ----------------
as to Farmers the undersigned is an "affiliate" under Rule 145(c) as defined in Rule 405 of the Rules and Regulations of the Securities and Exchange Commission ("SEC") under the Securities Act of 1933, as amended ("1933 Act"), and the undersigned anticipates that the undersigned will be such an "affiliate" at the time of the Merger.

                  Initial Restriction on Disposition. The undersigned agrees
                  ----------------------------------
that the undersigned will not, except by operation of law, by will or under the laws of descent and distribution, sell, transfer, or otherwise dispose of the undersigned's interests in, or reduce the undersigned's risk relative to, any of the shares of Premier Common Stock into which the undersigned's shares of Farmers Common Stock are converted upon consummation of the Merger until such time as Premier notifies the undersigned that the requirements of SEC Accounting Series Release Nos. 130 and 135 ("ASR 130 and 135") have been met. The undersigned understands that ASR 130 and 135 relate to publication of financial results of post-Merger combined operations of Premier and Farmers.

Premier agrees that it will publish such results within 45 days after the end of the first fiscal quarter of Premier containing the required period of post-Merger combined operations and that it will notify the undersigned promptly following such publication.

                  Covenants and Warranties of Undersigned. The undersigned
                  ---------------------------------------
represents, warrants and agrees that:

                  (a) During the 30 days immediately preceding the effective time of the Merger, the undersigned will not, except by operation of law, by will, or under the laws of descent and distribution, sell, transfer, or otherwise dispose of the undersigned's interests in, or reduce the undersigned's risk relative to, any of the shares of Farmers Common Stock beneficially owned by the undersigned as of the date of the shareholders' meeting of Farmers held to approve the Merger.

                  (b) The Premier Common Stock received by the undersigned as a result of the Merger will be taken for the undersigned's own account and not for others, directly or indirectly, in whole or in part.

                  (c) The undersigned understands that any distribution by the undersigned of the Premier Common Stock has not been registered under the 1933 Act and that shares of Premier Common Stock received pursuant to the Merger can only be sold by the undersigned (1) following registration under the 1933 Act, or (2) in conformity with the volume and other requirements of Rule 145(d) promulgated by the SEC as the same now exist or may hereafter be amended, or (3) to the extent some other exemption from registration under the 1933 Act might be available. The undersigned understands that Premier is under no
                    ----------------------------------------------------
         obligation to file a registration statement with the SEC covering the
         ---------------------------------------------------------------------
         disposition of the undersigned's shares of Premier Common Stock.
         ---------------------------------------------------------------

         4. Restrictions on Transfer. The undersigned understands and agrees
            ------------------------
that stop transfer instructions with respect to the shares of Premier Common Stock received by the undersigned pursuant to the Merger will be given to Premier's transfer agent and that there will be placed on the certificates for such shares, or shares issued in substitution thereof, a legend stating in substance:

                  "The shares represented by this certificate were issued pursuant to a business combination which is accounted for as a "pooling of interests" and may not be sold, nor may the owner thereof reduce his risks relative thereto in any way, until such time as Premier has published the financial results covering at least 30 days of combined operations after the effective date of the merger through which the business combination was effected. In addition, the shares represented by this certificate may not be sold, transferred or otherwise disposed of except or unless (a) covered by an effective registration statement under the Securities Act of 1933, as amended, (b) in accordance with (i) Rule 145(d) (in the case of shares issued to an individual who is not an affiliate of Premier) or (ii) Rule 144 (in the case of shares issued to an individual who is an affiliate of Premier) of the Rules and Regulations of such Act, or (c) in accordance with a legal opinion satisfactory to counsel for Premier that such sale or transfer is otherwise exempt from the registration requirements of such Act."

Such legend will also be placed on any certificate representing Premier securities issued subsequent to the original issuance of Premier Common Stock pursuant to the Merger as a result of any stock dividend, stock split or other recapitalization as long as Premier Common Stock issued to the undersigned pursuant to the Merger has not been transferred in such manner to justify the removal of the legend therefrom. If the provisions of Rules 144 and 145 are amended to eliminate restrictions applicable to the Premier Common Stock received by the undersigned pursuant to the Merger, or at the expiration of the restrictive period set forth in Rule 145(d), Premier, upon the request of the undersigned, will cause the certificates representing the shares of Premier Common Stock issued to the undersigned in connection with the Merger to be reissued free of any legend relating to the restrictions set forth in Rules 144 and 145(d) upon receipt by Premier of an opinion of its counsel to the effect that such legend may be removed.

         5. Understanding of Restrictions on Dispositions. The undersigned has
            ---------------------------------------------
carefully read the Agreement and this Affiliate Agreement and discussed their requirements and impact upon his or her ability to sell, transfer or otherwise dispose of the shares of Premier Common Stock received by the undersigned, to the extent the undersigned believes necessary, with the undersigned's counsel or counsel for Farmers.

         6. Filing of Reports by Premier. Premier agrees, for a period of two
            ----------------------------
years after the effective date of the Merger, to file on a timely basis all reports required to be filed by it pursuant to Section 13 of the Securities Exchange Act of 1934, as amended, so that the public information provisions of Rule 145(d) promulgated by the SEC as the same are presently in effect will be available to the undersigned in the event the undersigned desires to transfer any shares of Premier Common Stock issued to the undersigned pursuant to the Merger.

         7. Transfer Under Rule 145(d). If the undersigned desires to sell or
            --------------------------
otherwise transfer the shares of Premier Common Stock received by the undersigned in connection with the Merger at any time during the restrictive period set forth in Rule 145(d), the undersigned will provide the necessary representation letter to the transfer agent for the Premier Common Stock together with such additional information as the transfer agent may reasonably request. If Premier's counsel concludes that such proposed sale or transfer complies with the requirements of Rule 145(d), Premier shall cause such counsel to provide such opinions as may be necessary to Premier's transfer agent so that the undersigned may complete the proposed sale or transfer.

         8. Acknowledgments. The undersigned recognizes and agrees that the
            ---------------
foregoing provisions also apply to (a) the undersigned's spouse, (b) any relative of the undersigned or of the undersigned's spouse who has the same home as the undersigned, (c) any trust or estate in which the undersigned, the undersigned's spouse, and any such relative collectively own at least a 10% beneficial interest or of which any of the foregoing serves as trustee, executor or in any similar capacity and (d) any corporation or other organization in which the undersigned, the undersigned's spouse and any such relative who collectively owns at least 10% of any class of equity securities or of the equity interest. The undersigned further recognizes that, in the event that the undersigned is a director or officer of Premier or becomes a director or officer of Premier upon consummation of the Merger, among other things, any sale of Premier Common Stock by the undersigned within a period of less than six months following the effective time of the Merger may subject the undersigned to liability pursuant to Section 16(b) of the Securities Exchange Act of 1934, as amended.

         9. Miscellaneous. This Affiliate Agreement is the complete agreement
            -------------
between Premier and the undersigned concerning the subject matter hereof. Any notice required to be sent to any party hereunder shall be sent by registered or certified mail, return receipt requested, using the addresses set forth herein or such other address as shall be furnished in writing by the parties. This Affiliate Agreement shall be governed by the laws of the State of Georgia.

This Affiliate Agreement is executed as of the _____ day of April, 1999.

                                               Very truly yours,


                                               ----------------------------
                                               Signature

                                               ----------------------------
                                               Print Name

AGREED TO AND ACCEPTED as of April __, 1999.


PREMIER BANCSHARES, INC.


By:_____________________________
     Darrell D. Pittard, Chairman and
     Chief Executive Officer



AGREED TO AND ACCEPTED as of April __, 1999.


FARMERS & MERCHANTS BANK


By:_____________________________
     Bill M. Gilbert, President and
     Chief Executive Officer

                                                                       EXHIBIT 2
                                                                       ---------

                               MATTERS AS TO WHICH
                         COUNSEL TO FARMERS WILL OPINE*

         1. Farmers is a commercial bank existing and in good standing under the laws of the State of Georgia with corporate power and authority to conduct its business as now conducted and to own and use its Assets.

         2. Farmers' authorized capital stock consists of 2,000,000 shares of Farmers Common Stock, of which 720,000 shares were outstanding as of the date hereof. The outstanding shares of Farmers Common Stock have been duly authorized, validly issued, and are fully paid and nonassessable. None of the outstanding shares of Farmers Common Stock has been issued in violation of any statutory preemptive rights. Except as disclosed in Farmers' Disclosure
                                                             ----------
Memorandum to our knowledge, there are no options, subscriptions, warrants,
----------
calls, rights or commitments obligating Farmers to issue equity securities or acquire its equity securities.

         3. The execution and delivery by Farmers of the Agreement do not, and if Farmers were now to perform its obligations under the Agreement such performance would not, result in any violation of the Articles of Incorporation or Bylaws of Farmers, or, to our knowledge, result in any breach of, or default or acceleration under, any material Contract or Order to which Farmers is a party or by which Farmers is bound.

         4. Farmers has duly authorized the execution and delivery of the Agreement and all performance by Farmers thereunder, and has duly executed and delivered the Agreement.

         5. The Agreement is enforceable against Farmers in accordance with its respective terms.


------------------------------
*Pursuant to the January 1, 1992 edition of the Interpretive Standards Applicable to Legal Opinions to Third Parties in Corporate Transactions adopted by the Legal Opinion Committee of the Corporate and Banking Law Section of the State Bar of Georgia.

                                                                       EXHIBIT 3
                                                                       ---------

                          CLAIMS/INDEMNIFICATION LETTER

                                 April __, 1999

Premier Bancshares, Inc.
2180 Atlanta Plaza
950 East Paces Ferry Road
Atlanta, Georgia  30326


Ladies and Gentlemen:

         This letter is delivered pursuant to Section 9.2(e) of the Agreement and Plan of Reorganization (the "Agreement"), dated as of April 20, 1999, by and between Farmers & Merchants Bank ("Farmers"), Premier Bancshares, Inc. ("Premier") and PMB Acquisition Corp. ("PMB") which provides for the merger (the "Merger") of PMB with and into Farmers.

         Concerning claims which I may have against Farmers in my capacity as an officer or director:

                  (a) Premier shall assume all liability (to the extent Farmers was so liable) for claims for indemnification arising under Farmers' Articles of Incorporation or Bylaws or under any indemnification contract disclosed to Premier, as existing on April 20, 1999, and for claims for salaries, wages or other compensation, employee benefits, reimbursement of expenses, or worker's compensation arising out of employment through the effective time of the Merger;

                  (b) In my capacity as an officer or a director, I am not aware that I have any claims (other than those referred to in paragraph (a) above) against Farmers (other than routine deposit, loan and other banking services conducted in the ordinary course of business with Farmers); and

                  (c) I hereby release Farmers from any and all claims which I am aware that I have against it in my capacity as an officer or a director, other than those referred to in paragraph (a) above.

         By executing this letter on behalf of Premier, you shall acknowledge the assumption by Premier of the liabilities described in paragraph (a) above.

                                   Sincerely,

                                           __________________________________
                                           Signature of Officer or Director

                                           __________________________________
                                           Printed Name of Officer or Director


         On behalf of Premier, I hereby acknowledge receipt of this letter and affirm the assumption by Premier of the liabilities described in paragraph (a) above, as of this ___ day of April, 1999.


                                   PREMIER BANCSHARES, INC.


                                   By:  _____________________________________
                                        Darrell D. Pittard, Chairman and Chief
                                        Executive Officer

                                                                       EXHIBIT 4
                                                                       ---------

                               MATTERS AS TO WHICH
                         COUNSEL TO PREMIER WILL OPINE*


         1. Premier is a corporation in existence under the laws of the State of Georgia with corporate power to carry on its business as now conducted.

         2. Premier's authorized capital stock consists of 60,000,000 common shares, of which 26,106,350 shares are issued and outstanding as of the date hereof and 2,000,000 preferred shares of which 40,770 shares are issued and outstanding as of the date hereof. The outstanding shares of Premier Common Stock are duly authorized by all necessary corporate action on the part of Premier and are validly issued, fully paid and nonassessable. None of the outstanding shares of Premier Common Stock has been issued in violation of any statutory preemptive rights.

         3. The shares of Premier Common Stock to be issued in exchange for North Fulton Common Stock upon consummation of the Merger have been duly authorized by all necessary corporate action and, when issued as provided for in the Agreement, will be validly issued, fully paid and nonassessable. None of the shares of Premier Common Stock to be exchanged for North Fulton Common Stock upon consummation of the Merger will be issued in violation of any statutory preemptive rights.

         4. The execution and delivery by Premier of the Agreement and the consummation by Premier of the transactions provided in the Agreement: (a) do not violate any provision of the Articles of Incorporation or Bylaws of any Premier Company, and (b) do not violate or constitute a breach of, or a default under, any material Contract or Order to which a Premier Company is a party.

         5. The Agreement has been duly executed and delivered by Premier and is enforceable against Premier.


* subject to customary assumptions and limitations

                                  APPENDIX B



         SECTION 7-1-537 OF THE FINANCIAL INSTITUTIONS CODE OF GEORGIA

                                      AND

                    TITLE 14, CHAPTER 2, ARTICLE 13 OF THE

                       GEORGIA BUSINESS CORPORATION CODE

                 RELATING TO RIGHTS OF DISSENTING SHAREHOLDERS

     SECTION 7-1-537 OF THE FINANCIAL INSTITUTIONS CODE OF GEORGIA

(S) 7-1-537 - Rights of dissenting shareholders; surrender of certificates

(a) A shareholder of a bank or trust company which is a party to a plan of proposed merger or consolidation under this part who objects to the plan shall be entitled to the rights and remedies of a dissenting shareholder as determined under Chapter 2 of Title 14, known as the "Georgia Business Corporation Code."

(b) The bank or trust company into which the other or others have been merged or consolidated, as the case may be, shall have the right to require the return of the original certificates of stock held by each shareholder in each or either of the institutions and in lieu thereof:

          (1) To issue to each shareholder new certificates for such number of shares of the institution into which the others shall have been merged or consolidated; or

          (2) To cause to be paid or delivered to each shareholder the amount of cash or securities of any other corporation or combination of cash and such securities as, under the plan of merger or consolidation, the said shareholder may be entitled to receive.


     CHAPTER 2 OF TITLE 14 OF THE GEORGIA BUSINESS CORPORATION CODE

Part 1. Right to Dissent And Obtain Payment For Shares

(S) 14-2-1301. Definitions.

          As used in this article, the term:

          a. "Beneficial shareholder" means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

          b. "Corporate Action" means the transaction or other action by the corporation that creates dissenters' rights under the Code Section 14-2-1302.

          c. "Corporation" means the issuer of shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

          d. "Dissenter" means a shareholder who is entitled to dissent from corporate action under Code Section 14-2-1302 and who exercises that right when and in the manner required by Code Sections 14-2-1320 through 14-2-1327.

          e. "Fair value," with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action.

          f. "Interest" means interest from the effective date of the corporate action until the date of payment, at a rate that is fair and equitable under all the circumstances .

          g. "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

          h. "Shareholder" means the record shareholder or the beneficial shareholder.

(S) 14-2-1302. Right to Dissent.

          a. A record shareholder of the corporation is entitled to dissent from, and obtain payment of the fair value of his shares in the event of, any of the following corporate actions:

               (1) Consummation of a plan of merger to which the corporation is a party:

                    (A) If approval of the shareholders of the corporation is required for the merger by Code Section 14-2-1103 or 14-2-1104 or the articles of incorporation and the shareholder is entitled to vote on the merger; or

                    (B) If the corporation is a subsidiary that is merged with its parent under Code Section 14-2-1104;

               (2) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

               (3) Consummation of a sale or exchange of all or substantially all of the property of the corporation if a shareholder vote is required on the sale or exchange pursuant to Code Section 14-2-1202, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

               (4) An amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter's shares because it:

                    (A) Alters or abolishes a preferential right of the shares;

                    (B) Creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares;

                    (C) Alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities;

                    (D) Excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights ;

                    (E) Reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under Code Section 14-2-604; or

                    (F) Cancels, redeems, or repurchases all or part of the shares of the class; or

               (5) Any corporate action taken pursuant to a shareholder vote to the extent that Article 9 of this chapter, the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

     (b) A shareholder entitled to dissent and obtain payment for his shares under this article may not challenge the corporate action creating his entitlement unless the corporate action fails to comply with the procedural requirements of this chapter or the articles of incorporation or bylaws of the corporation or the vote required to obtain approval of the corporation action was obtained by fraudulent and deceptive means, regardless of whether the shareholder has exercised dissenter's rights.

     (c) Notwithstanding any other provision of this article, there shall be no right of dissent in favor of the holder of shares of any class or series which, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at a meeting at which a plan of merger or share exchange or a sale or exchange of property or an amendment of the articles of incorporation is to be acted on, were either listed on a national securities exchange or held of record by more than 2,000 shareholders, unless:

               (1) In the case of a plan of merger or share exchange, the holders of shares of the class or series are required under the plan of merger or share exchange to accept for their shares anything except shares of the surviving corporation or another publicly held corporation which at the effective date of the merger or share exchange are either listed on a national securities exchange or held of record by more than 2,000 shareholders, except for scrip or cash payments in lieu of fractional shares; or

               (2) The articles of incorporation or a resolution of the board of directors approving the transaction provides otherwise.

(S) 14-2-1303. Dissent by Nominees and Beneficial Owners.

     A record shareholder may assert dissenters' rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one beneficial shareholder and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters' rights. The rights of a partial dissenter under this Code section are determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders.

Part 2.   Procedure For Exercise of Dissenters' Rights

(S) 14-2-1320. Notice of Dissenters' Rights.

          (a) If proposed corporate action creating dissenters' rights under Code Section 14-2-1302 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this article and be accompanied by a copy of this article.

          (b)  If corporate action creating dissenter's rights under Code
Section 14-2-1302 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenter's notice described in Code
Section 14-2-1322 no later than ten days after the corporate action was taken.

(S) 14-2-1321. Notice of Intent to Demand Payment.

          (a) If proposed corporate action creating dissenters' rights under Code Section 14-2-1302 is submitted to a vote at a shareholders' meeting, a record shareholder who wishes to assert dissenters' rights:

               (1) must deliver to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated; and

               (2) must not vote his shares in favor of the proposed action.

          (b) A record shareholder who does not satisfy the requirements of subsection (a) of this Code section is not entitled to payment for his shares under this article.

(S) 14-2-1322. Dissenters' Notice.

          (a) If proposed corporate action created dissenters' rights under Code Section 14-2-1302 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of Code Section 14-2-1321.

     (b) The dissenters' notice must be sent no later than ten days after the corporate action was taken and must;

               (1) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

               (2) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

               (3) Set a date by which the corporation must receive the payment demand, which date may not be fewer than 30 nor more than 60 days after the date the notice required in subsection (a) of this Code section is delivered; and

               (4) Be accompanied by a copy of this article.

(S) 14-2-1323. Duty to Demand Payment.

     (a)       A record shareholder sent a dissenters' notice described in Code
Section 14-2-1322 must demand payment and deposit his certificates in accordance with the terms of the notice.

     (b) A record shareholder who demands payment and deposits his shares under subsection (a) of this Code section retains all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action.

     (c) A record shareholder who does not demand payment or deposit his share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for his shares under this article.

(S) 14-2-1324. Share Restrictions.

     (a) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under Code Section 14-2-1326.

     (b) The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action.

(S) 14-2-1325. Offer of Payment.

     (a) Except as provided in Code Section 14-2-1327, within ten days of the later of the date the proposed corporate action is taken or receipt of a payment demand, the corporation shall by notice to each dissenter who complied with Code Section 14-2-1323 offer to pay to such dissenter the amount the corporation estimates to be the fair value of his or her shares, plus accrued interest.

     (b)       The offer of payment must be accompanied by:

               (1) The corporation's balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;

               (2) A statement of the corporation's estimate of the fair value of the shares;

               (3)  An explanation of how the interest was calculated;

               (4) A statement of the dissenter's right to demand payment under Code Section 14-2-1327; and

               (5)  A copy of this article.

     (c) If the shareholder accepts the corporation's offer by written notice to the corporation within 30 days after the corporation's offer or is deemed to have accepted such offer by failure to respond within said 30 days, payment for his or her shares shall be made within 60 days after the making of the offer or the taking of the proposed corporate action, whichever is later.

(S) 14-2-1326. Failure to Take Action.

     (a) If the corporation does not take the proposed action within 60 days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertified shares.

     (b) If, after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters' notice under Code Section 14-2-1322 and repeat the payment demand procedure.

(S) 14-2-1327. Procedure if Shareholder Dissatisfied With Payment or Offer.

     (a) A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of his estimate of the fair value of his shares and interest due, if:

               (1)  The dissenter believes that the amount offered under Code
     Section 14-2-1325 is less than the fair value of his shares or that the interest due is incorrectly calculated; or

               (2) The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment.

     (b) A dissenter waives his or her right to demand payment under this Code section and is deemed to have accepted the corporation's offer unless he or she notifies the corporation of his or her demand in writing under subsection
(a) of this Code section within 30 days after the corporation offered payment for his or her shares, as provided in Code Section 14-2-1325.

     (c) If the corporation does not offer payment within the time set forth in subsection (a) of Code Section 14-2-1325:

               (1) The shareholder may demand the information required under subsection (b) of Code Section 14-2-1325, and the corporation shall provide the information to the shareholder within ten days after receipt of a written demand for the information; and

               (2) The shareholder may at any time, subject to the limitations period of Code Section 14-2-1332, notify the corporation of his own estimate of the fair value of his shares and the amount of interest due and demand payment of his estimate of the fair value of his shares and interest due.


Part 3. Judicial Appraisal of Shares.

(S) 14-2-1330. Court Action.

     (a) If a demand for payment under Code Section 14-2-1327 remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

     (b) The corporation shall commence the proceeding, which shall be a nonjury equitable valuation proceeding, in the superior court of the county where a corporation's registered office is located. If the surviving corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

     (c) The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled parties to the proceeding, which shall have the effect of an action quasi in rem against their shares. The corporation shall serve a copy of the petition in the proceeding upon each dissenting shareholder who is a resident of this state in the manner provided by law for the service of a summons and complaint, and upon each nonresident dissenting shareholder either by registered or certified mail or by publication, or in any other manner permitted by law.

     (d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) of this Code section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them or in any amendment to it. Except as otherwise provide din this chapter, Chapter 11 of Title 9, known as the "Georgia Civil Practice Act," applies to any proceeding with respect to dissenters' rights under this chapter.

     (e) Each dissenter made a party to the proceeding is entitled to judgment for the amount which the court finds to be the fair value of his shares, plus interest to the date of judgment.

(S) 14-2-1331.  Court Costs and Counsel Fees.

     (a) The court in an appraisal proceeding commenced under Code Section 14-2-1330 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court, but not including fees and expenses of attorneys and experts for the respective parties. The court shall assess the costs against the corporation, except that the court may assess the costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under Code Section 14-2-1327.

     (b) The court may also asses the fees and expenses of attorneys and experts for the respective parties, in amounts the court finds equitable:

               (1) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of Code Sections 14-2-1320 through 14-2-1327; or

               (2) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this article.

     (c) If the court finds that the services of attorneys for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these attorneys reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

(S) 14-2-1332. Limitation of Actions.

     No action by any dissenter to enforce dissenters' rights shall be brought more than three years after the corporate action was taken, regardless of whether notice of the corporate action and of the right to dissent was given by the corporation in compliance with the provisions of Code Section 14-2-1320 and Code Section 14-2-1322.

                                  APPENDIX C


October  , 1999



Board of Directors
Farmers & Merchants Bank
9861 Rome Boulevard
Summerville, Georgia 30747


Ladies and Gentlemen:

     You have asked us to advise you with respect to the fairness to the shareholders of Farmers & Merchants Bank ("Farmers"), from a financial point of view, of the exchange ratio (the "Exchange Ratio") provided for in the Agreement and Plan of Merger dated as of April 20, 1999, (the "Merger Agreement") between Farmers and Premier Bancshares, Inc. ("Premier"). The Merger Agreement provides for a merger (the "Merger") of Farmers and Premier pursuant to which the common shareholders of the Farmers will receive 4.028 common shares of Premier for every common share of Farmers.

     Termination rights to the Merger are available, as fully described in
Section 10 of the Merger Agreement, at any time prior to the effective time:


(a) By mutual consent of the Board of Directors of Farmers and the Board of Directors of Premier; or


(b) By the Board of Directors of either Party in the event of a material breach by the other Party of any representation or warranty contained in the agreement which cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching Party of such breach and which breach would provide the non-breaching Party the ability to refuse to consummate the Merger; or


(c) By the Board of Directors of either Premier of Farmers in the event of a material breach by the other Party of any covenant or agreement contained in the agreement which cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching Party of such breach; or


(d) By the Board of Directors of either Premier of Farmers in the event (i) any Consent of any Regulatory Authority required for consummation of the Merger and the other transactions contemplated hereby shall have been denied by final nonappealable action of such authority or if any action taken by such authority is not appealed within the time limit for appeal, or (ii) if the shareholders of Farmers fail to vote their approval of the Agreement and the transactions contemplated hereby as required by the Financial Institutions Code of Georgia and the GBCC at the Shareholders' Meeting where the transactions were presented to such shareholders for approval and voted upon; or

(e) By the Board of Directors of either Premier or Farmers in the event that the Merger shall not have been consummated on or before November 30, 1999, but only if the failure to consummate the transactions contemplated hereby on or before such date is not caused by any breach of the Agreement by the Party electing to terminate pursuant to the
     Section 10.1(e); or


(f) By the Board of Directors of either Premier or Farmers (provided that the terminating Party is not then in breach of any representation or warranty contained in the Agreement or in the material breach of any covenant or other agreement contained in the Agreement) in the event that any of the conditions precedent to the obligations of such Party to consummate the Merger (other than as contemplated by Section 10.1
     (d) of the Agreement) cannot be satisfied or fulfilled by the date specified in Section 10.1 (e) of the Agreement; or


(g) By the Board of Directors of Premier, at any time, if it is determined by Ernst & Young, LLP or Read, Martin & Slickman that the Merger cannot by accounted for as a "pooling of interests" transaction; or


(h) By the Board of Directors of either Party, at any time on or prior to April 30, 1999, without any Liability, in the event that the review of the Assets, business, financial condition, results of operations, and prospects of the other Party or any of the disclosures contained in the other Party's Disclosure Memorandum causes the Board of Directors
                       ---------------------
     of the Party seeking to terminate to determine, in its reasonable good faith judgment, that a fact or circumstance exists or is likely to exist or result which materially and adversely impacts one or more of the economic benefits to such Party of the transactions contemplated by the Agreement so as to render inadvisable to the consummation of the Merger; or


(i) By the Board of Directors of either Party, if, after the date hereof, a Material adverse change in the financial condition or business of the other Party shall have occurred or the other Party shall have suffered a Material loss or damage to any of its properties or Assets, which change, loss or damage will result in a Material Adverse Effect on the ability of such Party to conduct its business.

     In arriving at our opinion, we have reviewed certain publicly available business and financial information relating to Premier and Farmers. We have also reviewed certain other information, including financial forecasts and budgets and have discussed with Farmers' management the business and prospects of Farmers.

     We have also considered certain financial and stock market data of Premier and we have compared that data with similar data for other publicly held bank holding companies and we have considered the financial terms of certain other comparable transactions, which have recently been effected. We also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which we deemed relevant. In connection with our review, we have not independently verified any of the foregoing information and have relied on its being complete and accurate in all material respects. With respect to the financial forecasts and budgets, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of Farmers' management as to the future financial performance of Farmers. We have not made an independent evaluation or appraisal of the assets of Premier or Farmers and we have assumed that the aggregate allowances for loan losses for Premier and Farmers are adequate to cover such losses. We have not solicited third party indications of interest in acquiring Farmers.

     It should be noted that this opinion is based on market conditions and other circumstances existing on the date hereof and this opinion does not represent our view as to what the value of the Premier common stock necessarily will be when the Premier common stock is issued to the stockholders of Farmers upon consummation of the Merger.

     Stevens & Company is a financial consulting and investment banking firm that specializes in community bank transactions. We have acted as financial advisor to Farmers in connection with the Merger and will receive a fee for our services, a significant portion of which is contingent upon the consummation of the Merger.

     Based on the above, it is our opinion that the Exchange Ratio to be received of the Merger is fair, as of the date hereof, from a financial point of view, to the common shareholders of Farmers.

     This opinion is being delivered to the Board of Directors of Farmers, and is not to be reproduced or, delivered to any third party without the expressed written consent of Stevens & Company, except as required by law. However, it is understood that this opinion may be included in its entirety in any communication by Farmers or its Board of Directors to Farmers' shareholders.

                                    Sincerely,

                                    STEVENS & COMPANY

                                    --------------------
                                    R. Charles Stevens

                                                                    EXHIBIT 99.1

                           FARMERS & MERCHANTS BANK
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby acknowledges receipt of the Notice of the Special Meeting of Shareholders and Proxy Statement and does hereby appoint
Bill M. Gilbert and William E. Ellenburg, and either of them with full power of substitution, as proxies of the undersigned to represent the undersigned and to vote all shares of Farmers & Merchants Bank ("Farmers & Merchants ") common stock which the undersigned would be entitled to vote if personally present at the Special Meeting of Shareholders of Farmers & Merchants, to be held at the main office of Farmers & Merchants at 9861 Rome Boulevard, Summerville, Georgia, at 9:00 a.m. local time, on November 4, 1999, and at any adjournment thereof.

                                   PROPOSAL

Proposal to: approve the Agreement and Plan of Reorganization, dated April 20, 1999 between Premier Bancshares, Inc. ("Premier"), PMB Acquisition Corp. and Farmers & Merchants Bank and to approve the merger pursuant to which PMB Acquisition Corp. will be merged with and into Farmers & Merchants (the "Merger") and will be operated as a wholly-owned banking subsidiary of Premier following the effective date of the merger upon consummation of the merger, each issued and outstanding share of Farmers & Merchants common stock will be converted into the right to receive 4.028 shares of Premier common stock, as described more fully in the accompanying proxy statement/prospectus.


[_] FOR     [_] AGAINST    [_] ABSTAIN


     In their discretion, the Proxies are authorized to vote on such other business as may properly come before the meeting or any adjournment(s), including adjourning the Special Meeting to permit, if necessary, further solicitation of proxies. This Proxy may be revoked at any time prior to voting hereof.

     This proxy, when properly executed, duly returned and not revoked will be voted in accordance with the directions given by the undersigned shareholder. If no direction is made, it will be voted in favor of the Proposal listed on this Proxy.

                                 Signature(s)

                                 _____________________________________________

                                 _____________________________________________

                                 Dated:  ________________________, 1999

                                 NOTE: Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If the signatory is a corporation, sign the full corporate name by a duly authorized officer.